     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1995

                                             REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               CIRCON CORPORATION
             (Exact name of Registrant as specified in its charter)
                            ------------------------

                       DELAWARE                                             95-3079904
           (State or other jurisdiction of                               (I.R.S. Employer
            incorporation or organization)                            Identification Number)

                             6500 HOLLISTER AVENUE
                        SANTA BARBARA, CALIFORNIA 93117
                                 (805) 685-5100
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                            ------------------------

                                RICHARD A. AUHLL
                            CHIEF EXECUTIVE OFFICER
                               CIRCON CORPORATION
                             6500 HOLLISTER AVENUE
                        SANTA BARBARA, CALIFORNIA 93117
                                 (805) 685-5100
(Name, address, including zip code and telephone number, including area code, of agent for service)

                            ------------------------
                                   Copies to:

                 ROBERT B. JACK, ESQ.                               JAMES M. PAPADA, III, ESQ.
          WILSON, SONSINI, GOODRICH & ROSATI                     STRADLEY, RONON, STEVENS & YOUNG
               PROFESSIONAL CORPORATION                              2600 ONE COMMERCE SQUARE
                  650 PAGE MILL ROAD                               PHILADELPHIA, PA 19103-7098
               PALO ALTO, CA 94304-1050                                   (215) 564-8000
                    (415) 493-9300                                     FAX: (215) 564-8120
                 FAX: (415) 496-4088

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                                  PROPOSED
                                                                  MAXIMUM           PROPOSED
                                                 AMOUNT           OFFERING           MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES                TO BE             PRICE            AGGREGATE        REGISTRATION
  TO BE REGISTERED                           REGISTERED(1)      PER SHARE(2)    OFFERING PRICE(2)       FEE(2)
- -------------------------------------------------------------------------------------------------------------------

Common Stock $.01 par value...............  4,780,000 shares       $17.32          $82,789,600        $11,994.62
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares that may be issued in the merger described herein.
(2) The registration fee is calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933 on the basis of the average of the high and low prices on July 17, 1995 of the shares of Common Stock of Cabot Medical Corporation to be received by the Registrant in exchange for the Common Stock of Registrant pursuant to the merger described herein. The Registrant previously paid $16,553.52 based on the average of the high and low prices of its Common Stock on May 24, 1995, when the Registrant initially filed preliminary proxy materials. The fee is reduced by such amount pursuant to Rule 457(b).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               CIRCON CORPORATION

                             CROSS REFERENCE SHEET

    PURSUANT TO ITEM 501(B) OF REGULATION S-K, CROSS REFERENCE SHEET SHOWING
                                  LOCATION IN
            PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

          ITEM NUMBER AND HEADING IN FORM S-4
                 REGISTRATION STATEMENT                           LOCATION IN PROSPECTUS
- --------------------------------------------------------    -----------------------------------
                     (INFORMATION ABOUT THE TRANSACTION)
  1.  Forepart of Registration Statement and Outside
      Front Cover of Prospectus.........................    Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus........................................    Inside Front Cover Page; Outside
                                                            Back Cover Page
  3.  Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information.............................    Summary; Selected Historical and
                                                            Pro Forma Financial Data; Risk
                                                            Factors
  4.  Terms of the Transaction..........................    Summary; The Merger and Related
                                                            Transactions; Terms of the Merger;
                                                            Comparison of Rights of Holders of
                                                            Circon Common Stock and Holders of
                                                            Cabot Common Stock
  5.  Pro Forma Financial Information...................    Unaudited Pro Forma Combined
                                                            Condensed Financial Statements
  6.  Material Contacts With the Company Being
      Acquired..........................................    The Merger and Related
                                                            Transactions -- Material Contacts
                                                            and Board Deliberations
  7.  Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters.....    Not applicable
  8.  Interests of Named Experts and Counsel............    Legal Matters; Experts
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities....    Not applicable
                      (INFORMATION ABOUT THE REGISTRANT)
 10.  Information With Respect to S-3 Registrants.......    Recent Financial Results
 11.  Incorporation of Certain Information by
      Reference.........................................    Incorporation of Certain Documents
                                                            by Reference
 12.  Information With Respect to S-2 or S-3
      Registrants.......................................    Not applicable
 13.  Incorporation of Certain Information by
      Reference.........................................    Not applicable
 14.  Information With Respect to Registrants Other Than
      S-2 or S-3 Registrants............................    Not applicable
          (INFORMATION ABOUT THE COMPANY BEING ACQUIRED)
 15.  Information With Respect to S-3 Companies.........    Not applicable

          ITEM NUMBER AND HEADING IN FORM S-4
                 REGISTRATION STATEMENT                           LOCATION IN PROSPECTUS
- --------------------------------------------------------    -----------------------------------
 16.  Information With Respect to S-2 or S-3
      Companies.........................................    Incorporation of Certain Documents
                                                            by Reference; Cabot Medical
                                                            Corporation; Circon and Cabot Stock
                                                            Price Information; Dividend Policy;
                                                            Cabot Selected Financial Data;
                                                            Cabot Management's Discussion and
                                                            Analysis of Financial Condition and
                                                            Results of Operation; Index to
                                                            Cabot Consolidated Financial
                                                            Statements
 17.  Information With Respect to Companies Other Than
      S-3 or S-2 Companies..............................    Not applicable
                     (VOTING AND MANAGEMENT INFORMATION)
 18.  Information if Proxies, Consents or Authorizations
      Are to Be Solicited...............................    Circon Special Meeting; Cabot
                                                            Special Meeting; The Merger and
                                                            Related Transactions -- Interests
                                                            of Certain Persons in the Merger;
                                                            Beneficial Ownership of Circon
                                                            Capital Stock; Beneficial Ownership
                                                            of Cabot Capital Stock
 19.  Information if Proxies, Consents or Authorizations
      Are not to Be Solicited or in an Exchange Offer...    Not applicable

                               CIRCON CORPORATION
                             6500 HOLLISTER AVENUE
                        SANTA BARBARA, CALIFORNIA 93117

                                                                   July 20, 1995

Dear Stockholder:

     A Special Meeting of Stockholders of Circon Corporation ("Circon") will be held on Friday, August 25, 1995 at 10:00 a.m., local time, at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California.

     At this Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization (the "Merger Agreement") among Circon, its wholly-owned subsidiary Circon Sub Corp. ("Sub") and Cabot Medical Corporation ("Cabot"), providing for the merger (the "Merger") of Cabot and Sub, as described in the accompanying Proxy Statement.

     Pursuant to the Merger, in which Cabot will become a wholly-owned subsidiary of Circon, each share of Common Stock of Cabot will be converted into
0.415 shares of Circon Common Stock (the "Exchange Ratio"). In addition, each then outstanding option to purchase shares of Common Stock of Cabot will be assumed by Circon (the "Assumed Options"). Each Assumed Option will be converted into an option to purchase a number of shares of Circon Common Stock equal to the number of shares of Cabot Common Stock that were subject to such option immediately prior to the Merger, multiplied by the Exchange Ratio. The exercise price of each Assumed Option will be adjusted by dividing the exercise price by the Exchange Ratio. Each of the outstanding 7.5% Convertible Subordinated Notes of Cabot (the "Cabot Convertible Notes") will be convertible following the Merger into the number of shares of Circon Common Stock determined by multiplying the Exchange Ratio by the number of shares of Cabot Common Stock into which the Cabot Convertible Note is convertible immediately prior to the Merger.

     After careful consideration, Circon's Board of Directors has unanimously approved the Merger Agreement and has determined that the Merger is in the best interests of Circon and its stockholders. The Board of Directors unanimously recommends a vote in favor of approval and adoption of the Merger Agreement.

     Accompanying this letter is a Joint Proxy Statement relating to the action to be taken by Circon stockholders at the Special Meeting and to a special meeting of the stockholders of Cabot. The Joint Proxy Statement more fully describes the proposed Merger and includes information about Circon and Cabot.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          RICHARD A. AUHLL
                                          President and Chairman of the Board

                               CIRCON CORPORATION
                             6500 HOLLISTER AVENUE
                        SANTA BARBARA, CALIFORNIA 93117

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 25, 1995

TO THE STOCKHOLDERS OF CIRCON CORPORATION:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Circon Corporation ("Circon") will be held on Friday, August 25, 1995 at 10:00 a.m., local time, at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California.

     At this Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization (the "Merger Agreement") among Circon, its wholly-owned subsidiary Circon Sub Corp. ("Sub") and Cabot Medical Corporation ("Cabot"), providing for the merger of Cabot and Sub (the "Merger"), as described in the accompanying Joint Proxy Statement. Pursuant to the Merger, in which Cabot will become a wholly-owned subsidiary of Circon, each share of Common Stock of Cabot will be converted into 0.415 shares of Circon Common Stock. In addition, each then outstanding option to purchase shares of Common Stock of Cabot will be assumed by Circon. The Merger is more fully described in, and the Merger Agreement is attached to, the accompanying Joint Proxy Statement.

     Only stockholders of record at the close of business on June 27, 1995 are entitled to vote at the Special Meeting, or at any continuance or adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement at any time before it has been voted at the Special Meeting. Any stockholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors

                                          DANIEL J. MEANEY, JR.
                                          Secretary

Santa Barbara, California
July 20, 1995

                           CABOT MEDICAL CORPORATION
                           2150 CABOT BOULEVARD WEST
                         LANGHORNE, PENNSYLVANIA 19047

                                                                   July 20, 1995

Dear Fellow Shareholder:

     We have the pleasure of enclosing for your review the Joint Proxy Statement describing the proposed transaction between Circon Corporation ("Circon") and Cabot Medical Corporation ("Cabot"). At the Special Meeting of Shareholders to be held on Friday, August 25, 1995, shareholders of Cabot will vote on a transaction in which Cabot merges with a wholly-owned subsidiary of Circon whereby, as a result of such merger, Cabot will survive and become a wholly-owned subsidiary of Circon. If the transaction is approved and completed, each share of Cabot Common Stock will be converted into 0.415 shares of Circon Common Stock.

     The Boards of Directors of Cabot and Circon have unanimously approved the Merger Agreement and believe that the merger is fair and in the best interests of both Cabot and Circon and their shareholders. The merger combines two complementary businesses and business strategies and offers the potential for enhancing the products and services available to Cabot's customers and those of Circon.

     The attached Joint Proxy Statement provides you with detailed information regarding the proposed transaction which shareholders of Cabot will be asked to vote upon at the Special Meeting of the Shareholders. We urge you to read it carefully. Your Board of Directors unanimously recommends that you vote in favor of the adoption of the Merger Agreement.

     It is important that your shares be represented at the Special Meeting. Therefore, please sign, date and return the enclosed proxy card as soon as possible. This will not prevent you from voting your shares in person if you wish to attend the Special Meeting.

                                          Sincerely,

                                          WARREN G. WOOD
                                          President and Chief Executive Officer

                           CABOT MEDICAL CORPORATION
                           2150 CABOT BOULEVARD WEST
                         LANGHORNE, PENNSYLVANIA 19047

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 25, 1995

TO THE SHAREHOLDERS OF CABOT MEDICAL CORPORATION:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Cabot Medical Corporation, a New Jersey corporation ("Cabot"), will be held on Friday, August 25, 1995 at 1:00 p.m., local time, at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania.

     At this Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization (the "Merger Agreement") among Circon Corporation, a Delaware corporation ("Circon"), its wholly-owned subsidiary Circon Sub Corp., a New Jersey corporation ("Sub") and Cabot, providing for the merger of Cabot and Sub (the "Merger"), as described in the accompanying Proxy Statement.

     Pursuant to the Merger, in which Cabot will become a wholly-owned subsidiary of Circon, each share of Common Stock of Cabot (other than dissenters' shares and shares owned by Sub, Circon or any direct or indirect wholly-owned subsidiary of Circon or Cabot) will be converted into 0.415 shares of Circon Common Stock (the "Exchange Ratio"). In addition, each then outstanding option to purchase shares of Common Stock of Cabot will be assumed by Circon (the "Assumed Options"). Each Assumed Option will be converted into an option to purchase that number of shares of Circon Common Stock equal (subject to rounding) to the number of shares of Cabot Common Stock that were subject to such option immediately prior to the Merger multiplied by the Exchange Ratio. The exercise price for Assumed Options will be adjusted to an exercise price per share equal (subject to rounding) to the exercise price per share of the specific option immediately prior to the Merger divided by the Exchange Ratio. Additionally, the holders of the outstanding 7.5% Convertible Subordinated Notes of Cabot due March 1, 1999 (the "Cabot Convertible Notes") will be entitled to convert each Cabot Convertible Note into the number of shares of Circon Common Stock determined by multiplying the Exchange Ratio by the number of shares of Cabot Common Stock into which the Cabot Convertible Note is convertible immediately prior to the effective time of the Merger.

     The Merger is more fully described in, and the Merger Agreement is attached to, the accompanying Proxy Statement.

     Only shareholders of record at the close of business on June 27, 1995 are entitled to notice of, and to vote at, the Special Meeting, or at any continuance(s) or adjournment(s) thereof.

     All shareholders are cordially invited to attend the meeting in person, however, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          HARRY BRENER
                                          Secretary
Langhorne, Pennsylvania
July 20, 1995

CIRCON CORPORATION                                     CABOT MEDICAL CORPORATION

                      PROSPECTUS AND JOINT PROXY STATEMENT

     This Prospectus and Joint Proxy Statement ("Proxy Statement") is being furnished to holders of Common Stock of Cabot Medical Corporation ("Cabot") and to holders of Common Stock of Circon Corporation ("Circon") in connection with the solicitation of proxies by the Boards of Directors of the two companies for use at their respective special meetings of stockholders to be held on August 25, 1995 to vote upon the proposed merger (the "Merger") of Cabot with a wholly-owned subsidiary of Circon, pursuant to the Agreement and Plan of Reorganization dated April 25, 1995, as amended (the "Merger Agreement"). As a result of the Merger, Cabot will become a wholly-owned subsidiary of Circon. The Merger Agreement provides for each share of Cabot Common Stock to be converted into 0.415 shares of Circon Common Stock (the "Exchange Ratio"). The closing price of Circon Common Stock on the Nasdaq Stock Market on July 14, 1995, was $18.25 per share.

     Circon has filed a Registration Statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering an aggregate of up to 4,780,000 shares of its Common Stock to be issued in connection with the Merger. This Proxy Statement constitutes (i) the Prospectus of Circon filed as part of the Registration Statement, (ii) the Proxy Statement of Cabot relating to the Special Meeting of Stockholders of Cabot (the "Cabot Special Meeting"), and (iii) the Proxy Statement of Circon relating to the Special Meeting of Stockholders of Circon (the "Circon Special Meeting"). All information herein with respect to Cabot has been furnished by Cabot, and all information herein with respect to Circon has been furnished by Circon.

     This Proxy Statement is first being mailed to stockholders of Circon and Cabot on or about July 24, 1995.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CIRCON OR CABOT. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE MERGER NOR THE SECURITIES OF CIRCON TO BE ISSUED IN THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Prospectus and Joint Proxy Statement is July 20, 1995.

                             AVAILABLE INFORMATION

     Circon and Cabot are each subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Circon's Common Stock and Cabot's Common Stock are quoted on the Nasdaq Stock Market, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Circon has filed with the SEC a registration statement on Form S-4 (herein referred to, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act. This Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the SEC by Circon are incorporated herein by reference:

          1. Annual Report on Form 10-K for the year ended December 31, 1994;

          2. Proxy Statement dated April 26, 1995 in connection with the Circon 1995 Annual Meeting of Stockholders;

          3. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

          4. Registration Statement on Form 8-A (File No. 0-12025), as amended, as declared effective by the SEC on July 7, 1983.

     The following documents previously filed with the SEC by Cabot are incorporated herein by reference:

          1. Annual Report on Form 10-K for the year ended October 29, 1994;

          2. Proxy Statement dated March 14, 1995 in connection with the Cabot 1995 Annual Meeting of Stockholders;

          3. Quarterly Report on Form 10-Q for the quarter ended January 28, 1995 as amended on Form 10-QA;

          4. Current Report on Form 8-K filed April 28, 1995; and

          5. Quarterly Report on Form 10-Q for the quarter ended April 29, 1995.

     All reports and definitive proxy or information statements filed by Circon or Cabot pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the termination of the offering of the Circon Common Stock to which this Proxy Statement relates shall be deemed to be incorporated by reference into this Proxy Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE). WITH RESPECT TO DOCUMENTS OF CABOT INCORPORATED HEREIN BY REFERENCE, REQUESTS SHOULD BE DIRECTED TO CHIEF FINANCIAL OFFICER, CABOT MEDICAL CORPORATION, 2150 CABOT BOULEVARD WEST, LANGHORNE, PENNSYLVANIA 19047 (TELEPHONE (215) 752-8300), AND WITH RESPECT TO DOCUMENTS OF CIRCON INCORPORATED HEREIN BY REFERENCE, REQUESTS SHOULD BE DIRECTED TO CHIEF FINANCIAL OFFICER, CIRCON CORPORATION, 6500 HOLLISTER AVENUE, SANTA BARBARA, CALIFORNIA 93117 (TELEPHONE (805) 685-5100). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETINGS TO WHICH THIS PROXY STATEMENT RELATES, ANY SUCH REQUEST SHOULD BE MADE BEFORE AUGUST 18, 1995.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholders of Circon and, if the Merger is not concluded, stockholders of Cabot, may be entitled to submit proposals which they believe should be voted upon at the next annual meeting of stockholders of the respective companies. Each proponent and each proposal submitted must conform to the applicable proxy rules of the SEC concerning the submission, content and form of shareholder proposals. Stockholder proposals must be received, in the case of Circon, by the close of business on January 26, 1996, at the executive offices of Circon, 6500 Hollister Avenue, Santa Barbara, California 93117, Attention: Office of the Secretary; and in the case of Cabot, by the close of business on October 28, 1995, at the executive offices of Cabot, 2150 Cabot Boulevard West, Langhorne, Pennsylvania 19047, Attention: Office of the Secretary.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     2
SUBMISSION OF STOCKHOLDER PROPOSALS...................................................     3
SUMMARY...............................................................................     5
RECENT FINANCIAL RESULTS..............................................................    10
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA......................................    10
RISK FACTORS..........................................................................    12
CIRCON CORPORATION....................................................................    13
CABOT MEDICAL CORPORATION.............................................................    14
CIRCON SPECIAL MEETING................................................................    14
CABOT SPECIAL MEETING.................................................................    15
THE MERGER AND RELATED TRANSACTIONS...................................................    19
TERMS OF THE MERGER...................................................................    35
CIRCON AND CABOT STOCK PRICE INFORMATION..............................................    43
DIVIDEND POLICY.......................................................................    44
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................    44
BENEFICIAL OWNERSHIP OF CIRCON COMMON STOCK...........................................    51
BENEFICIAL OWNERSHIP OF CABOT COMMON STOCK............................................    52
DESCRIPTION OF CIRCON CAPITAL STOCK...................................................    53
DESCRIPTION OF CABOT CAPITAL STOCK....................................................    54
COMPARISON OF RIGHTS OF HOLDERS OF CIRCON COMMON STOCK AND HOLDERS OF CABOT COMMON
  STOCK...............................................................................    55
EXPERTS...............................................................................    59
LEGAL MATTERS.........................................................................    59
CABOT SELECTED FINANCIAL DATA.........................................................    60
CABOT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    62
INDEX TO CABOT CONSOLIDATED FINANCIAL STATEMENTS......................................   F-1
ANNEX     --    Amended and Restated Agreement and Plan of Reorganization among Circon
  A.....        Corporation, Circon Sub Corp. and Cabot Medical Corporation
ANNEX     --    Sections 14A:11-1 through 14A:11-11 of the New Jersey Business
  B.....        Corporation Act
ANNEX     --    Opinion of Smith Barney Inc.
  C.....
ANNEX     --    Opinion of Bear, Stearns & Co., Inc.
  D.....

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement and in the documents incorporated by reference herein.

THE COMPANIES

     Circon designs, manufactures and markets endoscope, video and electrosurgery systems for diagnosis and minimally invasive surgery. Circon's products are used in a number of medical specialties, including urology, gynecology, arthroscopy, laparoscopy, thoracoscopy and plastic surgery.

     Circon is incorporated in Delaware, its principal executive offices are located at 6500 Hollister Avenue, Santa Barbara, California 93117, and its telephone number at that address is (805) 685-5100. As used in this Proxy Statement, unless the context indicates otherwise, "Circon" refers to Circon Corporation and its subsidiaries.

     Circon Sub Corp. ("Sub") is incorporated in New Jersey and was formed for the purpose of effecting the Merger. Sub has no material assets and has not engaged in any activities except in connection with the Merger.

     Cabot manufactures and markets medical devices and systems principally for use in general surgical and gynecological diagnostic procedures and surgery as well as ureteral stents and urological diagnostic equipment and related products for use in urological procedures.

     Cabot is incorporated in New Jersey, its principal executive offices are located at 2150 Cabot Boulevard West, Langhorne, Pennsylvania 19047, and its telephone number at that address is (215) 752-8300. As used in this Proxy Statement, "Cabot" refers to Cabot Medical Corporation and its subsidiary.

SPECIAL MEETING OF STOCKHOLDERS OF CIRCON

     Time, Date, Place and Purpose. The Circon Special Meeting will be held at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California on August 25, 1995 at 10:00 a.m., local time for the sole purpose of voting upon a proposal to approve and adopt the Merger Agreement.

     Record Date and Vote Required. Circon stockholders of record at the close of business on June 27, 1995 (the "Circon Record Date") are entitled to vote at the Circon Special Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes cast on the proposal in person or by proxy. The presence in person or by proxy of the holders of a majority of the outstanding shares of Circon Common Stock is necessary to constitute a quorum at the Circon Special Meeting. As of the Circon Record Date, there were 7,975,968 shares of Circon Common Stock outstanding.

SPECIAL MEETING OF STOCKHOLDERS OF CABOT

     Time, Date, Place and Purpose. The Cabot Special Meeting will be held at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania on August 25, 1995 at 1:00 p.m., local time for the sole purpose of voting upon a proposal to approve and adopt the Merger Agreement.

     Record Date and Vote Required. Cabot stockholders of record at the close of business on June 27, 1995 (the "Cabot Record Date") are entitled to vote at the Cabot Special Meeting. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes cast at the Cabot Special Meeting by the holders of shares of Cabot Common Stock. The presence in person or by proxy of the holders of a majority of the outstanding shares of Cabot Common Stock is necessary to constitute a quorum at the Cabot Special Meeting. As of the Cabot Record Date, there were 10,392,226 shares of Cabot Common Stock outstanding.

THE MERGER

     Effective Time of the Merger. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of New Jersey (the "Effective Time"). It is anticipated that the Effective Time will be on or about August 28, 1995.

     Terms of the Merger. Pursuant to the Merger Agreement, each share of Cabot Common Stock (other than dissenters' shares) will be converted into 0.415 shares of Circon Common Stock (the "Exchange Ratio"). No fractional shares will be issued by Circon in the Merger. Each stockholder of Cabot otherwise entitled to a fractional share (after aggregating all fractional shares of such stockholder) will receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the average closing price of Circon Common Stock during the period of ten consecutive trading days ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market.

     Each outstanding share of Sub held by Circon will be converted into one share of Common Stock of Cabot. As a result, Cabot will become a wholly-owned subsidiary of Circon.

     Effect of Merger on Cabot Stock Options. Upon consummation of the Merger, the obligations of Cabot with respect to outstanding options issued by Cabot to purchase shares of Cabot Common Stock will be assumed by Circon (the "Assumed Options"). Each Assumed Option will entitle the holder to purchase the number of whole shares of Circon Common Stock purchasable under such option immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number. The per share exercise price of each Assumed Option will be equal to the exercise price per share of Cabot Common Stock divided by the Exchange Ratio, rounded up to the nearest whole cent. Each Assumed Option will continue to have and be subject to all other terms and conditions set forth in the applicable Cabot stock option agreement immediately prior to the Effective Time. See "Terms of the Merger -- Cabot Stock Options." Prior to the Effective Time, Circon will file a registration statement under the Securities Act covering the shares of Circon Common Stock issuable upon exercise of the Assumed Options.

     Effect of Merger on Cabot Convertible Notes. Following the Effective Time, the holders of the outstanding 7.5% Convertible Subordinated Notes of Cabot due March 1, 1999 (the "Cabot Convertible Notes") will be entitled to convert each Cabot Convertible Note into the number of shares of Circon Common Stock determined by multiplying the Exchange Ratio by the number of shares of Cabot Common Stock into which the Cabot Convertible Note is convertible immediately prior to the Effective Time. Each $1,000 principal amount Cabot Convertible Note is convertible as of the date of this Proxy Statement into 84.89 shares of Cabot Common Stock. The Cabot Convertible Notes will remain debt obligations of Cabot, which will become a wholly-owned subsidiary of Circon. However, under the terms of the Indenture governing the Cabot Convertible Notes, the holders of 75% or more of the outstanding principal amount of the Cabot Convertible Notes may elect, during a 60-day period commencing with notice by Cabot of the Effective Date, to have their Cabot Convertible Notes repurchased, in which event Cabot will be obligated to repurchase all Cabot Convertible Notes surrendered during a certain subsequent period at the principal amount plus interest accrued thereon. On the date of this Proxy Statement, there are $67 million of Cabot Convertible Notes outstanding. As of March 31, 1995, Circon had cash, temporary cash investments and marketable securities of approximately $21 million, a portion of which would be used to retire any Cabot Convertible Notes entitled to prepayment. In addition, Circon has arranged for a $75,000,000 credit facility, of which up to $50,000,000 would be available to prepay Cabot Convertible Notes. See "Terms of the Merger -- Cabot Convertible Notes; Possible Prepayment."

     Stock Ownership Following the Merger. Based upon the number of shares of Cabot Common Stock outstanding as of June 27, 1995 (assuming no exercise of dissenters' rights and before the elimination of fractional shares), an aggregate of 4,312,773 shares of Circon Common Stock will be issued to Cabot stockholders in the Merger. Based upon the number of shares of Circon Common Stock issued and outstanding as of June 27, 1995, and after giving effect to the issuance of 4,312,773 shares of Circon Common Stock in connection with the Merger, former holders of Cabot Common Stock would hold approximately 35.1% of the total outstanding shares. Based on the Assumed Options outstanding as of June 27, 1995, Circon will assume options to purchase 1,106,656 shares of Circon Common Stock.

     Market Price Data. The Common Stock of Circon is quoted on the Nasdaq Stock Market under the symbol "CCON." The Common Stock of Cabot is quoted on the Nasdaq Stock Market under the symbol "CBOT." The following table sets forth the closing prices of Circon Common Stock and Cabot Common Stock on April 24, 1995, the last trading day before the public announcement of the execution of the Merger Agreement, and on July 14, 1995, and the equivalent pro forma per share value of Cabot Common Stock for each date (calculated by multiplying the Exchange Ratio by the closing price of Circon Common Stock on such dates).

                                                   CIRCON           CABOT            CABOT
                                                COMMON STOCK     COMMON STOCK      PRO FORMA
                                                   PRICE            PRICE          EQUIVALENT
                                                ------------     ------------     ------------
    April 24, 1995............................     $21.88           $ 6.75           $ 9.08
    July 14, 1995.............................     $18.25           $ 7.13           $ 7.57

     Reasons for the Merger. The Merger offers many potential benefits that Circon and Cabot believe will contribute to the success of the combined companies. Each company manufactures and markets products for use in urology, gynecology and laparoscopy, among other medical specialties. Circon's products are particularly strong in urology and Cabot's products are particularly strong in gynecology. Circon's products are primarily reusable devices and systems, while Cabot has in recent years increasingly emphasized its disposable products. The managements of Circon and Cabot believe that their businesses and products are highly complementary and will enable the combined companies to provide a much broader product offering, more effective sales penetration from the combination of the companies' direct sales forces, and a pooling of technological strengths. In addition, the combination of Circon and Cabot will result in a much larger company, which may provide enhanced opportunities for growth and an opportunity to reduce duplicative costs. The managements of Circon and Cabot believe that this "critical mass" will be important as the U.S. healthcare market continues to experience rapid and fundamental changes. The Merger is also expected to enable Circon to utilize its balance sheet strength to reduce the leverage in Cabot's balance sheet, resulting in a combined company with a moderate debt to equity ratio and the financial ability to take advantage of future expansion or acquisition opportunities.

     Recommendation of Cabot Board of Directors. The Board of Directors of Cabot has unanimously approved the Merger Agreement and believes that the Merger is fair and in the best interests of Cabot and its stockholders. THE CABOT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger and Related Transactions" and "Terms of the Merger -- Interests of Certain Persons in the Merger."

     Recommendation of Circon Board of Directors. The Board of Directors of Circon has unanimously approved the Merger Agreement and believes that the Merger is fair and in the best interests of Circon and its stockholders. THE CIRCON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger and Related Transactions."

     Opinions of Financial Advisors. Smith Barney Inc. ("Smith Barney") has acted as financial advisor to Cabot in connection with the Merger and has delivered a written opinion, dated the date of this Proxy Statement, to the Board of Directors of Cabot to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Cabot Common Stock. The full text of the written opinion of Smith Barney, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement. HOLDERS OF CABOT COMMON STOCK ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. See "The Merger and Related Transactions -- Opinions of Financial Advisors -- Cabot's Financial Advisor."

     On April 24, 1995, Bear, Stearns & Co. Inc. ("Bear Stearns") delivered to the Circon Board of Directors its oral opinion to the effect that, as of such date, the Merger was fair, from a financial point of view, to the stockholders of Circon. Bear Stearns has updated its opinion by delivery to the Circon Board of Directors of a written opinion dated the date of this Proxy Statement. The full text of the written opinion of Bear Stearns, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D to this Proxy Statement. HOLDERS OF CIRCON COMMON STOCK ARE URGED TO READ SUCH

OPINION IN ITS ENTIRETY. See "The Merger and Related Transactions -- Opinions of Financial Advisors -- Circon's Financial Advisor."

     Exchange of Cabot Stock Certificates. As soon as possible after the Effective Time, First Interstate Bank, as exchange agent (the "Exchange Agent"), will mail to each Cabot stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering stock certificates which, prior to the Merger, represented shares of Cabot Common Stock. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF CABOT COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "Terms of the Merger -- Manner and Basis of Converting Shares."

     Voting Agreements. Warren G. Wood, Marvin B. Sharfstein and Harry Brener have entered into Voting Agreements with Circon, pursuant to which each of them has agreed to vote all shares of Cabot Common Stock owned by them (an aggregate of approximately 29.4% of the outstanding shares of Cabot Common Stock as of June 27, 1995) in favor of approval of the Merger Agreement at the Cabot Special Meeting. Mr. Wood is the Chairman of the Board of Directors, President and Chief Executive Officer of Cabot. Mr. Sharfstein is a Director and the Treasurer and Vice President of Corporate Development of Cabot. Mr. Brener is the Vice-Chairman of the Board of Directors and the Secretary of Cabot.

     Interests of Certain Persons in the Merger. Certain directors and officers of Cabot have interests in the Merger which could present potential conflicts of interest. These interests include two-year employment and consulting agreements with Messrs. Wood and Sharfstein commencing at the Effective Time; the acceleration of vesting of stock options held by all officers and directors if their services are terminated within six months following the Merger and the extension of the time during which the options may be exercised after service has been terminated (all in accordance with the pre-existing terms of the options relating to a change in control of Cabot); and the indemnification of Cabot's officers and directors from liabilities arising from acts or omissions prior to the Effective Time. See "Terms of the Merger -- Interests of Certain Persons in the Merger."

     Income Tax Treatment. Consummation of the Merger is conditioned upon receipt by Circon and Cabot of opinions by their respective tax counsel to the effect that the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, in which case no gain or loss should generally be recognized by Cabot stockholders on the exchange of their shares of Cabot Common Stock for shares of Circon Common Stock. Cabot stockholders should consult their own tax advisors. See "The Merger and Related
Transactions -- Certain Income Tax Considerations."

     Accounting Treatment. The Merger will be treated as a pooling of interests for financial reporting purposes. Consummation of the Merger is conditioned upon receipt by Circon and Cabot of letters from independent accountants regarding those firms' concurrence with Circon management's and Cabot management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger. See "Terms of the Merger -- Accounting Treatment."

     Affiliates Agreements. Certain persons who may be deemed to be "affiliates" (as that term is defined for purposes of Rule 145 promulgated under the Securities Act) of Cabot have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Cabot Common Stock held by them prior to the Merger and the shares of Circon Common Stock to be received by them in the Merger, so as to comply with the requirements of Rule 145, federal income tax regulations applicable to reorganizations and accounting rules pertaining to pooling of interests. Certain persons who may be deemed to be affiliates of Circon have entered into agreements with respect to the Circon Common Stock held by them for purposes of satisfying the rules pertaining to pooling of interests. See "Terms of the Merger -- Conditions to the Merger" and "-- Affiliates Agreements."

     Dissenters' Rights. Stockholders of Cabot who give proper written notice of objection to the Merger prior to the Cabot Special Meeting, who do not vote in favor of the Merger and who comply with other requirements of the New Jersey Business Corporation Act, will have a right to demand an appraisal of and cash payment for the "fair value" of their shares. Such Cabot dissenters' rights will not apply, however, if, at the Effective Time, Circon Common Stock is held by 1,000 or more holders of record. Circon has the right to terminate the Merger Agreement if dissenting Cabot shares equal or exceed 5% of the total Cabot shares outstanding on the Cabot Record Date. Circon stockholders will not have appraisal rights in the Merger. See "Cabot Special Meeting -- Dissenters' Appraisal Rights."

     Reimbursement of Expenses; Break-Up Fee. If the Merger Agreement is terminated for material breach or under certain other circumstances, Cabot or Circon may be required to reimburse the other for out-of-pocket transaction expenses up to $1,000,000. In addition, Cabot may be required to pay Circon a "break-up fee" of $4,000,000 under certain circumstances if the Cabot Board of Directors accepts or recommends to Cabot stockholders an acquisition proposed by another company; or if (i) the Cabot Board of Directors otherwise changes its recommendation that Cabot stockholders approve the Merger, (ii) the Cabot stockholders fail to approve the Merger prior to August 31, 1995 or (iii) dissenting Cabot shares equal or exceed 5% of the total Cabot shares outstanding, and within three months of the occurrence in clause (i), (ii) or
(iii) Cabot or its stockholders take certain actions with regard to another acquisition proposal. See "Terms of the Merger -- Break-Up Fee; Expenses."

     Stockholder Litigation Involving the Merger. A stockholder of Cabot has brought a lawsuit against Cabot and its directors seeking to prevent consummation of the Merger. The complaint alleges that the shares of Circon Common Stock to be issued to Cabot stockholders pursuant to the Merger represent "inadequate and unfair compensation" to Cabot's stockholders, that the Cabot management breached fiduciary duties to the stockholders and that they were motivated by the prospect of maintaining their positions and associated compensation benefits. Cabot believes the allegations to be without merit and intends to defend the lawsuit vigorously. See "The Merger and Related Transactions -- Stockholder Litigation Involving the Merger."

     Conditions to the Merger; Termination; Amendment. Consummation of the Merger is subject to the satisfaction of various conditions, including those described above relating to the income tax and accounting treatment of the Merger. The Merger Agreement may also be terminated under certain other circumstances, including by mutual written consent of Circon and Cabot and by either Circon or Cabot if the other party is in material breach of any representation, warranty or covenant contained in the Merger Agreement or if the Merger is not consummated on or before October 31, 1995. The Merger Agreement may be amended by the Board of Directors of Circon and Cabot at any time before or after the approval of the Merger Agreement by the Circon stockholders and Cabot stockholders, provided that after any such stockholder approval has been obtained, no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the stockholders, without obtaining such further approval. See "Terms of the Merger -- Termination or Amendment of Merger Agreement."

     Anti-takeover Provisions of Delaware Law and Circon's Certificate of Incorporation. Upon consummation of the Merger, the stockholders of Cabot, a corporation organized under the laws of New Jersey, will become stockholders of Circon, a corporation organized under the laws of Delaware. Certain provisions of Delaware Law and of Circon's Certificate of Incorporation may have the effect of delaying, deterring, or preventing changes in control or management of Circon. Section 203 of the Delaware General Corporation Law restricts the corporation from entering into certain "business combinations" for a period of three years with any person or entity that has acquired in excess of 15% of the corporation's voting stock. Circon's Certificate of Incorporation provides for
(i) a Board of Directors only one-third of which is elected each year, (ii) sole control by the Board of Directors over the holding of stockholder meetings,
(iii) action by stockholders only at stockholder meetings (rather than by written consent), (iv) a super majority stockholder vote to adopt, amend or repeal bylaws, and (v) the right of the Board of Directors to issue series of Preferred Stock the terms of which are set by the Board of Directors without stockholder approval. See "Description of Circon Capital Stock -- Preferred Stock;" and "Comparison of Rights of Holders of Circon Common Stock and Holders of Cabot Common Stock."

                            RECENT FINANCIAL RESULTS

CIRCON

     Circon's sales increased 18% to $26.0 million in the quarter ended June 30, 1995, compared with $21.9 million sales in the same quarter in 1994, reflecting the positive reception accorded to Circon's new VaporTrodeTM electrode and Rotating Resectoscope system, as well as improving trends in the healthcare sector. Operating income increased 120% to $2.5 million, net income increased 106% to $1.8 million and earnings per share increased 100% to $.22 per share.

CABOT

     Based on preliminary data, Cabot incurred a pre-tax loss of approximately $1.5 million in the first two months of the third fiscal quarter ending July 29, 1995. Cabot attributes the loss to (i) lower average selling prices, resulting in lower profit margins, although prices appeared to stabilize during the quarter, (ii) distractions to the Cabot sales force due to the announcement of the Merger, and (iii) reduced sales force productivity during the period of continuing integration of the endoscopy and urology sales forces, which began in January 1995, and the time required away from the field for training. Cabot anticipates a small pre-tax profit in July and a loss for the quarter as a whole. The expected pre-tax profit for July will depend significantly on sales late in the month, when a substantial portion of total sales frequently occurs, thereby making forecasts difficult. Cabot expects to announce the results of the third quarter in August before the Special Meetings of Cabot and Circon stockholders.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
      (INFORMATION IN TABLE AND NOTES IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents selected historical financial data of Circon and Cabot and selected unaudited pro forma financial data after giving effect to the Merger as a pooling of interests for accounting purposes, assuming the Merger had occurred at the beginning of the earliest period presented, but without giving effect to costs associated with the consummation of the Merger, which currently are estimated to range between $6 million and $9 million. The Circon and Cabot historical data for each of the years in the five year period ended December 31, 1994, and October 29, 1994, respectively, are derived from the respective historical financial statements of Circon and Cabot, as audited by Arthur Andersen LLP and KPMG Peat Marwick LLP, independent public accountants for Circon and Cabot, respectively. The selected financial data for Circon and Cabot for the three month periods ended March 31, 1995 and 1994 (Circon) and January 28, 1995 and January 29, 1994 (Cabot), have been obtained from unaudited financial statements and, in the opinion of the management of the respective companies, include all adjustments necessary to present fairly the data for such periods. The pro forma data are not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma combined per share data of Circon and Cabot give effect to the exchange of each share of Cabot Common Stock for 0.415 shares of Circon Common Stock.

     The selected financial data are based upon, and should be read in conjunction with, the financial statements of Circon in its Annual Report on Form 10-K which is incorporated herein by reference, the financial statements of Cabot which are included elsewhere in this Proxy Statement, and the unaudited pro forma combined condensed financial statements of Circon and Cabot which are included elsewhere in this Proxy Statement.

                                         THREE MONTHS ENDED
                                        MARCH 31 (CIRCON) AND
                                            JANUARY 28/29                      YEARS ENDED DECEMBER 31 (CIRCON)
                                             (CABOT)(1)                          AND OCTOBER 29/31 (CABOT)(1)
                                        ---------------------     ----------------------------------------------------------
                                          1995         1994         1994         1993         1992        1991        1990
                                        --------     --------     --------     --------     --------     -------     -------
CIRCON -- HISTORICAL(4)(10)
Revenues..............................  $ 22,474     $ 20,833     $ 88,944     $ 87,301     $ 83,483     $68,926     $54,706
Income before cumulative effect of
  accounting change in 1993 and
  extraordinary item in 1992(8).......     1,114          789        3,811        2,054        6,345       3,515       1,791
    Per common share(8)...............      0.13         0.10         0.47         0.25         0.77        0.53        0.32
Total assets..........................    97,395       89,388       94,976       87,545       83,458      75,019      41,930
Long-term debt........................     --           --           --           --           --          --         16,029
Book value per common share...........     10.08                      9.88
CABOT -- HISTORICAL(5)(6)(7)(10)
Revenues..............................    15,733       16,716       68,097       69,560       54,998      40,661      27,641
Net income (loss).....................       219        1,047        3,093       (9,590)      (2,193)      2,725       1,598
    Per common share..................       .02          .10          .29         (.93)        (.21)        .25         .16
Total assets..........................    89,955       90,191       89,778       89,988      100,190      34,150      17,788
Long-term debt........................    72,234       72,966       72,782       73,488       73,686      12,901         913
Book value per common share...........       .90                       .89
PRO FORMA -- COMBINED
(CIRCON AND CABOT)(2)
Revenues..............................    38,207       37,549      157,041      156,861      138,481
Income (loss) before cumulative effect
  of accounting change in 1993 and
  extraordinary item in 1992(9).......     1,086        1,759        6,509       (8,116)       4,022
    Per common share(9)...............       .09          .14          .51         (.68)         .32
Total assets..........................   184,777      177,570      182,428      175,602      182,296
Long-term debt........................    72,234       72,966       72,782       73,488       73,686
Book value per common share...........      7.09                      7.00
CABOT EQUIVALENTS(3)
Income (loss) before cumulative effect
  of accounting change in 1993 and
  extraordinary item in 1992, per
  common share........................       .04          .06          .21         (.29)         .13
Book value per common share...........      2.94                      2.90

- ---------------
 (1) In 1994, Cabot changed its financial reporting to four thirteen week periods. Accordingly, the 1994 year ended October 29, 1994, and the first quarters 1995 and 1994 ended on January 28, 1995, and January 29, 1994, respectively.

 (2) The combined entity data includes pro forma adjustments to reflect Circon's change in accounting for demonstration equipment to conform with Cabot's accounting method. See the Unaudited Pro Forma Combined Condensed Financial Statements and the notes thereto included elsewhere in this Joint Proxy Statement and Prospectus.

 (3) Cabot equivalents represent Cabot shareholders' share of the combined entity's pro forma earnings (loss) and book value per common share calculated as if each share of Cabot Common Stock were equivalent to 0.415 shares of Circon Common Stock.

 (4) Restructuring charges of $2,356 and $244 for product restructuring inventory adjustments and nonrecurring operating expense adjustments, respectively, were recorded by Circon in 1993. See Note 4 to pro forma statements.

 (5) Balance sheet data at October 31, 1992, reflects the issuance of convertible subordinated notes on March 20, 1992, and the acquisition of assets and related liabilities of Medical Engineering Corporation ("MEC"). See Unaudited Pro Forma Combined Condensed Financial Statements and the notes thereto included elsewhere in this Joint Proxy Statement and Prospectus.

 (6) Includes Cabot special charges of $4,165 and $683 in 1993. See Note 4 to pro forma statements.

 (7) Restructuring charges of $3,940 and $2,941 were recorded by Cabot in the fiscal years ended October 31, 1993 and 1992, respectively. In 1993, charges were for costs associated with Cabot's response to anticipated changes in the healthcare industry. The 1992 charges are for the costs associated with the consolidation and integration of MEC acquired operations. See Notes 4 and 7 to pro forma statements.

 (8) Circon's net income was $2,258 and $6,579 in 1993 and 1992, respectively. Circon's income per common share was $0.28 and $0.80 in 1993 and 1992, respectively. See Notes 5 and 6 to pro forma statements.

 (9) Pro forma combined net income (loss) was ($7,912) and $4,256 in 1993 and 1992, respectively. Pro forma combined income (loss) per common share was ($0.66) and $0.34 in 1993 and 1992, respectively. See Notes 5 and 6 to pro forma statements.

(10) No cash dividends were paid or declared by Circon or Cabot during the periods presented.

                                  RISK FACTORS

     THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE PROPOSALS TO BE VOTED ON AT THE CIRCON SPECIAL MEETING AND CABOT SPECIAL MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY. FOR PERIODS FOLLOWING THE MERGER, REFERENCES TO THE PRODUCTS, BUSINESS, FINANCIAL RESULTS OR FINANCIAL CONDITION OF CIRCON SHOULD BE CONSIDERED TO REFER TO CIRCON AND ITS SUBSIDIARIES, INCLUDING CABOT, UNLESS THE CONTEXT OTHERWISE REQUIRES.

     NO ASSURANCE OF SYNERGIES OR COST SAVINGS FROM INTEGRATION OF
OPERATIONS. Circon and Cabot have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. See "The Merger and Related Transactions." Achieving the anticipated benefits of the Merger will depend in part upon integration of the two companies' businesses in an efficient and effective manner. There can be no assurance that this will occur or that significant cost savings in operations will be achieved. The successful combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. The process of integration could involve organizational changes or shifts in employee responsibilities, as well as other factors, that could result in the loss of the services of qualified employees, some of whom might be difficult to replace. Training each company's sales force in the products of the other company will require time out of the field and is expected temporarily to adversely affect sales and increase selling expenses. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations. The integration of operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. There can be no assurance that integration will be accomplished smoothly or successfully. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Circon's results of operations and financial condition.

     VOLATILITY OF STOCK PRICE. The market price of Circon's Common Stock is highly volatile and has ranged from a high of $23.25 to a low of $11.75 in 1995. The future market price of Circon's Common Stock could be subject to wide fluctuations in response to such factors as substantial variations in quarterly financial results, announcements of technological innovations or new products by Circon or its competitors, changes in prices of Circon's or its competitors' products and services, changes in product mix, changes in Circon's revenue and revenue growth rates for Circon as a whole or for individual geographic areas, business units, products or product categories, as well as other events or factors. Statements or changes in opinions, ratings, revenue or earnings estimates made by brokerage firms or industry analysts relating to the markets in which Circon does business or relating to Circon specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of Circon's Common Stock. Also, failure to achieve revenue, earnings and other operating and financial results as forecasted or anticipated could result in an immediate and adverse effect on the market price of Circon Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many medical products companies and which often have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of Circon Common Stock.

     INCREASING COMPETITION AND RISK OF OBSOLESCENCE FROM TECHNOLOGICAL ADVANCES. The markets in which Circon's products and Cabot's products compete are characterized by continuing technical innovation and increasing competition. Some surgical procedures which utilize the combined companies' products could potentially be replaced or reduced in importance by alternative medical procedures or new drugs. To the extent that any of the alternative procedures or drugs significantly reduces the need for Circon or Cabot products, a substantial portion of the combined companies' current business could be adversely affected.

     GOVERNMENT REGULATION. The manufacture and marketing of medical products are subject to extensive and rigorous federal and state regulation in the United States and to various regulatory requirements in other countries. The process of obtaining and maintaining required regulatory approvals is lengthy, expensive and uncertain. Although Circon has not experienced any substantial regulatory delays to date, there is no assurance that delays will not occur in the future, which could have a significant adverse effect on Circon's ability to introduce new products on a timely basis. Regulatory agencies periodically inspect Circon's manufacturing facilities to ascertain compliance with "good manufacturing practices" and can subject approved products to additional testing and surveillance programs. Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal penalties. If Circon experiences a delay in obtaining governmental approval or fails to comply with regulatory requirements, it could have an adverse effect on Circon's results of operations and financial condition.

     UNCERTAINTIES WITHIN THE HEALTHCARE MARKETS. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to rapid, continuing and fundamental change. Although Congress has failed to pass comprehensive health care reform legislation to date, Circon anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future. In addition, responding to increasing costs and to pressure from the government and from insurance companies to reduce patient charges, healthcare providers (including customers of Circon and Cabot) have demanded, and in many cases received, reduced prices on medical devices. These customers are expected to continue to demand lower prices in the future. Circon cannot predict what impact the adoption of any federal or state health care reform measures, private sector reform or market forces may have on its business. However pricing pressure is expected to continue to adversely affect profit margins.

     PRODUCT LIABILITY RISK. The combined companies' products involve a risk of product liability. Although Circon and Cabot maintain product liability insurance at coverage levels which they believe are adequate, there is no assurance that, if the combined company were to incur substantial liability for product liability claims, insurance would provide adequate coverage against such liability.

     EFFECT OF ANTITAKEOVER PROVISIONS OF DELAWARE LAW AND CIRCON'S CHARTER DOCUMENTS. Upon consummation of the Merger, the stockholders of Cabot will become stockholders of Circon, a corporation governed by the laws of Delaware. Circon is subject to the provisions of Section 203 of the Delaware General Corporation Law, which has the effect of restricting changes in control of a company. Moreover, the following provisions of Circon's certificate of incorporation and bylaws could, in some circumstances, impede a change of control of Circon: (i) the classification of the Board of Directors into three groups serving staggered three-year terms, so that a majority of the directors is not elected at any annual meeting; (ii) a provision that only the Board of Directors can call a special meeting of stockholders; (iii) a requirement that stockholders provide advance notice to Circon of any stockholder proposal to be brought before a stockholder meeting or any intention to cumulate votes in the election of directors; (iv) a requirement that stockholder action to amend any of the foregoing or to amend any bylaw be adopted by holders of two-thirds of the outstanding voting shares. In addition, Circon's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. These and other provisions of Delaware Law applicable to Circon and Circon's charter documents may have the effect of delaying, deterring, or preventing changes in control or management of Circon. See "Description of Circon Capital
Stock -- Preferred Stock" and "Comparison of Rights of Holders of Circon Common Stock and Holders of Cabot Common Stock."

                               CIRCON CORPORATION

     Circon designs, manufactures and markets medical endoscope, video and electrosurgery systems for diagnosis and minimally invasive surgery. Circon's products are used in a number of medical specialties, including urology, gynecology, laparoscopy, arthroscopy, thoracoscopy and plastic surgery.

     Circon manufactures a broad line of rigid and flexible endoscope systems and accessories. Circon believes that its products, marketed under the CIRCON ACMITM name, have the largest share of the urology endoscope market in the United States. The Company's urology products are used for diagnosis and surgical procedures involving the urethra, prostate, bladder, ureter and kidney.

     Circon also designs, assembles and markets miniature color video systems that allow diagnosis and surgery to be performed using a magnified image of the subject on a video monitor, rather than directly through the endoscope. Circon also manufactures and sells a line of bi-polar electrosurgical generators and probes for various surgical procedures.

     Circon's principal executive offices are located at 6500 Hollister Avenue, Santa Barbara, California 93117 (telephone 805-685-5100).

                           CABOT MEDICAL CORPORATION

     Cabot designs, manufactures and markets medical devices and systems principally for use in general surgical and gynecological diagnosis and surgery ("Endoscopy/Primary Care Products") and designs, manufactures and markets ureteral stents and urological diagnostic equipment and related products and markets flexible urological fiberoptic scopes for use in urological procedures ("Urological Products").

     Substantially all of the Endoscopy/Primary Care Products are designed to permit the physician or surgeon to perform various diagnostic and surgical procedures in a minimally invasive manner. Cabot's Endoscopy/Primary Care Products generally consist of a basic system together with a number of disposable products used in conjunction with the system. These products are used in tubal ligations, general and gynecological laparoscopic surgery, cryosurgery, electrosurgery, colposcopy, curettage and hemorrhoidal treatment, among other procedures.

     Cabot's Urological Products are principally marketed and sold under the name "Surgitek" and include a full line of urological diagnostic equipment, flexible urological fiberoptic scopes and ureteral stents in a variety of materials.

     Cabot's products are in the same industry segment.

     Cabot's principal executive offices are located at 2150 Cabot Boulevard West, Langhorne, Pennsylvania 19047 (telephone 215-752-8300).

                             CIRCON SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF CIRCON SPECIAL MEETING

     The Circon Special Meeting will be held at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California on August 25, 1995 at 10:00 a.m., local time, for the sole purpose of voting upon a proposal to approve and adopt the Merger Agreement.

RECORD DATE AND OUTSTANDING SHARES

     Stockholders of record of Circon Common Stock at the close of business on June 27, 1995 (the "Circon Record Date") are entitled to vote at the Circon Special Meeting. As of the Circon Record Date, there were 7,975,968 shares of Circon Common Stock outstanding, held by approximately 721 holders of record.

VOTE REQUIRED

     Approval of the Merger Agreement by Circon's stockholders is not required under Delaware law, but is required by the Bylaws of the National Association of Securities Dealers, Inc. ("NASD Bylaws"). The NASD Bylaws require that the transaction be approved by a majority of the total votes cast on the proposal at the Circon Special Meeting. Abstentions will not be counted as "votes cast." Each holder of Circon Common Stock on the Circon Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Circon Common Stock entitled to vote at the Circon Special Meeting is necessary to constitute a quorum at the Circon Special Meeting.

     See "Beneficial Ownership of Circon Common Stock" for information concerning the beneficial ownership of Circon Common Stock by the management of Circon and by persons owning more than 5% of Circon's outstanding Common Stock.

PROXIES

     This Proxy Statement is being furnished to holders of Circon Common Stock in connection with solicitation of proxies by and on behalf of the Board of Directors of Circon for use at the Circon Special Meeting.

     All shares of Circon Common Stock that are entitled to vote, and are represented at the Circon Special Meeting by properly executed proxies received prior to or at the Circon Special Meeting and not duly revoked will be voted at the Circon Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the Merger Agreement.

     If any other matters are properly presented for consideration at the Circon Special Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Circon Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Circon at or before the taking of the vote at the Circon Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Circon, before the taking of the vote at the Circon Special Meeting or (iii) attending the Circon Special Meeting and voting in person (although attendance at the Circon Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Circon at 6500 Hollister Avenue, Santa Barbara, California 93117, Attention: Secretary or hand-delivered to the Secretary of Circon, in each case before the taking of the vote at the Circon Special Meeting.

     The cost of the solicitation of Circon stockholders will be borne by Circon. Circon may retain the services of a proxy solicitation firm to assist in the solicitation of proxies for a fee not to exceed $5,000, plus reimbursement of reasonable expenses. In addition, Circon may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain Circon directors, officers and employees personally or by telephone, telegram or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

RECOMMENDATION OF CIRCON BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF CIRCON HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTEREST OF CIRCON AND ITS STOCKHOLDERS. THE CIRCON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

                             CABOT SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF CABOT SPECIAL MEETING

     The Cabot Special Meeting will be held at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania on August 25, 1995, at 1:00 p.m. local time, for the sole purpose of voting upon a proposal to approve and adopt the Merger Agreement.

RECORD DATE AND OUTSTANDING SHARES

     Stockholders of record of Cabot Common Stock at the close of business on June 27, 1995 (the "Cabot Record Date") are entitled to vote at the Cabot Special Meeting. As of the Cabot Record Date, there were 10,392,226 shares of Cabot Common Stock outstanding held by approximately 958 holders of record.

VOTE REQUIRED

     The affirmative vote of a majority of the votes cast at the Cabot Special Meeting by the holders of shares of Cabot Common Stock outstanding on the Cabot Record Date is required to approve and adopt the Merger Agreement. Under New Jersey law, abstentions are not "votes" for determining "a majority of the votes cast." Holders of record of shares of Cabot Common Stock are entitled to one vote per share. A majority of the outstanding shares of Cabot Common Stock present or represented at the meeting will constitute a quorum.

     As of June 27, 1995, Cabot's directors, executive officers and their affiliates owned and were entitled to vote 3,107,521 shares at the Cabot Special Meeting, representing approximately 29.9% of the total number of outstanding shares of Cabot Common Stock. See "The Merger and Related Transactions -- Voting Agreements" and "Beneficial Ownership of Cabot Common Stock."

PROXIES

     This Proxy Statement is being furnished to holders of Cabot Common Stock in connection with the solicitation of proxies by and on behalf of the Board of Directors of Cabot for use at the Cabot Special Meeting.

     All shares of Cabot Common Stock that are entitled to vote and are represented at the Cabot Special Meeting by properly executed proxies received prior to or at the Cabot Special Meeting and not duly revoked will be voted at the Cabot Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for the approval of the Merger Agreement.

     If any other matters are properly presented for consideration at the Cabot Special Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Cabot Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies) the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Cabot at or before the taking of the vote at the Cabot Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Cabot before the taking of the vote at the Cabot Special Meeting, or (iii) attending the Cabot Special Meeting and voting in person (although attendance at the Cabot Special Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Cabot at 2150 Cabot Boulevard West, Langhorne, Pennsylvania 19047, Attention: Secretary or hand delivered to the Secretary of Cabot, in each case before the taking of the vote at the Cabot Special Meeting.

     The cost of the solicitation of Cabot stockholders will be borne by Cabot. Cabot may retain the services of a proxy solicitation firm to assist in the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement of reasonable expenses. In addition, Cabot may reimburse brokerage firms and other persons representing beneficial owners of shares of Cabot Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain Cabot directors, officers and employees personally or by telephone, telegram or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

RECOMMENDATION OF CABOT BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF CABOT HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF CABOT AND ITS STOCKHOLDERS. THE CABOT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. SEE "TERMS OF THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

DISSENTERS' APPRAISAL RIGHTS

     The New Jersey Business Corporation Act provides to Cabot stockholders certain dissenters' appraisal rights described below. However, these rights will not be available if Circon has at least 1,000 stockholders of record upon consummation of the Merger. It is not clear whether the Cabot stockholders who become Circon stockholders as a result of the conversion of their Cabot stock into Circon stock pursuant to the Merger will be deemed under New Jersey law to be Circon stockholders of record upon consummation of the Merger. If the Cabot stockholders are counted for purposes of determining whether Circon will have at least 1,000 stockholders of record upon consummation of the Merger, the dissenters' appraisal rights described below will not be available to Cabot stockholders.

     Circon has the right to terminate the Merger Agreement if dissenting Cabot shares represent 5% or more of the total number of Cabot shares outstanding on the Cabot Record Date.

     The following summary is qualified in its entirety by reference to excerpts of Chapter 11 of the New Jersey Business Corporation Act set forth in Annex B to this Proxy Statement.

     Each holder of Cabot Common Stock will have the right, upon compliance with the relevant provisions of the New Jersey Business Corporation Act, to demand that Cabot purchase all (or in certain cases, some) of such holder's shares for a cash price equal to the fair value of such shares as of the day prior to the date on which the vote approving the Merger is taken, without regard to any appreciation or depreciation as a consequence of the Merger (the "Fair Value"). To be entitled to be paid the Fair Value for his or her shares, a holder of Cabot Common Stock (a) prior to the Cabot Special Meeting, must file a written notice of dissent ("Written Objection") stating that such shareholder intends to demand payment for all shares owned if the Merger is consummated, (b) must not vote in favor of approval of the Merger, (c) within 20 days after the mailing by Cabot of a notice of the Effective Time, must make written demand on Cabot for payment of the Fair Value of such shareholder's shares ("Written Demand"), (d) within 20 days after the Written Demand, must submit the certificates representing such shares to Cabot for notation thereon that such Written Demand has been made and (e) must otherwise comply with the provisions of Section 14A:11-2 of the New Jersey Business Corporation Act. Under New Jersey law, the marking of the proxy to indicate a vote against approval of the Merger does not constitute a Written Objection, and failure to vote against the proposed Merger does not constitute a waiver of a Written Objection previously filed by a dissenting shareholder. The Written Demand must state the number of shares of Cabot Common Stock owned by the dissenting shareholder with respect to which such shareholder dissents. A dissenting shareholder may dissent as to all or less than all of those shares owned of record by such shareholder; such shareholder must dissent, if at all, with respect to all of the shares owned beneficially regardless of whether such shareholder is also the record owner of such shares.

     If the Merger becomes effective, a Cabot shareholder who has not both filed the Written Objection and made the Written Demand within the periods described above shall be conclusively presumed to have consented to the Merger and shall be bound by its terms. Failure of a dissenting shareholder to submit such shareholder's certificate or certificates for notation thereon that the Written Demand has been made, as described above, shall, at Cabot's option, terminate such shareholder's rights of dissent unless a court of competent jurisdiction for good and sufficient cause shown otherwise directs. The Written Objection, the Written Demand, and the presentation of certificates for notation, should be addressed to Cabot Medical Corporation, 2150 Cabot Boulevard West, Langhorne, Pennsylvania 19047, Attention: Chief Financial Officer. Upon making a Written Demand, the dissenting shareholder shall not be entitled to vote or to exercise any other rights of a shareholder as to the shares with respect to which such shareholder dissents.

     If the Merger becomes effective, within 10 days after the expiration of the 20-day period within which Cabot shareholders may make a Written Demand (the "10-Day Period"), Cabot shall mail to each dissenting shareholder the audited or unaudited balance sheet and the surplus statement of Cabot, as of the latest available date (in any event not earlier than twelve months prior to the date of such mailing) and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet. Cabot may accompany such mailing with a written offer to pay such dissenting shareholder for such shareholder's shares at a specified price deemed by Cabot to be the Fair Value therefor. Such offer shall be made at the same price per share to all dissenting shareholders. If, within 30 days after the expiration of the 10-Day Period, the Fair Value of the shares is agreed upon by any dissenting shareholder and Cabot, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

     If a dissenting shareholder and Cabot are unable so to agree on the Fair Value within such 30-day period (the "First 30-Day Period"), such dissenting shareholder may serve upon Cabot a written demand that it commence an action in the Superior Court of New Jersey for the determination of the Fair Value of the Cabot Common Stock held by such dissenting shareholder. Such demand must be served not later than 30 days after the expiration of the First 30-Day Period and such action shall be commenced by Cabot not later than 30 days after receipt by Cabot of such demand (the "Second 30-Day Period"), but Cabot may commence such action at any earlier time. If Cabot fails to so commence the action, a dissenting shareholder may do so in Cabot's name not later than 60 days after the expiration of the Second 30-Day Period. The costs and expenses of such an action shall be determined by the court and shall be apportioned and assessed upon the parties as the Court may find equitable. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude fees and expenses of counsel for and experts employed by any party, but if the Court finds that the offer of payment made by Cabot was not in good faith, or if no such offer was made, the Court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of counsel for and any experts employed by such dissenting shareholder.

     The right of a dissenting shareholder to be paid the Fair Value of such shareholder's shares shall cease if (a) such shareholder has failed to present such shareholder's certificates for notation, unless a court having jurisdiction for good and sufficient cause shown shall otherwise direct, (b) such shareholder's demand for payment is withdrawn with the written consent of Cabot,
(c) the Fair Value of the shares is not agreed upon and no action for the determination of Fair Value by the Superior Court is commenced within the time provided, (d) the Superior Court determines that the shareholder is not entitled to payment for such shares, (e) the Merger is abandoned, or (f) a court having jurisdiction permanently enjoins or set aside the Merger.

     Dissenters' rights under New Jersey law can only be exercised by holders of record, not by beneficial owners who are not also the holders of record.

     The Delaware General Corporation Law does not provide dissenters' appraisal rights to Circon stockholders.

                      THE MERGER AND RELATED TRANSACTIONS

     The following discussion summarizes the proposed Merger and related transactions. It is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A. Statements made in this Proxy Statement with respect to the terms of the Merger and such related transactions are qualified by reference to the more detailed information set forth in the Merger Agreement.

JOINT REASONS FOR THE MERGER

     Circon and Cabot have identified a number of potential joint benefits that they believe will contribute to the success of the combined companies, including the following:

     - PRODUCTS AND MARKETS

     Both Circon and Cabot manufacture and market products used in minimally invasive surgery and diagnosis. Most of Circon's products are used in urology. Circon products also have a growing presence in gynecology, laparoscopy and other medical specialties. Circon's products are primarily reusable devices and systems, rather than disposables. Cabot's products, which are used in gynecology, urology and laparoscopy, include disposables as well as devices and systems. Cabot has in recent years increasingly emphasized its disposable products. The management of Circon and Cabot believe that their product lines are highly complementary and will enable the combined companies to provide a much broader product offering that should enhance their competitive position in each of the markets they now serve.

     - SALES FORCE

     Circon and Cabot each has a U.S. direct sales force of approximately 80 persons. The two sales forces are trained in sales of products for both the urology and gynecology markets. Although the two sales forces currently compete for some of the same customer accounts, they have tended to concentrate on different customers because of the different product strengths of the two companies. The Circon and Cabot managements believe that the effective doubling of the U.S. direct sales force as a result of the Merger can permit significantly greater market penetration. Moreover, the broader product line should potentially enable the combined sales force to increase sales to existing accounts.

     - CRITICAL MASS

     The U.S. healthcare market is undergoing rapid and fundamental changes, a trend that Circon and Cabot expect to continue. Consolidation among hospitals, clinics and medical practice groups, and the emergence of cooperative purchasing arrangements among customers of medical product companies, have intensified pressures on these companies not only to reduce costs and otherwise operate at maximum efficiency, but also to increase their own size, realize economies of scale, and diversify to reduce their dependency on any narrow group of products. Circon and Cabot believe that the Merger can provide these benefits for the combined companies and strengthen their positions in their target markets. Developing such "critical mass" should enable the combined companies to compete more effectively and enhance their operating performance in the changing environment of U.S. healthcare.

     - TECHNOLOGY

     Circon utilizes proprietary optics and electronics technologies in the design and production of rigid endoscopes, small-diameter flexible endoscopes, miniature video cameras and electrosurgical devices. Cabot has developed valuable know-how in plastics technology and manufacturing skills used to produce its disposable products. The two companies believe that combining their technological know-how can potentially enable them to pursue a wider range of product development opportunities in their target markets.

     - SYNERGIES AND COST SAVINGS

     In addition to the potential synergies from broadening the product line, better utilization of the U.S. direct sales force, and pooling the complementary technological strengths of the two companies, the managements of Circon and Cabot anticipate significant cost savings can be realized from taking actions such as the elimination of duplicate trade show and marketing expenses, consolidation of certain administrative and finance functions, and rationalization of the use of some facilities.

     - FINANCIAL CONDITION

     Circon at March 31, 1995 had cash and marketable securities of $21 million, no debt and stockholders' equity of $80 million. Cabot, at April 29, 1995 had cash and marketable securities of $2 million, debt of $73 million, stockholders' equity of $9 million and a debt to equity ratio of 7.9 to 1. The Merger will enable Circon to utilize its balance sheet strength to reduce the leverage in Cabot's balance sheet, resulting in a combined company with a moderate debt to equity ratio and the financial ability to take advantage of future expansion or acquisition opportunities. The managements of Circon and Cabot believe that the investment community could be more receptive to the combined companies as a result of potential improvements in future financial performance from the synergies and costs savings described above, and from the increased size of the combined companies (pro forma 1994 sales of $157 million and assets of $185 million).

CIRCON'S REASONS FOR THE MERGER

     In addition to the anticipated joint benefits described above, the management of Circon believes that for the following additional reasons the Merger will be beneficial to Circon:

     - PRODUCTS AND MARKETS

     Circon has sought to expand its presence in the gynecology and laparoscopy markets and to broaden its product line to include more disposable products. Circon believes that the Merger will provide greater opportunities for current and future Circon products to be sold in the gynecology and laparoscopy markets by providing access to Cabot's customer accounts and access to new customers as a result of the broadened product line. The addition of Cabot's disposable products to Circon's line of medical devices and systems will provide a better balanced product offering and reduce dependence on the higher-cost devices and systems. Moreover, disposable products typically carry a higher gross profit margin than devices.

     - SALES FORCE

     By gaining access to Cabot's customers through the Cabot U.S. direct sales force, Circon expects to achieve greater market penetration for its existing products. By effectively doubling the size of Circon's U.S. direct sales force, the Merger may also provide the benefit of more intensive coverage of existing sales territories.

     - UTILIZATION OF AVAILABLE CASH

     In 1991, through two public equity financings Circon retired debt that it had incurred in a prior acquisition and also raised surplus cash with the expectation that a significant portion would be used in future acquisitions. However, during the subsequent three years, Circon was unable to locate acquisition opportunities with strategic advantages and reasonable terms comparable to those negotiated with Cabot for the Merger. Circon's cash and marketable securities can be employed in the Merger either to partially fund the repayment of the Cabot Convertible Notes (see "Terms of the Merger -- Cabot Convertible Notes; Possible Prepayment") or to strengthen the post-Merger balance sheet.

CABOT'S REASONS FOR THE MERGER

     At its meeting on April 24, 1995, the Board of Directors of Cabot determined that the Merger and the Merger Agreement are fair to, and in the best interests of, Cabot, its employees, and its shareholders. In reaching this determination, the Cabot Board consulted with the management of Cabot, as well as its financial and legal advisors, and considered a number of factors, including the following:

     - The radical and rapid changes that have occurred in the health care marketplace in the United States over the last two years as well as those likely to occur in the future and the impact and potential future impact of those changes on the Company given its revenue base and market position;

     - The terms of the Merger Agreement and the other documents to be executed in connection with the Merger;

     - The financial presentation of Smith Barney (see "The Merger and Related Transactions -- Financial Advisors -- Cabot's Financial Advisor");

     - Review by the Cabot Board, based in part on a presentation by Cabot's management and legal counsel, regarding (i) the due diligence review of Circon, including the business, operations, earnings, asset quality, financial condition and management philosophy of Circon on an historical, prospective and pro forma bases; (ii) product compatibility, compatibility of corporate goals and objectives and the respective contributions which each company would bring to a combined entity; (iii) the enhanced possibility for significant growth in Cabot's major markets made possible by the Merger as a result of the strategic mass of the combined companies; (iv) the opportunities for limited cost savings and synergies, such as the ability to rationalize production facilities, consolidate purchasing and pool resources to develop new products faster, that are expected to result from the Merger;

     - Cabot's long-term strategy of promoting disposable products compared with Circon's strategy of promoting reusable devices and systems and the complementary relationships between the two;

     - The opportunity that the Merger provides to strengthen the management team of the combined companies by integrating the management teams of Circon and Cabot;

     - The ability of the combined company, by virtue of its size, to compete more effectively and efficiently in the highly competitive, price-driven medical device industry, particularly with respect to large national accounts; and

     - The ability of the companies to combine their respective highly-trained sales forces to drive growth at a much faster pace than would otherwise be available to either company alone.

     The Cabot Board determined that the Merger would better serve Cabot's basic business strategy (given the realities of the current and foreseeable health care provider environment) than growth through internal means and/or acquisition or strategic alliances. In particular, the Board considered that a much broader national, as well as an international presence would be created without the burden of acquisition debt or the investment and time that would be required for internal growth.

     Thus, the Cabot Board concluded that the Merger would best advance Cabot's strategic plan because of the Board's belief that the Merger combines two companies with complementary businesses and business strategies, thereby creating a company with greater size, flexibility, breadth of products, efficiencies, capital strength and profitability than Cabot would possess on a stand-alone basis. Each company possesses distinct but complementary business strengths which, the Cabot Board believes, can be successfully blended. Lastly, the size and capitalization of the combined company may allow it to take advantage of future acquisitions and/or strategic alliance opportunities which otherwise might not be available to either company individually.

     The Cabot Board did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

     Messrs. Warren G. Wood and Richard A. Auhll, the Chief Executive Officers of Cabot and Circon, have known each other for a number of years. They frequently met at trade shows and financial conferences where both were speakers. At these meetings, they exchanged views on the medical device industry and generally discussed developments, trends and uncertainties in the U.S. healthcare market. At these informal, generally social meetings, there were no discussions regarding a potential merger of the two companies. However, in early 1993 and again in mid-1993, Mr. Wood and Mr. Auhll, in correspondence, each expressed an interest in exploring possible business arrangements between the companies that might include a merger, although the matter was not pursued.

     In June 1994, Mr. Wood again expressed an interest in an exploratory meeting. Mr. Auhll responded affirmatively and suggested that they meet at the meeting of the American College of Surgeons ("ACS") in Chicago in October 1994. During the ACS meeting, Messrs. Auhll and Wood met informally and discussed broad possible areas of cooperation between Circon and Cabot. Recognizing that Circon and Cabot had few products which competed with one another and a number of products which complemented one another, Messrs. Auhll and Wood generally discussed possible cooperative arrangements in which each company might distribute the other's products. While both agreed to consider this possibility, neither ever acted on the discussion after that meeting and the matter was not pursued.

     In December 1994, Cabot engaged Smith Barney to act as its financial advisor to investigate possible strategic arrangements with other companies. As part of these efforts, Smith Barney and/or Cabot's management investigated several possibilities, the principal among which were joint ventures, joint distribution and marketing arrangements, acquisitions of other companies by Cabot, acquisition of Cabot by another company and a merger of Cabot and another company. After internal discussions, Cabot's management concluded that joint distribution and marketing arrangements would probably not be available on a scale to be suitably profitable and that Cabot did not have the financial strength to acquire a company of the size necessary to establish the critical mass which management believed necessary to compete successfully in the current and foreseeable health care environment. Smith Barney contacted 16 companies, including Circon. Eleven of these companies executed confidentiality agreements and were given non-public information concerning Cabot. Upon their review of this information, five of the companies declined to participate further and discussions (either by telephone or in person) were held with the six which expressed interest. After these discussions, three companies expressed continued interest. One expressed interest only in obtaining Cabot's product line and had no interest in Cabot's manufacturing, sales, marketing, or other operations. Another proceeded very slowly and was considered by Cabot to be unable to act decisively in a relatively short time period. Circon was the third company that had expressed a continuing interest in a merger or other strategic transaction.

     On February 1, 1995, representatives of Bear Stearns met with certain Circon senior managers, who discussed Circon's interest in a possible merger with Cabot and requested Bear Stearns to compile financial information relating to such a merger. On March 2, 1995, Circon executed a confidentiality agreement and on March 7, 1995, Circon received certain confidential information regarding Cabot. On March 8, 1995, Bear Stearns reviewed with certain members of Circon's senior management financial information relating to Cabot, stock trading information relating to the Circon Common Stock and Cabot Common Stock and the pro forma effect of a merger with Cabot on Circon's earnings per share that would result from various exchange ratios assuming either pooling of interests or purchase accounting. Bear Stearns noted that Circon Common Stock was trading near its highest closing price over the prior 12 months, while Cabot Common Stock was trading near its lowest closing price. Bear Stearns also noted that a stock-for-stock merger qualifying for pooling of interests accounting treatment could avoid an increase in intangible assets of the combined company that would have to be amortized against future earnings and could also avoid significant balance sheet leverage and the depletion of Circon's cash resources, which would be needed in the event that holders of the Cabot Convertible Notes exercised their right of redemption. At this meeting, Bear Stearn did not recommend or express any view concerning any particular exchange ratio. Based on the information reviewed, Circon concluded that a combination of Circon and Cabot should be structured as a stock-for-stock transaction qualifying for pooling of interests accounting treatment.

     On March 22, 1995, while Mr. Wood was attending a meeting of the Health Industries Manufacturers Association in Palm Springs, California, he and a representative of Smith Barney met privately with Mr. Auhll to discuss publicly available information with respect to the two companies. Mr. Wood and Mr. Auhll reviewed the history and operations of Cabot and Circon, respectively, over recent years. The representative of Smith Barney did not actively participate in the discussions.

     Thereafter, Mr. Wood discussed with Marvin B. Sharfstein, Vice President of Corporate Development of Cabot, his meeting with Mr. Auhll. Although additional confidential information regarding Cabot was provided to Circon on March 31, 1995, Mr. Auhll was informed that no further discussions would be held between Circon and Cabot unless Circon indicated its view regarding a possible combination or other strategic relationship between the companies and the broad terms of such a transaction.

     On April 4, 1995, the Circon Board of Directors held a meeting at which representatives of Bear Stearns made a presentation regarding Cabot's financial projections and provided the Board of Directors with statistical compilations related to a possible merger. In addition, the Board of Directors reviewed and approved the terms of a proposed letter from Mr. Auhll to Mr. Wood expressing Circon's strong preliminary interest in the possibility of a merger of Circon and Cabot on a stock-for-stock basis.

     On April 5, 1995, Mr. Wood received the letter approved by the Circon Board of Directors from Mr. Auhll. Mr. Wood discussed Mr. Auhll's letter with Mr. Sharfstein and generally briefed Noel Wray, Vice President of Finance and Administration and Cabot's Board of Directors concerning the contents of the letter. Cabot responded that the minimum value that Cabot would consider was at or above the top of the values suggested in Circon's letter. The parties nevertheless agreed to conduct additional discussions.

     On April 12, 1995, Cabot executed a confidentiality agreement to enable Cabot to receive confidential information from Circon.

     On April 13, 1995, Mr. Auhll, R. Bruce Thompson, Circon's Executive Vice President and Chief Financial Officer, Winton L. Berci, Circon's Vice President, Marketing and Sales, Frank D. D'Amelio, Circon's Vice President, Chief Manufacturing Officer, Daniel J. Meaney, Circon's Vice President and General Counsel and Douglas Carey, Circon's Manager of Corporate Development, representatives of Bear Stearns and Circon's attorneys met in Los Angeles, California with Mr. Wood, Mr. Sharfstein, Mr. Wray, representatives of Smith Barney and Cabot's attorneys. At that meeting, the parties discussed each company's product line, customer base, growth prospects and business plans. Cabot provided to Circon projections of operating performance for the remaining quarters in fiscal 1995. The participants also generally discussed the potential benefits of a combination between the two companies and other related matters. Further discussions ensued regarding a potential exchange ratio, termination rights in the event Circon stock traded outside a certain range and financing for possible redemption of Cabot's Convertible Notes if required by the holders of such Notes, but no agreement was reached.

     On April 14, 1995, Mr. Wood, Mr. Sharfstein, Mr. Wray and a representative of Smith Barney visited Circon's headquarters facility in Santa Barbara, California and met with Mr. Auhll, several of Circon's senior managers and a representative of Bear Stearns. No negotiations took place at this meeting. The parties agreed to consider the topics discussed during the last two days and to meet again the following week to continue the discussions. Circon's legal advisors then began preparation of a preliminary draft of the Merger Agreement.

     Mr. Auhll, Mr. Thompson, Mr. Berci, Mr. D'Amelio, Mr. Meaney, Mr. Carey and representatives of Bear Stearns again met with Mr. Wood, Mr. Sharfstein, Mr. Wray and the other executive officers of Cabot, representatives of Smith Barney and Cabot's attorneys April 18 and 19, 1995 in Princeton, New Jersey. During these meetings, Cabot and Circon began to discuss the parameters of an agreement. During the course of these discussions, Messrs. Wood and Sharfstein and representatives of Smith Barney, together with Mr. Auhll and representatives of Bear Stearns, discussed the number of Circon shares to be issued pursuant to the Merger, a possible adjustment of the terms or right of termination if Circon stock traded outside a certain range prior to the Effective Time, the structure of the Merger, employment agreements for Messrs. Wood and Sharfstein, and the necessity that Circon have secured the financing necessary to repurchase the Cabot Convertible Notes should the holders exercise their right to be redeemed after the Merger. At the end of the meeting on April 19, Cabot and Circon agreed that (i) the consideration for the Merger would be .415 shares of Circon Common Stock for each Cabot share outstanding, (ii) there would be no change in terms or right of termination if Circon stock traded above or below certain limits prior to the Effective Time, (iii) the Merger had to qualify as a pooling of interests for accounting purposes and (iv) Messrs. Wood and Sharfstein would enter into employment and consulting agreements for a short period of time after the Merger (eventually determined to be two years) because of their importance in the transition period after the Merger, but that no other officers or directors of Cabot would receive employment or consulting agreements as a result of the Merger. All of the foregoing was expressly subject to the terms of a definitive agreement to be negotiated and approved by the Cabot and Circon Boards of Directors. However, Circon and Cabot were not able to agree upon a condition to make the Merger contingent upon receipt by Circon of financing sufficient to enable Cabot to repurchase the Cabot Convertible Notes if the holders required it to do so. Cabot agreed not to negotiate any potential merger or similar proposal from any third party until May 1, 1995, subject to compliance by the Cabot Board of Directors with its fiduciary duties.

     On April 21, 1995, at a regularly scheduled meeting of the Cabot Board of Directors, Messrs. Wood and Sharfstein made a presentation to the Board with respect to the possible combination of Circon and Cabot. Representatives of Smith Barney also attended that meeting. The business and prospects of Cabot, both alone and combined with Circon, were discussed at great length and in great detail. Representatives of Smith Barney also made a financial presentation to the Board (see "The Merger and Related Transaction -- Opinions of Financial Advisors -- Cabot's Financial Advisor"). After a full discussion on the philosophies of each company and the potential short and long term benefits of a combination of the businesses, the future of Cabot's business both alone and as part of Circon and after reviewing the lack of interest expressed by most other parties contacted by Smith Barney, the Board, having reviewed a preliminary draft of a Merger Agreement, authorized Messrs. Wood and Sharfstein, together with Cabot's financial and legal advisors, to meet again with Circon to attempt to conclude discussions with respect to the potential merger. The Board, however, expressed concern with respect to the fact that Circon had not yet received a commitment from a financial institution to provide it with the financing necessary to repay the Cabot Convertible Notes should the need arise after a possible merger. The Board was of the view that no agreement could be reached with Circon until this issue was resolved to its satisfaction.

     On April 24, 1995, Messrs. Wood and Sharfstein, together with representatives of Smith Barney, met with Messrs. Auhll, Thompson, Meaney and Carey, representatives of Bear Stearns and Circon's attorneys in Las Vegas, Nevada (the site of the annual convention of the American Urological Association) and completed discussions regarding the terms of the Merger Agreement, principally that Circon be given a limited period of time to secure a financing commitment to repay the Cabot Convertible Notes (which commitment has been obtained) and certain terms related to the conduct of Cabot's and Circon's respective businesses prior to the Effective Time. Certain matters relating to the voting agreements to be signed by Messrs. Wood, Sharfstein and Brener were also considered at this meeting. That evening, Mr. Wood convened a telephonic meeting of the Cabot Board, explained the proposed resolution of the final points as tentatively agreed upon by Messrs. Wood and Auhll (including the provisions with regard to Circon's securing the financing necessary to repay Cabot's long-term indebtedness, if necessary) and received the Board's unanimous approval of the Merger Agreement. Also on April 24, the Board of Directors of Circon met in Las Vegas, together with representatives of Bear Stearns, who discussed with the directors in detail the terms of the Merger Agreement and various business aspects of the proposed Merger. Following these discussions and consultations with Circon's legal counsel, the Circon Board of Directors unanimously approved the Merger Agreement.

     Thereafter, the Merger Agreement was executed and, prior to the opening of the stock market on April 25, 1995, Circon and Cabot issued a joint press release announcing the Merger.

     In July 1995, Circon and Cabot amended the Merger Agreement to make clear the intention that Cabot stockholders will become Circon stockholders of record at the Effective Time and to correct minor errors.

     The representatives of Smith Barney and Bear Stearns, respectively, who attended the meetings described above participated primarily by making inquiries concerning various aspects of each company's current and prospective business and by providing technical assistance to the companies, such as computations of the pro forma effect of the Exchange Ratio and advice concerning the possibilities of obtaining bank financing within certain parameters. The negotiations were led by Mr. Auhll for Circon and Messrs. Wood and Sharfstein for Cabot. Outside the meetings, the representatives of Smith Barney and Bear Stearns provided more extensive financial advisory services in connection with the Merger, as described below.

OPINIONS OF FINANCIAL ADVISORS

     CIRCON'S FINANCIAL ADVISOR

     From the first meeting with senior Circon management on February 1, 1995, Bear Stearns has provided advice to Circon regarding financial aspects of the Merger. During this period, the terms of engagement of Bear Stearns were also negotiated with Circon, which on April 20, 1995 formally retained Bear Stearns to act as its financial advisor in connection with the Merger. As its financial advisor, Circon engaged Bear Stearns to provide advice regarding the range of potential values for Cabot and transaction structure, assist Circon in negotiations with Cabot and its advisors, present to the Circon Board of Directors a valuation analysis and financial review of the Merger, analyze the pro forma effects of the Merger on Circon's projected financial performance, render its opinion to the Circon Board of Directors as to the fairness of the Merger, from a financial point of view, to the stockholders of Circon, and provide other investment banking and financial advisory services as requested by Circon. Circon selected Bear Stearns based on its qualifications, expertise and familiarity with Circon and Cabot.

     Bear Stearns delivered its oral opinion to the Circon Board of Directors to the effect that, as of April 24, 1995, the Merger was fair, from a financial point of view, to the stockholders of Circon. Bear Stearns has delivered its written fairness opinion, updated to the date of this Proxy Statement.

     The full text of Bear Stearns fairness opinion, which sets forth certain assumptions made, certain procedures followed and certain matters considered by Bear Stearns, is attached as Annex D to this Proxy Statement. As set forth therein, Bear Stearns relied upon and assumed the accuracy and completeness of the financial and other information provided to it by Circon and Cabot. With respect to Circon's and Cabot's projected financial results, Bear Stearns assumed that the projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Circon and Cabot as to the expected future performance of Circon and Cabot, respectively. Bear Stearns did not perform any independent verification of the information or projections provided to it and Bear Stearns relied upon the assurances of the managements of Circon and Cabot that they are unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets of Circon or Cabot. Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of the date of its opinion. Bear Stearns further assumed that the Merger would be accounted for in accordance with the pooling of interests method of accounting under Accounting Principles Board Opinion No. 16. Bear Stearns' opinion addresses only the fairness of the Merger from a financial point of view and does not constitute a recommendation to any stockholder of Circon as to how such stockholder should vote on the Merger Agreement. The Exchange Ratio in the Merger was determined through arm's-length negotiations between Circon and Cabot.

     The summary of the opinion of Bear Stearns set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. CIRCON STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY BEAR STEARNS.

     In rendering the fairness opinion, Bear Stearns, among other things: (i) reviewed this Proxy Statement in substantially final form, (ii) reviewed Cabot's Annual Reports to Shareholders and its Annual Reports on Form 10-K for the fiscal years ended on or about October 31, 1991 through 1994, and its Quarterly Reports on Form 10-Q for the periods ended January 28, and April 29, 1995, (iii) reviewed Circon's Annual Reports to Shareholders for the years ended December 31, 1991 through 1994, and its Annual Reports on Form 10-K for the years ended December 31, 1991 through 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995, (iv) reviewed certain operating and financial information, including projections, provided by the managements of Cabot and Circon relating to their respective business prospects, (v) met with certain members of Cabot's and Circon's senior management to discuss their respective operations, historical financial statements and future prospects, and their views of the benefits and other implications of the Merger, (vi) reviewed the historical stock prices and trading volumes of the common shares of Cabot and Circon, (vii) reviewed publicly available financial data and stock market performance data of companies which Bear Stearns deemed generally comparable to Cabot and Circon, (viii) reviewed the terms of recent combinations of companies which Bear Stearns deemed generally comparable to Cabot and Circon, and (ix) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     The following is a brief summary of certain of the financial analyses used by Bear Stearns in connection with providing its opinions to the Circon Board of Directors.

     Contribution Analysis. Bear Stearns analyzed the pro forma contribution of each of Cabot and Circon to the combined company, if the Merger were to be consummated, and reviewed certain historical and estimated future operating and financial information including, among other things, the revenues, operating cash flow, operating income and net income of Cabot and Circon, and the pro forma revenues, operating cash flow, operating income and net income of the combined company resulting from the Merger based on internal financial analyses and projections for Cabot and Circon prepared by their respective managements. The contribution analysis did not take into account any potential synergies or cost savings that might be realized after the Merger. Such analysis indicated that, based on management projections, for 1995 and 1996 Circon's relative contribution to the financial results of the combined company would be (i) 57% and 58% respectively, of revenues, (ii) 42% and 44%, respectively, of operating cash flow, (iii) 48% and 49%, respectively, of operating income and (iv) 74% and 66%, respectively, of adjusted net income, which is net of material non-recurring items. Bear Stearns noted that the approximately 64% of the pro forma fully diluted number of shares for the combined company to be owned by former Circon stockholders after the Merger is less than Circon's relative contributions in 1995 and 1996 of adjusted net income, but is greater than its relative contributions of revenue, operating cash flows and operating net income. Bear Stearns further noted that the contribution analysis did not consider the different valuation multiples, such as the price-earnings multiples, that the market ascribed to Circon and Cabot both on a current basis and on a historical basis.

     Pro Forma Combination Analysis. Bear Stearns analyzed earnings per share estimates for 1995 and 1996 for both Circon and, on a pro forma basis, for the combined company after the Merger. These analyses were based upon projections provided by the managements of Circon and Cabot. The pro forma analysis took into account potential synergies or cost savings that might be realized after the Merger. Based on managements' projections and managements' estimates of potential cost savings of $4.0 million per annum and after taking into account the Exchange Ratio, Bear Stearns' analysis showed the Merger resulting in accretion in Circon's fully diluted earnings per share of 2.7% and 9.2% for 1995 and 1996, respectively, assuming full realization of estimated potential synergies and costs savings in each year. When estimated pro forma earnings per share were calculated assuming zero Merger-related synergies and cost savings, such analysis showed dilution in Circon's fully diluted earnings per share of 23.4% and 10.5%, respectively. Bear Stearns further noted that the combination analysis did not consider the different valuation multiples, such as the price-earnings multiples, that the market ascribed to Circon and Cabot both on a current basis and on a historical basis.

     Comparable Company Analysis. Using publicly available information, Bear Stearns analyzed, among other things, the public market values and valuation multiples of Circon, Cabot and a group of certain public companies (the "Comparable Companies") which are generally comparable to Circon and Cabot. The group of Comparable Companies includes Boston Scientific Corp., Conmed Corp., C.R. Bard, Inc., STERIS Corp., Stryker Corp. and U.S. Surgical Corp. Bear Stearns compared the valuation multiples of Circon implied by its public market valuation against the valuation multiples of Cabot implied by the Exchange Ratio and the valuation multiples of the Comparable Companies implied by their respective public market valuations. Specific valuation multiples analyzed included: (i) equity value to latest 12 months net income, estimated 1995 net income and estimated 1996 income, and (ii) transaction value (defined as equity value plus the book value of debt less the book value of cash and cash equivalents) to latest 12 months revenue, latest 12 months operating cash flow and latest 12 months operating income. The ranges of multiples of the Comparable Companies, based on the public market closing prices of their respective common shares as of April 18, 1995, were as follows: (i) latest 12 months net income:
16.2x -- 47.3x with a harmonic mean of 26.4x, (ii) estimated 1995 net income:
14.4x -- 34.3x with a harmonic mean of 21.5x, (iii) estimated 1996 net income:
12.8x -- 21.6x with a harmonic mean of 16.3x, (iv) latest twelve months revenue:
1.7x -- 5.5x with a harmonic mean of 2.3x, (v) latest twelve months operating cash flow: 9.2x -- 25.3x with a harmonic mean of

12.4x and (vi) latest twelve months operating income: 11.6x -- 33.7x with a harmonic mean of 17.7x. Based on a closing price of Circon on April 19, 1995 of $20.50, the valuation multiples of Circon were: (i) latest 12 months net income:
44.0x, (ii) estimated 1995 net income: 26.9x, (iii) estimated 1996 net income:
20.6x, (iv) latest twelve months revenue: 1.7x, (v) latest twelve months operating cash flow: 20.3x and (vi) latest twelve months operating income:
28.4x. Based on the $20.50 closing price of Circon on April 19, 1995 and the resulting equity and transaction values of Cabot implied by the Exchange Ratio of 0.415, the valuation multiples of Cabot were: (i) latest 12 months net income: 61.4x, (ii) estimated 1995 net income: 52.4x, (iii) estimated 1996 net income: 26.1x, (iv) latest twelve months revenue: 2.5x, (v) latest twelve months operating cash flow: 13.2x and (vi) latest twelve months operating income:
22.6x. Based on the $17.00 closing price of Circon on May 16, 1995 (three weeks after the Merger announcement) and the resulting equity and transaction values of Cabot implied by the Exchange Ratio of 0.415, the valuation multiples of Cabot were: (i) latest 12 months net income: 50.9x, (ii) estimated 1995 net income: 43.4x, (iii) estimated 1996 net income: 21.6x, (iv) latest twelve months revenue: 2.2x, (v) latest twelve months operating cash flow: 11.7x and (vi) latest twelve months operating income: 20.0x. Net income projections for the Comparable Companies were analyzed based on estimates of selected Wall Street brokerage firms and net income projections for Cabot and Circon were analyzed based on internal estimates of the managements of Circon and Cabot.

     Analysis of Precedent M&A Transactions. Bear Stearns reviewed nine merger and acquisition transactions (the "Comparable Transactions") which are generally comparable to the Merger. The Comparable Transactions reviewed included the following: Mitek Surgical Products, Inc./Johnson & Johnson, SCIMED Life Systems, Inc./Boston Scientific Corporation, NAMIC USA Corp./Pfizer Inc., Orthomet, Inc./Wright Medical, Cardiovascular Imaging Systems, Inc./Boston Scientific Corporation, Kirschner Medical Corporation/Biomet, Inc., Kendall International, Inc./TYCO International Ltd., Diasonics Ultrasound, Inc./Elbit Ltd., and Medical Engineering (Surgitek)/Cabot Medical Corporation. Bear Stearns compared the valuation multiples (the "Transaction Multiples") implied by the Comparable Transactions to the valuation multiples of Cabot implied by the Merger. The ranges of Transaction Multiples were as follows: (i) latest 12 months net income: 18.9x -- 31.8x with a harmonic mean of 23.9x, (ii) one year forward estimated net income: 17.3x -- 28.0x with a harmonic mean of 21.3x, (iii) latest twelve months revenue: 0.3x -- 6.3x with a harmonic mean of 1.3x, (iv) latest twelve months operating cash flow: 7.8x -- 13.4x with a harmonic mean of 9.8x and (v) latest twelve months operating income: 10.5x -- 20.9x with a harmonic mean of 14.5x. Based on the $20.50 closing price of Circon on April 19, 1995 and the resulting equity and transaction values of Cabot implied by the Exchange Ratio of 0.415, the valuation multiples of Cabot were: (i) latest 12 months net income: 61.4x, (ii) estimated 1995 net income: 52.4x, (iii) latest twelve months revenue: 2.5x, (iv) latest twelve months operating cash flow: 13.2x and (v) latest twelve months operating income: 22.6x. Based on the $17.00 closing price of Circon on May 16, 1995 (three weeks after the Merger announcement) and the resulting equity and transaction values of Cabot implied by the Exchange Ratio of 0.415, the valuation multiples of Cabot were: (i) latest 12 months net income: 50.9x, (ii) estimated 1995 net income: 43.4x, (iii) latest twelve months revenue: 2.2x, (iv) latest twelve months operating cash flow: 11.7x and (v) latest twelve months operating income: 20.0x. Net income projections for the acquired companies in the Comparable Transactions were analyzed based on estimates of selected Wall Street brokerage firms immediately prior to the announcement of the respective Comparable Transactions. Transaction Multiples were based on the acquired companies' equity values and transaction values (equity value plus book value of debt assumed less cash and cash equivalents assumed) implied by the terms of the respective Comparable Transactions.

     No company, transaction or business used in the Comparable Company Analysis or Analysis of Precedent M&A Transactions is identical to Circon, Cabot or the combined entity. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.

     Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis of the projected free cash flow of Cabot based on certain operating and financial assumptions, forecasts and other information provided by the management of Cabot and, assuming, among other things, discount rates ranging from 14% -- 18% and terminal values ranging from 14x -- 22x estimated trailing net income. This analysis resulted in a range of estimated equity values of Cabot of $71 million -- $166 million, assuming $4 million per annum in Merger related cost savings and $47 million -- $128 million, assuming zero Merger related cost savings. These ranges were compared to the $97 million equity value of Cabot shares implied by the Exchange Ratio of
0.415 based on the market value of Circon shares of $20.50 on April 19, 1995. These ranges were also compared to the $78 million equity value of Cabot shares implied by the Exchange Ratio of 0.415 based on the market value of Circon shares of $17.00 on May 16, 1995 (three weeks after the Merger announcement).

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Bear Stearns' opinion. In arriving at its opinion, Bear Stearns considered the results of all such analyses. The foregoing summary, which does not purport to be a complete description of the analyses performed by Bear Stearns, sets forth the material analyses performed by Bear Stearns in connection with its opinion. The analyses were prepared solely for purposes of providing its opinion as to the fairness of the Merger, from a financial point of view, to the stockholders of Circon. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Bear Stearns' opinion and presentation to the Circon Board of Directors was one of many factors taken into consideration by the Circon Board of Directors in making its determination to approve the Merger Agreement.

     Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.

     In the ordinary course of its business, Bear Stearns may actively trade the equity securities of Circon and Cabot for its own account and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.

     Pursuant to a letter agreement, dated April 20, 1995, Circon agreed to pay Bear Stearns a $50,000 retainer and $300,000 for rendering its fairness opinion in connection with the Merger. These fees are fully creditable against a Merger fee of $1,700,000 which Circon agreed to pay to Bear Stearns upon consummation of the Merger. Circon has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under the federal securities laws.

     CABOT'S FINANCIAL ADVISOR

     Smith Barney was retained by Cabot to act as its financial advisor in connection with the Merger. In connection with such engagement, Cabot requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of Cabot Common Stock of the consideration to be received by such holders in the Merger. On April 21, 1995, at a special meeting of the Board of Directors of Cabot held to evaluate the proposed Merger, Smith Barney made a financial presentation (described below) to the Board of Directors of Cabot with respect to the Exchange Ratio. Smith Barney also has delivered to the Board of Directors of Cabot a written opinion, dated the date of this Proxy Statement to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Cabot Common Stock.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and this Proxy Statement, and held discussions with certain senior officers, directors and other representatives and advisors of Cabot and certain senior officers and other representatives and advisors of Circon concerning the businesses, operations and prospects of Cabot and Circon. Smith Barney examined certain publicly available business and financial information relating to Cabot and Circon as well as certain financial forecasts and other data for Cabot and Circon which were provided to Smith Barney by the respective managements of Cabot and Circon, including information relating to certain strategic implications and operational benefits anticipated from the Merger.

Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Cabot Common Stock and the Circon Common Stock; the historical and projected earnings of Cabot and Circon; and the capitalization and financial condition of Cabot and Circon. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered comparable to the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Smith Barney considered comparable to those of Cabot and Circon. Smith Barney also evaluated the potential pro forma financial impact of the Merger on Circon. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate to arrive at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Smith Barney, the managements of Cabot and Circon advised Smith Barney that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cabot and Circon as to the future financial performance of Cabot and Circon and the strategic implications and operational benefits anticipated from the Merger. Smith Barney assumed, with the consent of the Board of Directors of Cabot, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion relates to the relative values of Cabot and Circon. Smith Barney did not express any opinion as to what the value of the Circon Common Stock actually will be when issued to Cabot stockholders pursuant to the Merger or the price at which the Circon Common Stock will trade subsequent to the Merger. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cabot or Circon nor did Smith Barney make any physical inspection of the properties or assets of Cabot or Circon. In connection with its engagement, Smith Barney approached, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Cabot. In addition, although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger. No other limitations were imposed by Cabot on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. CABOT STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below which Smith Barney performed in connection with its presentation to the Board of Directors of Cabot on April 21, 1995. The summary of such analyses, which does not purport to be a complete description of the analyses underlying Smith Barney's opinion, sets forth the material analyses performed by Smith Barney in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Cabot, Circon, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cabot and Circon. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Cabot, Circon and the following selected companies in the medical device industry: American Home Products Corporation; C.R. Bard, Inc.; Biomet, Inc.; Boston Scientific Corporation; Pfizer Inc.; Johnson & Johnson; Stryker Corporation; and U.S. Surgical Corporation (collectively, the "Comparable Companies"), and compared these multiples against the multiples for Cabot implied by the Exchange Ratio. Smith Barney compared market values as multiples of, among other things, estimated calendar 1995 net income, and adjusted market values (equity market value, plus debt, less cash) as multiples of latest 12 months net revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA"). The range of multiples of estimated calendar 1995 net income and latest 12 months net revenue and EBITDA of the Comparable Companies were as follows: (i) estimated calendar 1995 net income: 14.4x to 28.8x (with a mean of 21.7x and a median of 22.8x); (ii) latest 12 months net revenue: 1.6x to 5.8x (with a mean of 3.2x and a median of 2.9x); and (iii) latest 12 months
EBITDA: 9.7x to 19.3x (with a mean of 14.9x and a median of 15.8x). The multiples of estimated calendar 1995 net income and latest 12 months net revenue and EBITDA of Circon were 28.8x, 1.6x and 19.3x, respectively. The multiples of estimated calendar 1995 net income and latest 12 months net revenue and EBITDA of Cabot were 19.5x, 2.2x and 10.6x, respectively. Based on a closing sale price of Circon Common Stock on April 20, 1995 of $21.00, the Exchange Ratio equated to implied multiples of estimated calendar 1995 net income and latest 12 months net revenue and EBITDA for Cabot of 50.0x, 2.50x and 12.2x, respectively. Net income projections for the Comparable Companies were analyzed based on estimates of selected investment banking firms, and net income projections for Cabot and Circon were analyzed based on internal estimates of the managements of Cabot and Circon. All multiples were based on closing stock prices as of April 20, 1995.

     No company, transaction or business used in the comparable company analysis as a comparison is identical to Cabot, Circon or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.

     Contribution Analysis. Smith Barney analyzed the respective contributions of Cabot and Circon to the revenue, EBITDA, earnings before interest and taxes ("EBIT") and net income of the pro forma combined entity for fiscal years 1992 through 1996 (with particular focus on fiscal years 1994 through 1996), based on projections provided by the respective managements of Cabot and Circon. This analysis indicated that (i) in fiscal year 1994, Cabot would have contributed approximately 43.7% of revenue, 64.1% of EBITDA, 59.7% of EBIT and 43.3% of net income, and Circon would have contributed approximately 56.3% of revenue, 35.9% of EBITDA, 40.3% of EBIT and 56.7% of net income, (ii) in fiscal year 1995, Cabot would contribute approximately 41.5% of revenue, 51.5% of EBITDA, 44.6% of EBIT and 25.0% of net income, and Circon would contribute approximately 58.5% of revenue, 48.5% of EBITDA, 55.4% of EBIT and 75.0% of net income, and (iii) in fiscal year 1996, Cabot would contribute approximately 40.8% of revenue, 52.6% of EBITDA, 48.5% of EBIT and 37.6% of net income, and Circon would contribute approximately 59.2% of revenue, 47.4% of EBITDA, 51.5% of EBIT and 62.4% of net income. Immediately following consummation of the Merger, stockholders of Cabot and Circon would own approximately 35.7% and 64.3%, respectively, of the combined company. Smith Barney noted that the capital structure of Cabot includes significantly more debt than does the capital structure of Circon, and that the revenue, EBITDA and EBIT contributions of Cabot relative to Circon do not give effect to the significant negative effect of Cabot interest expense on the pro forma net income of the combined company. For this reason, Smith Barney viewed net income as a significant factor for purposes of its contribution analysis. Smith Barney noted that, taken as a whole, the net income contributions of Cabot to the combined company were not materially inconsistent with the ownership interest of Cabot's stockholders in the combined company immediately following consummation of the Merger.

     Premium Analysis. Smith Barney analyzed the implied premium payable in the Merger and the premiums paid in approximately 10 selected medical device transactions and approximately 19 medical services transactions for which public information was available, based on stock prices both one day and one month prior to the announcement date of such transactions. The medical device transactions included (acquiror/target): Wright Medical Technology, Inc./Orthomet, Inc.; Boston Scientific Corporation/Cardiovascular Imaging Systems, Inc.; Tyco International Ltd./Kendall International, Inc.; Maxxim Medical, Inc./Kirschner Medical Corporation; Elbit Ltd./Diasonics Ultrasound, Inc.; Biomet, Inc./Kirschner Medical Corporation; Orthomet, Inc./Kirschner Medical Corporation; Benson Eyecare Corporation/Optical Radiation Corporation; Medtronic, Inc./Electromedics, Inc.; and Rhone-Poulenc Rorer, Inc./Applied Immune Sciences, Inc. The medical services transactions included (acquiror/target): Omega Healthcare Investors, Inc./Health Equity Properties, Inc.; Community Health Systems, Inc./Hallmark Healthcare Corporation; Columbia/HCA Healthcare Corporation/Medical Care America, Inc.; W.R. Grace & Co./Home Nutritional Services, Inc.; United HealthCare Corporation/Ramsay-HMO, Inc.; Caremark International, Inc./Critical Care America, Inc.; Healthtrust, Inc. - The Hospital Company/EPIC Holdings, Inc.; FHP International Corporation/TakeCare, Inc.; Sun Healthcare Group/The Mediplex Group, Inc.; Regency Health Services, Inc./Care Enterprises, Inc.; OrNda HealthCorp/Summit Health Ltd.; OrNda HealthCorp/American Healthcare Management, Inc.; Novacare, Inc./RehabClinics, Inc.; Columbia Hospital Corporation/HCA-Hospital Corporation of America; Abbey Healthcare Group Incorporated/Total Pharmaceutical Care, Inc.; Value Health, Inc./Preferred HealthCare Ltd.; Horizon Healthcare Corporation/Greenery Rehabilitation Group, Inc.; Columbia Hospital Corporation/Galen Health Care, Inc.; and Olsten Corporation/Lifetime Corporation. The aggregate ranges of premiums one day and one month prior to the announcement date of such transactions (excluding outliers) were approximately 1.3% to 86.9% and 1.3% to 125.5%, respectively (with an aggregate mean of approximately 39.6 and 51.8%, respectively), as compared to the implied premiums payable in the Merger (based on closing sale prices of Cabot Common Stock on April 19, 1995 of $6.75 and on March 19, 1995 of $4.00) of approximately 29.1% and 117.9%, respectively.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of Circon for the fiscal years ended December 31, 1995 through 1997. Based on projections provided by the managements of Cabot and Circon, the results of the pro forma merger analysis suggested that the Merger would be dilutive to Circon's EPS in fiscal year 1995 and accretive in the remaining years analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Cabot for the fiscal years ended October 31, 1995 through 1999 based upon certain operating and financial assumptions, forecasts and other information provided by the management of Cabot and, assuming, among other things, discount rates of 20%, 25% and 30% and terminal multiples of net income of 16.0x to 24.0x. This analysis resulted in an equity valuation reference range for Cabot Common Stock of approximately $113 million to $244 million, or approximately $6.45 to $16.54 per share, as compared to the per share equity values for Cabot Common Stock implied by the Exchange Ratio of approximately $8.72 (based on a closing sale price of Circon Common Stock on April 20, 1995 of $21.00).

     Pursuant to the terms of Smith Barney's engagement, Cabot has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to 1.5% of the first $100 million of the total consideration (including liabilities assumed) payable in connection with the Merger, plus 1% of such total consideration in excess of $100 million. Cabot also has agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised Cabot that, in the ordinary course of business, it may actively trade the securities of Cabot and Circon for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided financial advisory and investment banking services to Cabot unrelated to the Merger, for which services Smith Barney has received compensation.

     Smith Barney is a nationally recognized investment banking firm and was selected by Cabot based on Smith Barney's experience, expertise and familiarity with Cabot and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material income tax considerations of the merger that are generally applicable to holders of Cabot Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular Cabot stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, or warrantholders or holders of Cabot Convertible Notes. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, CABOT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), with each of Circon, Sub and Cabot intended to qualify as a "party to the reorganization" under Section 368(b) of the Code, in which case the following tax consequences will generally result (subject to the limitations and qualifications referred to herein).

     1. No gain or loss will be recognized by holders of Circon Common Stock or Cabot Common Stock, except as discussed below with respect to any cash received by Cabot stockholders in lieu of fractional shares of Circon Common Stock.

     2. The aggregate tax basis of shares of Circon Common Stock received in the Merger by Cabot stockholders will equal the aggregate tax basis of shares of Cabot Common Stock exchanged therefor, reduced by any amount allocable to any fractional share interest of Cabot stockholders for which cash is received.

     3. No gain or loss will be recognized by Circon or Cabot in connection with the Merger.

     4. Provided that the shares of Cabot Common Stock are held as a capital asset at the Effective Time, the holding period of shares of Circon Common Stock will include the holding period of shares of Cabot Common Stock surrendered therefor.

     5. A Cabot stockholder who receives cash in the Merger in lieu of a fractional interest in shares of Circon Common Stock will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest. The stockholder will recognize gain or loss as of the Effective Time equal to the difference between the amount of cash received and the portion of the stockholder's adjusted tax basis in the shares of Cabot Common Stock allocable to such fractional interest. Any gain or loss generally will be capital gain or loss if the stockholder holds the Cabot Common Stock as a capital asset at the Effective Time and will be long-term capital gain or loss if the holding period (determined as described above) for the fractional interest deemed to be received and then redeemed is more than one year.

     The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. As a condition to the obligations of Cabot and Circon to consummate the Merger, Cabot and Circon will receive opinions from their respective legal counsel, Stradley, Ronon, Stevens & Young and Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by Circon, Sub and Cabot and stockholders of Cabot including representations in certificates to be delivered to counsel by the respective managements of Circon, Sub and Cabot and certain stockholders of Cabot.

     A successful IRS challenge to the "reorganization" status of the Merger would result in a Cabot stockholder recognizing gain or loss with respect to each share of Common Stock of Cabot surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger of the Circon Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Circon Common Stock so received would equal its fair market value and his holding period for such stock would begin the day after the Merger.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW. BECAUSE EACH STOCKHOLDER'S TAX CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN SUCH TAX LAWS.

VOTING AGREEMENTS

     Warren G. Wood, Marvin B. Sharfstein and Harry Brener have entered into Voting Agreements with Circon, each dated April 25, 1995 (collectively the "Voting Agreements") pursuant to which they have agreed not to transfer, sell, exchange, pledge (except to Cabot to secure indebtedness existing on the date of the Voting Agreements) or otherwise dispose of or encumber any of the Cabot Common Stock owned beneficially and of record as defined in Rule 13d-3 under the Exchange Act (the "Restricted Shares"). Messrs. Wood, Sharfstein and Brener have agreed that any additional shares of Cabot Common Stock purchased or beneficially owned by such shareholder shall be subject to the same restrictions as the Restricted Shares. Furthermore, they have agreed to vote all shares subject to the Voting Agreements in favor of the Merger Agreement and the Merger and have irrevocably appointed the Chairman of the Board of Circon and the Chief Financial Officer of Circon as exclusive attorneys and proxies of such shareholders with full power of substitution to vote all shares subject to the Voting Agreements in favor of the Merger Agreement and the Merger.

     At June 27, 1995, Messrs. Wood, Sharfstein and Brener owned an aggregate of approximately 29.4% of the outstanding shares of Cabot Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and officers of Cabot have interests in the Merger which could present potential conflicts of interest.

     Pursuant to the Merger Agreement, Warren G. Wood and Marvin B. Sharfstein have entered into an employment and consulting agreements with Cabot. Under these agreements, Messrs. Wood and Sharfstein have agreed to provide services to Cabot beginning on the Effective Date and ending two years later. During the first twenty-five weeks of the agreements (the "Transition Period"), Messrs. Wood and Sharfstein will be employees of Cabot and will perform such duties as may be requested by the chief executive officer of Cabot following the Merger. During the remainder of the term of the agreements, Messrs. Wood and Sharfstein will be consultants to Cabot and will perform such duties as may be reasonably requested by the Board of Directors of Cabot, consistent with their past experience with Cabot. In consideration of the services to be rendered, Cabot will pay Messrs. Wood and Sharfstein 100% of their respective current annual salaries during the first year of the agreements and 50% of such annual salaries during the second year of the agreements. In addition, Messrs. Wood and Sharfstein shall be entitled to an automobile allowance and to participate in Cabot's employee health and other insurance benefit programs, and shall accrue vacation time, the same benefits generally available to all Cabot executive employees. In accordance with their pre-existing terms relating to a change in control of Cabot, all stock options held by Messrs. Wood and Sharfstein will (i) accelerate and vest in full upon termination of their employment after expiration of the Transition Period and (ii) be exercisable at any time during the full term of the options, as though termination of employment had not occurred. Of the Cabot stock options which will accelerate and vest upon termination of Messrs. Wood's and Sharfstein's employment after the Transition Period, Mr. Wood holds options to purchase 94,366 shares with a weighted average exercise price of $5.08 per share and Mr. Sharfstein holds options to purchase 94,366 shares with a weighted average exercise price of $4.61 per share. Assuming a price of Circon Common Stock of $18.375 (the closing price on the Nasdaq National Market on July 13, 1995), if Messrs. Wood and Sharfstein exercised all such options and immediately sold the Circon Common Stock received upon such exercise, they would realize pre-tax profits (prior to brokerage commissions) of $240,650 and $284,120, respectively. Beginning on the Effective Date and for three years thereafter, Messrs. Wood and Sharfstein may not design, develop, manufacture, produce, market, license, sell or service any product that is similar to or competitive with any product manufactured, produced, marketed, licensed or sold by Cabot in North America, or induce any employee of Cabot or Circon to perform work or services for any other person or entity.

     The stock options held by other Cabot officers, as well as those held by non-officer employees and by non-employee directors, contain provisions relating to acceleration upon termination of services and exercise after termination identical to the change-of-control provisions of the stock options held by Messrs. Wood and Sharfstein.

     The Merger Agreement provides that the Certificate of Incorporation and Bylaws of Cabot will, for a period of six years after the Effective Date, continue to provide the same indemnification rights to pre-Merger officers and directors as provided by Cabot's current Certificate of Incorporation and Bylaws. In addition, Cabot will be required to indemnify such persons against all losses, expenses, claims, damages, liabilities or amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding or investigation arising from or pertaining to any action or omission by any of them occurring at or prior to the Effective Date, in each case to the full extent permitted by applicable law. Circon is required to guarantee these indemnification obligations and to maintain current levels of officer and director liability insurance for a period of six years.

AFFILIATES AGREEMENTS

     Certain persons who may be deemed to be "affiliates" (as that term is defined for purposes of Rule 145 promulgated under the Securities Act) of Cabot have entered into certain Affiliate Agreements so as to comply with Rule 145, federal income tax regulations applicable to reorganizations and accounting rules pertaining to pooling of interests. Specifically, each person has agreed not to sell, dispose or enter into any other transaction in order to reduce, directly or indirectly, such person's risk of investment with respect to any shares of Circon Common Stock received by such person in connection with the Merger. Each person has also agreed not to sell, transfer or otherwise dispose of Circon Common Stock issued to such person in the Merger unless such disposition is made in conformity with Rule 145(d) of the Securities Act or such person delivers to Circon a legal opinion to the effect that such disposition is otherwise exempt from registration under the Securities Act.

     Certain persons who may be deemed to be affiliates of Circon have entered into similar Affiliate Agreements in order to help assure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

ACCOUNTING TREATMENT

     The Merger is expected to be treated as a pooling of interests for accounting purposes under Accounting Principles Board Opinion No. 16 ("APB16"). In accordance with APB16, for the Merger to be treated as a pooling of interests, at least 90% of the outstanding Cabot Common Stock must be exchanged solely for Circon Common Stock. Accordingly, if Circon were to pay cash for more than 10% of the outstanding Cabot Common Stock as a result of the exercise of appraisal rights by dissenting Cabot shareholders and the elimination of fractional shares, treatment of the Merger as a pooling of interests would not be possible. In addition, repurchases of shares by Circon and Cabot during the two preceding years reduces the number of shares that could be purchased for cash in the Merger. Under the Merger Agreement, receipt of opinions of each of Circon's and Cabot's independent accountants as to the availability of pooling of interests is a condition to the obligation of each of Cabot and Circon to consummate the Merger. Circon and Cabot have no intention to waive satisfaction of this condition. See "Cabot Special Meeting -- Dissenters' Appraisal Rights."

STOCKHOLDER LITIGATION INVOLVING THE MERGER

     On June 6, 1995, Steven G. Cooperman, a stockholder of Cabot, commenced an action in the Superior Court of New Jersey, Mercer County, Chancery Division, on behalf of himself and all Cabot stockholders (except the defendants), against Cabot, Warren G. Wood, Harry Brener, Marvin B. Sharfstein, Eugene V. Howard and Harvey W. Grossman. The complaint alleges that the shares of Circon Common Stock to be received by Cabot stockholders pursuant to the Merger represent "inadequate and unfair compensation for Cabot's public stockholders"; that the individual defendants breached their fiduciary duties as directors and officers to the stockholders of Cabot in that they allegedly failed "to seek to maximize shareholder value by means of an auction, active market check or other exploration of strategic alternatives under the circumstances"; and that they did so "in order to achieve certain benefits that the public stockholders of Cabot will be unable to enjoy," which alleged benefits include "the maintenance of their positions as senior executives and/or directors of the combined entity and the substantial compensation and perquisites" accruing to them as a result. The complaint seeks that the proposed merger be declared a "legal nullity," that the defendants be enjoined from consummating the Merger and that Mr. Cooperman be awarded costs and expenses, including attorneys fees. Cabot believes the allegations to be without merit and intends to defend the lawsuit vigorously.

                              TERMS OF THE MERGER

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate with the Secretary of State of the State of New Jersey in accordance with the New Jersey Business Corporation Act (the "Effective Time"). It is anticipated that if the Merger Agreement is approved at the Special Meetings and all other conditions of the Merger have been fulfilled or waived, the Effective Time will occur on or about August 28, 1995, or on a date as soon as practicable thereafter.

MANNER AND BASIS OF CONVERTING SHARES

     At the Effective Time of the Merger, each share of Cabot Common Stock (other than shares, if any, held by stockholders who have exercised dissenters' rights under Sections 14A:11-1 through 14A:11-11 of the New Jersey Business Corporation Act, or owned by Sub, Circon or any direct or indirect wholly-owned subsidiary of Circon or Cabot) will be converted into 0.415 shares of Circon Common Stock (the "Exchange Ratio"). Each outstanding share of Sub will be converted in the Merger into one share of Cabot, which will thereby become a wholly-owned subsidiary of Circon.

     On April 24, 1995, the last trading day prior to the execution of the Merger Agreement by Circon and Cabot, the closing price of Circon Common Stock as reported by Nasdaq was $21.88 and the closing price of Cabot Common Stock as reported by Nasdaq was $6.75. On July 14, 1995, the closing price of Circon Common Stock as reported by Nasdaq was $18.25 and the closing price of Cabot Common Stock as reported by Nasdaq was $7.13. There can be no assurance as to the market price of Circon Common Stock at the Effective Time or any time thereafter.

     Based upon the number of shares of Cabot Common Stock issued and outstanding as of June 27, 1995 (assuming no exercise of dissenters' rights or outstanding Cabot stock options or warrants from such date and through the Effective Time, and ignoring the cancellation of fractional shares for cash), an aggregate of 4,312,773 shares of Circon Common Stock will be issued to Cabot stockholders in the Merger. Based upon the number of shares of Circon Common Stock issued and outstanding as of June 27, 1995, and after giving effect to the issuance of the 4,312,773 shares of Circon Common Stock in connection with the Merger, former holders of Cabot Common Stock would hold approximately 35.1% of Circon's total outstanding shares. Based upon the Assumed Options outstanding as of June 27, 1995, Circon will assume options to purchase up to 1,106,656 additional shares of Circon Common Stock or approximately 9.0% of Circon's total issued and outstanding shares after the Merger.

     No fractional shares will be issued by Circon in the Merger. Each stockholder of Cabot otherwise entitled to a fractional share (after aggregating all fractional shares of Circon Common Stock) will receive from Circon an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fractional amount, multiplied by (ii) the average closing price of a share of Circon Common Stock for the period of ten trading days ending on the trading day immediately prior to the Effective Time.

     As soon as possible after the Effective Time, Circon's exchange agent, First Interstate Bank (the "Exchange Agent"), will mail to each Cabot stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger represented shares of Cabot Common Stock. After the Effective Time, there will be no further registration of transfers on the stock transfer books of shares of Cabot Common Stock which were outstanding immediately prior to the Effective Time. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF CABOT COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Upon the surrender of a certificate representing shares of Cabot Common Stock to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor the number of shares of Circon Common Stock to which the holder of Cabot Common Stock is entitled pursuant to the provisions of the Merger Agreement. In the event a holder of shares of Cabot Common Stock desires to have the Circon stock certificate deliverable in exchange therefor issued in the name of a person other than such holder, the letter of transmittal will provide instructions to do so, including delivery to the Exchange Agent of the certificate representing such shares of Cabot Common Stock properly endorsed, together with the related letter of transmittal, and accompanied by all documents required to effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     Until a certificate representing shares of Cabot Common Stock has been surrendered to the Exchange Agent, each such certificate will be deemed at any time after the Effective Time to represent the right to receive upon such surrender the number of shares Circon Common Stock to which the stockholder is entitled under the Merger Agreement.

CABOT STOCK OPTIONS

     As of June 27, 1995, there were outstanding options to purchase 2,666,642 shares of Cabot Common Stock. At the Effective Time, each then outstanding option to purchase shares of Cabot Common Stock will be assumed by Circon (the "Assumed Options") without any action on the part of a holder of any Assumed Options. All of such Assumed Options will continue to have, and be subject to, the same terms and conditions set forth in the applicable Cabot stock option agreements, except that following the Effective Time, (a) each Assumed Option will be exercisable to purchase the number of whole shares of Circon Common Stock determined by multiplying the number of shares of Cabot Common Stock purchasable under such option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole number, and (b) the per share exercise price of the Assumed Option will be equal to the per share exercise price of the specific Assumed Option, divided by the Exchange Ratio, rounded up to the nearest whole cent. After the

Effective Time, Circon will issue to each holder of an Assumed Option a document evidencing the assumption by Circon of such option. OPTION AGREEMENTS NEED NOT BE SURRENDERED BY HOLDERS OF ASSUMED OPTIONS.

     Prior to the Effective Time, Circon will file a registration statement under the Securities Act covering the shares of Circon Common Stock issuable upon exercise of the Assumed Options.

CABOT WARRANT

     In connection with Cabot's acquisition of certain assets of Medical Engineering Corporation ("MEC"), a subsidiary of Bristol-Myers Squibb Company, in 1992, Cabot issued to MEC a warrant to purchase 305,464 shares of Cabot Common Stock at $11.78 per share (as adjusted to reflect subsequent Cabot stock dividends). As a result of the Merger and the application of the Exchange Ratio, this warrant after the Effective Time will entitle MEC (or any subsequent holder) to purchase 126,767 shares of Circon Common Stock at $28.39 per share. The warrant expires July 29, 1999. Cabot is not obligated, and Circon will not be obligated, to register under the Securities Act the shares issuable upon exercise of the warrant.

CABOT CONVERTIBLE NOTES; POSSIBLE PREPAYMENT

     Following the Effective Time, the holders of the outstanding $67,000,000 principal amount of Cabot Convertible Notes will be entitled to convert each Cabot Convertible Note into the number of shares of Circon Common Stock determined by multiplying the Exchange Ratio by the number of shares of Cabot Common Stock into which the Cabot Convertible Note is convertible immediately prior to the Effective Time. Each $1,000 principal amount Cabot Convertible Note is convertible as of the date of this Proxy Statement into 84.89 shares of Cabot Common Stock. Based on this conversion rate, the effective conversion price immediately after the Merger will be approximately $28.39 per share of Circon Common Stock. At that conversion price, approximately 2,360,000 shares of Circon Common Stock will be issuable upon conversion of the Cabot Convertible Notes.

     The Cabot Convertible Notes will remain debt obligations of Cabot, which will become a wholly-owned subsidiary of Circon. The Cabot Convertible Notes are due March 1, 1999. However, under the terms of the Indenture governing the Cabot Convertible Notes, the holders of 75% or more of the outstanding principal amount of the Cabot Convertible Notes may elect, during a 60-day period commencing with notice by Cabot of the Effective Date, to have their Cabot Convertible Notes prepaid by Cabot, in which event Cabot will be obligated to prepay all Cabot Convertible Notes surrendered during a certain subsequent period at the principal amount plus interest accrued thereon. As of March 31, 1995, Circon had cash, temporary cash investments and marketable securities of approximately $21 million, a portion of which would be used to retire any Cabot Convertible Notes entitled to prepayment. In addition, Circon has arranged for a $75,000,000 credit facility, of which up to $50,000,000 would be available to prepay Cabot Convertible Notes. If the Cabot Convertible Notes are not prepaid as a result of an election made by the holders, they may also be redeemed at Cabot's option in whole or in part at a premium of 2.5% over the principal currently, declining to no premium after March 1, 1997.

CONDUCT OF CABOT'S AND CIRCON'S BUSINESSES PRIOR TO THE MERGER

     Under the Merger Agreement, Cabot has agreed that, during the period from the date of the Merger Agreement up to the Effective Time (unless the Merger Agreement is terminated), except to the extent that Circon otherwise consents, Cabot will carry on its business in the usual and ordinary course in substantially the same manner as previously conducted, pay its debts and taxes when due (subject to good faith disputes over such debts or taxes), pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to preserve intact Cabot's present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Cabot, to the end that Cabot's goodwill and ongoing businesses will be unimpaired at the Effective Time. Cabot has specifically agreed that it will not, without the prior written consent of Circon, which shall not be unreasonably withheld or delayed: (a) enter into or amend any agreement or take any action which reasonably would be expected to have a material adverse effect on Cabot; (b) enter into, amend or terminate certain types of agreements, plans or arrangements; (c) transfer or license or otherwise extend, amend or modify any rights to Cabot's intellectual property rights; (d) grant any severance or termination pay to any executive officer or to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Cabot's policies and past practices or pursuant to existing written agreements or policies as previously disclosed to Circon or pursuant to written agreements consistent with Cabot's past agreements under similar circumstances; (e) adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than in the ordinary course of business, consistent with past practice; (f) accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the employee stock plans or authorize cash payments in exchange for any options granted under any of such plans; (g) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of its capital stock, or split, combine or reclassify its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Cabot;
(h) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; (i) issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of shares of Cabot Common Stock pursuant to the exercise of outstanding stock options or the Cabot warrant or upon conversion of outstanding Cabot Convertible Notes; (j) cause, permit or propose any amendments to Cabot's Certificate of Incorporation or Bylaws; (k) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Cabot, except for inventory and supplies acquired in the ordinary course of business consistent with past practice; (l) sell, lease, license, encumber or otherwise dispose of any of Cabot's properties (except the facilities located at 2021 Cabot Boulevard in Langhorne, Pennsylvania) or assets which are material, individually or in the aggregate, to the business of Cabot, except in the ordinary course of business consistent with past practice; (m) incur any indebtedness for borrowed money (other than pursuant to existing credit facilities in the ordinary course of business) or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Cabot; (n) engage in any transaction not in the ordinary course of business with any executive officer; (o) intentionally take any action which would be reasonably likely to interfere with Circon's ability to account for the Merger as a pooling of interests; or (p) take any of certain other specific actions, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in the Merger Agreement not to be satisfied.

     Under the Merger Agreement, Circon has agreed, during the period from the date of the Merger Agreement up to the Effective Time (unless the Merger Agreement is terminated), not to do any of the following without the prior written consent of Cabot: (a) enter into or amend any agreement or take any action which reasonably would be expected to have a material adverse effect on Circon; (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Circon; (c) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; (d) issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of (i) shares of Circon Common Stock pursuant to the exercise of Circon stock options issued or to be issued under Circon stock option plans or outstanding warrants or shares of Circon Common Stock issuable under the Circon Employee Stock Purchase Plan; (e) cause, permit or propose any amendments to Circon's Certificate of Incorporation (except for an amendment approved by Circon stockholders in June 1995 to require all stockholder action to be taken at meetings rather than by written consents) or any material amendments to the Circon Bylaws; (f) sell or otherwise dispose of any of Circon's properties or assets which are material, individually or in the aggregate, to the business of Circon, except in the ordinary course of business; (g) intentionally take any action which would be reasonably likely to interfere with Circon's ability to account for the Merger as a pooling of interests; or (h) take any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in the Merger Agreement not to be satisfied.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

     Once the Merger is consummated, Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Sub will be merged into Cabot with Cabot remaining as the surviving corporation. Circon's current intention is to operate Cabot as an independent subsidiary. Circon does not currently plan layoffs of any significant number of employees as a result of the Merger.

     The Board of Directors of Cabot following the Merger will consist of three Circon employees who are currently directors of Sub, together with Warren G. Wood, who is currently the Chairman of the Board of Directors of Cabot. Mr. Wood and another officer of Cabot have entered into employment and consulting agreements with Cabot pursuant to which each will continue to provide services to Cabot for a period of two years following the Merger. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger." In addition, certain officers of Circon will also serve as officers of Cabot.

     Following the Effective Time and pursuant to the Merger Agreement, Circon's Board of Directors will take action to appoint Warren G. Wood to serve as an officer of Circon for a limited time and as a Circon Class II Director. As a Class II Director, Mr. Wood's term would ordinarily expire at the 1998 annual meeting of Circon stockholders. However, Circon's certificate of incorporation provides that if a director is appointed who is serving as an officer and then ceases to be an officer, that director's term will expire at the next subsequent stockholders' meeting. Because Mr. Wood will be an officer of Circon at the time of his appointment as a Class II Director, but is not expected to remain an officer of Circon for more than six months thereafter, Mr. Wood's term as a Class II Director is expected to expire at the 1996 annual meeting of Circon stockholders.

NO SOLICITATION

     The Merger Agreement provides that Cabot and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) initiate, solicit or express a receptiveness to the submission of any inquiries, proposals or offers by any person, entity or group (other than Circon, Sub and their affiliates, agents and representatives) relating to any Acquisition Proposal (as defined below), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Cabot or any of its subsidiaries to, or afford any access to the properties, books or records of Cabot or any of its subsidiaries to, or otherwise assist, facilitate or express a receptiveness to, or enter into any agreement or understanding with, any person, entity or group (other than Circon, Sub and their affiliates, agents and representatives) in connection with any Acquisition Proposal. Under the Merger Agreement, an "Acquisition Proposal" means any proposal relating to the possible acquisition of (i) Cabot (whether by way of merger or otherwise),
(ii) all or a substantial portion of the assets of Cabot or (iii) a substantial portion of the equity securities of Cabot (except by conversion or exercise of currently outstanding securities). Additionally, subject to certain exceptions described below, Cabot and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Circon and/or Sub).

     Notwithstanding the foregoing, prior to the approval of the Merger Agreement and the Merger by the stockholders of Cabot at the Cabot Special Meeting, Cabot may, to the extent the Board of Directors of Cabot determines in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements set forth below, furnish information to any person, entity or group after such person, entity or group shall have delivered to Cabot in writing an unsolicited bona fide Acquisition Proposal which the Board of Directors of Cabot in its good faith reasonable judgment determines, after consultation with all its principal advisors in connection with the Merger, would result in a transaction more favorable to the stockholders of Cabot than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Cabot (based upon the advice of all its principal advisors in connection with the Merger), is reasonably capable of being financed by such person, entity or group and which is probable to be consummated (a "Superior Proposal"). Cabot may furnish information with respect to a Superior Proposal only if Cabot (i) first notifies Circon of the information proposed to be disclosed, (ii) communicates to Circon the terms and conditions of any Acquisition Proposal or potential Acquisition Proposal, and (iii) provides such information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement entered into by Circon. In the event Cabot receives a Superior Proposal, nothing contained in the Merger Agreement shall prevent the Board of Directors of Cabot from approving such Superior Proposal or recommending such Superior Proposal to Cabot's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board may amend or withdraw its recommendation of the Merger.

BREAK-UP FEE; EXPENSES

     If for any reason (a) the Board of Directors of Cabot accepts a Superior Proposal or recommends a Superior Proposal to Cabot's stockholders, or (b) (i) the Board of Directors of Cabot adversely amends, withholds or withdraws its recommendation that Cabot's stockholders approve the Merger, (ii) the stockholders of Cabot fail to approve the Merger prior to August 31, 1995, or
(iii) there are Dissenting Shares representing 5% or more of the Cabot shares outstanding on the record date for the Cabot Stockholders Meeting, and, within three months following the occurrence in clause (i), (ii) or (iii) above, Cabot merges with another individual, corporation, partnership, trust or other entity, including any group of the foregoing acting in concert ("Person"), issues stock representing a 40% or greater voting interest in Cabot to another Person, transfers more than 50% of its assets to another Person or enters into an option, agreement or letter of intent to do any of the foregoing or any other arrangement intended to transfer Cabot or control of Cabot to such other Person, or the stockholders of Cabot, in response to a tender offer or exchange offer by any Person tender shares representing a 40% or greater voting interest in Cabot or give options or rights to any Person to acquire such shares, then, provided that Circon shall not have materially breached any of the representations, warranties, covenants or agreements made on its part under the Merger Agreement, Cabot shall pay to Circon, within five business days following Circon's written request therefor, a break-up fee of $4 million.

     In addition to the provisions regarding a break-up fee described above, the Merger Agreement contains provisions under which Circon or Cabot may be required to reimburse the other for expenses incurred in connection with the proposed Merger. If the Merger Agreement is terminated by Circon as a result of Cabot's breach of any representation, warranty, covenant or agreement in the Merger Agreement, then Cabot will be required to pay Circon for all of its reasonable out-of-pocket expenses, including but not limited to attorney's fees, accounting fees, financial printer expenses, filing fees and fees and expenses of financial advisors incurred in connection with the Merger Agreement and the Merger ("Out of Pocket Expenses"), not to exceed $1,000,000. If the Merger Agreement is terminated by Cabot as a result of Circon's breach of any representation, warranty, covenant or agreement in the Merger Agreement, then Circon shall pay Cabot's Out-of-Pocket Expenses, not to exceed $1,000,000, incurred in connection with the Merger Agreement and the Merger. If (i) Cabot's Board of Directors adversely amends, withholds or withdraws its recommendation of the Merger or
(ii) Cabot's stockholders do not approve the Merger at the Cabot Special Meeting, then, provided that Circon is not then in material breach of the terms of the Merger Agreement, Cabot shall pay Circon's Out-of-Pocket Expenses, not to exceed $1,000,000 upon written request therefor; provided, however, that any amounts paid to Circon in the event of clause (i) or (ii) shall reduce, on a dollar-for-dollar basis, the amount, if any, of the break-up fee described in the preceding paragraph. If (i) Circon's Board of Directors adversely amends, withholds or withdraws its recommendation of the Merger or (ii) Circon's stockholders do not approve the Merger at the Circon Special Meeting, then, provided that Cabot is not then in material breach of the terms of the Merger Agreement, Circon shall pay Cabot's Out-of-Pocket Expenses, not to exceed $1,000,000 upon written request therefor.

     Other than the fees and expenses described above, and the fees incurred in connection with the printing and filing of the registration statement which will be shared equally by Circon and Cabot, each of Circon and Cabot will pay their own fees and expenses incurred in connection with the Merger.

     The provisions in the Merger Agreement regarding the break-up fee or expenses are not intended to relieve any party from liability for any breach of the Merger Agreement.

CONDITIONS TO THE MERGER

     The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of each of Cabot and Circon; (b) the SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this Proxy Statement, shall have been initiated or threatened in writing by the SEC; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; (d) Circon and Cabot shall each have received substantially identical written opinions from their counsel, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, and Stradley, Ronon, Stevens & Young, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (e) each of Circon and Cabot shall have received letters from Arthur Andersen LLP and KPMG Peat Marwick LLP, respectively, regarding those firms' concurrence with Circon management's and Cabot management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under APB No. 16 if closed and consummated in accordance with the Merger Agreement; (f) the shares of Circon Common Stock issuable to stockholders of Cabot pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq Stock Market upon official notice of issuance; and (g) employment and consulting agreements between Cabot and, respectively, Warren Wood and Marvin Sharfstein shall have been executed by each of the parties thereto containing such terms and conditions as are acceptable to each of them and to Circon.

     In addition, the obligations of Cabot to consummate the Merger Agreement and effect the transactions contemplated thereby shall be subject to the satisfaction at or prior to the Effective Time of certain other conditions, any of which may be waived, in writing, exclusively by Cabot, including: (a) the truth and accuracy in all material respects of the representations and warranties of Circon and Sub contained in the Merger Agreement and delivery to Cabot of a certificate to such effect signed on behalf of Circon by the President and the Chief Financial Officer of Circon; (b) Circon and Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time, and Cabot shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Circon; (c) Cabot shall have received a legal opinion covering certain matters from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Circon; (d) since the date of the Merger Agreement, there shall not have occurred any material adverse change in the business, assets, results of operations or financial condition of Circon and its subsidiaries taken as a whole; and (e) each of the persons identified by Circon as being an affiliate or deemed affiliate of Circon shall have delivered to Cabot an executed Circon affiliate agreement which shall be in full force and effect.

     In addition, the obligations of Circon and Sub to consummate the Merger Agreement and effect the transactions contemplated thereby shall be subject to the satisfaction at or prior to the Effective Time of certain other conditions, any of which may be waived, in writing, exclusively by Circon, including: (a) the truth and accuracy in all material respects of the representations and warranties of Cabot contained in the

Merger Agreement and delivery to Circon and Sub of a certificate to such effect signed on behalf of Cabot by the President and the Chief Financial Officer of Cabot; (b) Cabot shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and Circon and Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Cabot; (c) Circon shall have received a legal opinion covering certain matters from Stradley, Ronon, Stevens & Young, legal counsel to Cabot; (d) since the date of the Merger Agreement, there shall not have occurred any material adverse change in the business, assets, results of operations or financial condition of Cabot and its subsidiaries taken as a whole (provided, however, that any negative impact on Cabot's results of operations or financial condition resulting from the postponement or cancellation of any projected orders for Cabot products from any governmental entity or agency in India, or any organization purchasing on behalf of such entity or agency shall not be deemed to be such a material adverse change); and (e) each of the persons identified by Cabot as being an affiliate or deemed affiliate of Cabot shall have delivered to Circon an executed Cabot affiliate agreement which shall be in full force and effect.

     No filing has been made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, because none of the filing thresholds has been reached. If a filing threshold is reached before the Effective Time, the Effective Time could be delayed until the filing is made and the applicable review period and any government inquiries have been satisfied.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time (a) by mutual written consent of Circon and Cabot; (b) by Circon or Cabot if it is not in material breach of its obligations under the Merger Agreement and there has been a material breach by the other of any representation, warranty, covenant or agreement contained in the Merger Agreement such that the conditions to consummation of the Merger will not be satisfied, and such breach has not been cured within ten days after notice; (c) by Circon if the Board of Directors of Cabot adversely amends, withholds or withdraws its recommendation of the Merger (provided Circon is not in material breach of the Merger Agreement); (d) by Cabot if the Board of Directors of Circon adversely amends, withholds or withdraws its recommendation of the Merger (provided Cabot is not in material breach of the Merger Agreement), (e) by either Circon or Cabot if: (1) there shall be any final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (2) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make consummation of the Merger illegal or which would prohibit Circon's ownership or operation of all or a material portion of the business of Cabot, or compel Circon to dispose of or hold separate all or a material portion of the business or assets of Cabot or Circon as a result of the Merger; (3) Cabot's stockholders do not approve the Merger and the Merger Agreement by September 30, 1995 (provided that Cabot may not terminate in these circumstances if it is in material breach of the terms of the Merger Agreement); (4) Cabot's stockholders approve the Merger and the Merger Agreement, but there are Dissenting Shares representing 5% or more of the Cabot shares outstanding on the record date for the Cabot stockholders' meeting; or (5) Circon's stockholders do not approve the Merger and the Merger Agreement by September 30, 1995 (provided that Circon may not terminate in these circumstances if it is in material breach of the terms of the Merger Agreement); (f) by either Circon or Cabot if the Merger shall not have been consummated by October 31, 1995, provided, that the right to terminate the Merger Agreement shall not be available to any party whose willful failure to fulfill any material obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (g) by either Circon or Cabot if Cabot's Board of Directors accepts, approves or recommends to Cabot's stockholders a Superior Proposal.

                    CIRCON AND CABOT STOCK PRICE INFORMATION

     The Common Stock of Circon is quoted on the Nasdaq Stock Market under the symbol "CCON". The following table sets forth the range of high and low closing prices for the Common Stock of Circon as reported by Nasdaq for the calendar quarters indicated:

                                                                      HIGH       LOW
                                                                     ------     ------
        1993
          First quarter............................................  $22.50     $15.00
          Second quarter...........................................   18.25      10.50
          Third quarter............................................   14.25      10.25
          Fourth quarter...........................................   14.75      11.00

        1994
          First quarter............................................   14.25      11.50
          Second quarter...........................................   13.38       9.00
          Third quarter............................................   13.25       8.50
          Fourth quarter...........................................   13.38      10.75

        1995
          First quarter............................................   19.50      11.75
          Second quarter...........................................   23.25      16.00
          Third quarter (through July 14, 1995)....................   19.50      18.25

     On April 24, 1995, the last trading day prior to the announcement of the Merger Agreement, the closing price of Circon Common Stock as reported by Nasdaq was $21.88 per share. On July 14, 1995, the closing price of Circon Common Stock as reported by Nasdaq was $18.25. There can be no assurance as to the actual price of Circon Common Stock at the Effective Time or at any time thereafter.

     The Cabot Common Stock is quoted on the Nasdaq Stock Market under the symbol "CBOT". The following table sets forth the range of high and low closing prices for the Common Stock of Cabot as reported by Nasdaq for calendar quarters indicated:

                                                                      HIGH       LOW
                                                                     ------     ------
        1993
          First quarter............................................  $ 9.85     $ 7.23
          Second quarter...........................................    7.80       5.48
          Third quarter............................................    6.20       3.82
          Fourth quarter...........................................    6.41       3.93

        1994
          First quarter............................................    8.41       4.89
          Second quarter...........................................    8.88       6.75
          Third quarter............................................    7.13       4.75
          Fourth quarter...........................................    6.25       4.50

        1995
          First quarter............................................    5.88       3.38
          Second quarter...........................................    7.50       4.00
          Third quarter (through July 14, 1995)....................    7.88       7.13

     On April 24, 1995, the last trading day prior to the announcement of the Merger Agreement, the closing price of Cabot Common Stock as reported by Nasdaq was $6.25 per share. On July 14, 1995, the closing price of Cabot Common Stock as reported by Nasdaq was $7.13. The closing prices set forth above reflect stock dividends previously declared by Cabot.

                                DIVIDEND POLICY

     Neither Circon nor Cabot has ever paid cash dividends on its shares of Common Stock. Following the Merger, it is expected that the Board of Directors of Circon will continue its policy of not paying cash dividends in order to retain earnings for reinvestment in the business of the combined companies. Circon will be prohibited from paying cash dividends by the terms of the bank loans to be obtained in the event that the Cabot Convertible Notes must be repaid as a consequence of the Merger. See "Terms of the Merger -- Cabot Convertible Notes; Possible Prepayment."

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed balance sheet at March 31, 1995, combines Cabot's historical balance sheet at January 29, 1995, with Circon's historical balance sheet at March 31, 1995. The unaudited pro forma condensed statements of income for the three months ended March 31, 1995 and 1994, combine Cabot's statements of operations for the thirteen weeks ended January 28, 1995 and January 29, 1994, with Circon's statements of income for the three months ended March 31, 1995 and 1994, respectively. The unaudited pro forma statements of income for each of the three years ended December 31, 1994, combine Cabot's statements of operations for the years ended October 29, 1994, October 31, 1993 and 1992, with Circon's statements of income for the years ended December 31, 1994, 1993 and 1992, respectively. The unaudited pro forma condensed statements give affect to the proposed Merger as a pooling of interests for accounting purposes as if it had occurred at the beginning of the earliest period presented. These statements should be read in conjunction with Circon's historical financial statements and the related notes contained in Circon's' Annual Report on Form 10-K for the year ended December 31, 1994, and subsequent filings with the SEC, which have been incorporated by reference into this Proxy Statement, and Cabot's historical financial statements and the related notes contained elsewhere in this Proxy Statement.

     The unaudited pro forma data are presented for information purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                CIRCON CORPORATION AND CABOT MEDICAL CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                MARCH 31, 1995
                                          -----------------------------------------------------------
                                                                    PRO FORMA               PRO FORMA
                                           CIRCON       CABOT      ADJUSTMENTS     NOTE     COMBINED
                                          --------     -------     -----------     ----     ---------
ASSETS
CASH AND MARKETABLE SECURITIES..........  $ 21,326     $ 3,196                              $  24,522
OTHER CURRENT ASSETS....................    39,302      24,625       $  (869)       1B         63,058
PROPERTY, PLANT and EQUIPMENT,
  at cost...............................    44,364      32,630         1,373        1B         78,367
  Accumulated depreciation..............   (11,118)     (8,886)       (4,491)       1B        (24,495)
                                          --------     -------       -------
  Property, Plant and Equipment, net....    33,246      23,744        (3,118)                  53,872
                                          --------     -------       -------
INTANGIBLE ASSETS.......................     2,782      35,693                                 38,475
OTHER ASSETS............................       739       2,697         1,414        1B          4,850
                                          --------     -------       -------
     Total Assets.......................  $ 97,395     $89,955       $(2,573)               $ 184,777
                                          ========     =======       =======

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Short-term debt, including current
     maturities.........................  $     --     $   726                              $     726
  Other current liabilities.............    11,514       7,353                                 18,867
                                          --------     -------
     Total Current Liabilities..........    11,514       8,079                                 19,593
                                          --------     -------
LONG-TERM DEBT..........................        --      72,234                                 72,234
DEFERRED INCOME TAXES...................     5,354         357                                  5,711
OTHER NONCURRENT LIABILITIES............       192          --                                    192
SHAREHOLDERS' EQUITY
  Common stock..........................        80         104       $   (61)       1A            123
  Amounts paid in excess of par value...    59,431      30,657            61        1A         90,149
  Retained earnings (deficit)...........    20,883     (20,907)       (2,573)       1B         (2,597)
  Notes receivable from officers........     --           (569)                                  (569)
  Foreign currency translation
     adjustment.........................       107       --                                       107
  Unrealized losses on marketable
     securities.........................      (166)      --                                      (166)
                                          --------     -------       -------
     Total Shareholders' Equity.........    80,335       9,285        (2,573)                  87,047
                                          --------     -------       -------
     Total Liabilities and Shareholders'
       Equity...........................  $ 97,395     $89,955       $(2,573)               $ 184,777
                                          ========     =======       =======

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                CIRCON CORPORATION AND CABOT MEDICAL CORPORATION

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED MARCH 31, 1995
                                           -----------------------------------------------------------
                                                                         PRO FORMA           PRO FORMA
                                           CIRCON       CABOT      ADJUSTMENTS (NOTE 1B)     COMBINED
                                           -------     -------     ---------------------     ---------
REVENUES.................................  $22,474     $15,733                                $38,207
COSTS AND EXPENSES.......................   20,993      14,145            $   365              35,503
                                           -------     -------           --------            ---------
  Operating Income.......................    1,481       1,588               (365)              2,704
                                           -------     -------           --------            ---------
OTHER DEDUCTIONS:
  Interest income (expense)..............      329      (1,393)                                (1,064)
  Other -- net...........................     (166)        118                                    (48)
                                           -------     -------                               ---------
                                               163      (1,275)                                (1,112)
                                           -------     -------                               ---------
  Income before income taxes.............    1,644         313               (365)              1,592
INCOME TAX PROVISION.....................      530          94               (118)                506
                                           -------     -------           --------            ---------
  Net income.............................  $ 1,114     $   219            ($  247)            $ 1,086
                                           =======     =======     =================         ========
NET INCOME PER COMMON SHARE..............  $  0.13     $  0.02                                $  0.09
                                           =======     =======                               ========
AVERAGE COMMON SHARES OUTSTANDING........    8,434      10,307                                 12,711
                                           =======     =======                               ========

                                                        THREE MONTHS ENDED MARCH 31, 1994
                                           -----------------------------------------------------------
                                                                         PRO FORMA           PRO FORMA
                                           CIRCON       CABOT      ADJUSTMENTS (NOTE 1B)     COMBINED
                                           -------     -------     ---------------------     ---------
REVENUES.................................  $20,833     $16,716                                $37,549
COSTS AND EXPENSES.......................   19,700      14,166            $   119              33,985
                                           -------     -------           --------            ---------
  Operating Income.......................    1,133       2,550               (119)              3,564
                                           -------     -------           --------            ---------
OTHER DEDUCTIONS:
  Interest income (expense)..............       84      (1,405)                                (1,321)
  Other -- net...........................       (3)          5                                      2
                                           -------     -------                               ---------
                                                81      (1,400)                                (1,319)
                                           -------     -------                               ---------
  Income before income taxes.............    1,214       1,150               (119)              2,245
INCOME TAX PROVISION.....................      425         103                (42)                486
                                           -------     -------           --------            ---------
  Net income.............................  $   789     $ 1,047            ($   77)            $ 1,759
                                           =======     =======     =================         ========
NET INCOME PER COMMON SHARE..............  $  0.10     $  0.10                                $  0.14
                                           =======     =======                               ========
AVERAGE COMMON SHARES
  OUTSTANDING............................    8,145      11,362                                 12,860
                                           =======     =======                               ========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                CIRCON CORPORATION AND CABOT MEDICAL CORPORATION

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31, 1994
                                           -----------------------------------------------------------
                                                                         PRO FORMA           PRO FORMA
                                           CIRCON       CABOT      ADJUSTMENTS (NOTE 1B)     COMBINED
                                           -------     -------     ---------------------     ---------
REVENUES.................................  $88,944     $68,097                               $ 157,041
COSTS AND EXPENSES.......................   83,326      59,355             $ 607               143,288
                                           -------     -------             -----              --------
  Operating Income.......................    5,618       8,742              (607)               13,753
                                           -------     -------             -----              --------
OTHER DEDUCTIONS:
  Interest (income) expense..............      511      (5,597)                                 (5,086)
  Other -- net...........................     (266)         54                                    (212)
                                           =======     =======                                ========
                                               245      (5,543)                                 (5,298)
                                           =======     =======                                ========
  Income before income taxes.............    5,863       3,199              (607)                8,455
INCOME TAX PROVISION.....................    2,052         106              (212)                1,946
                                           -------     -------             -----              --------
  Net income.............................  $ 3,811     $ 3,093             $(395)            $   6,509
                                           =======     =======             =====              ========
NET INCOME PER COMMON SHARE..............  $  0.47     $  0.29                               $    0.51
                                           =======     =======                                ========
AVERAGE COMMON SHARES
  OUTSTANDING............................    8,147      11,062                                  12,738
                                           =======     =======                                ========

                                                          YEAR ENDED DECEMBER 31, 1993
                                          ------------------------------------------------------------
                                                        CABOT
                                           CIRCON       (NOTE            PRO FORMA           PRO FORMA
                                          (NOTE 3)       4)        ADJUSTMENTS (NOTE 1B)     COMBINED
                                          --------     -------     ---------------------     ---------
REVENUES................................  $ 87,301     $69,560                               $ 156,861
COSTS AND EXPENSES......................    84,852      72,614             $ 849               158,315
                                           -------     -------             -----              --------
  Operating Income......................     2,449      (3,054)             (849)               (1,454)
                                           -------     -------             -----              --------
OTHER DEDUCTIONS:
  Interest income (expense).............       623      (5,690)                                 (5,067)
  Other -- net..........................       (64)        196                                     132
                                           -------     -------                                --------
                                               559      (5,494)                                 (4,935)
                                           -------     -------                                --------
  Income (loss) before income taxes and
     cumulative effect of accounting
     change.............................     3,008      (8,548)             (849)               (6,389)
INCOME TAX PROVISION....................       954       1,042              (269)                1,727
                                           -------     -------             -----              --------
  Income (loss) before cumulative effect
     of
     accounting change..................     2,054      (9,590)             (580)               (8,116)
  Cumulative effect of accounting change
     (Note 5)...........................       204          --                --                   204
                                           -------     -------             -----              --------
NET INCOME (LOSS).......................  $  2,258     $(9,590)            $(580)            $  (7,912)
                                           =======     =======             =====              ========
  Income (loss) per common share before
     cumulative effect of accounting
     change.............................  $   0.25     $ (0.93)                              $   (0.68)
  Cumulative effect of accounting
     change.............................      0.03          --                                    0.02
                                           -------     -------                                --------
NET INCOME (LOSS) PER COMMON SHARE......  $   0.28     $ (0.93)                              $   (0.66)
                                           =======     =======                                ========
AVERAGE COMMON SHARES
  OUTSTANDING...........................     8,158      10,265                                  12,018
                                           =======     =======                                ========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                CIRCON CORPORATION AND CABOT MEDICAL CORPORATION

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31, 1992
                                           -----------------------------------------------------------
                                                        CABOT
                                                        (NOTE            PRO FORMA           PRO FORMA
                                           CIRCON        4)        ADJUSTMENTS (NOTE 1B)     COMBINED
                                           -------     -------     ---------------------     ---------
REVENUES.................................  $83,483     $54,998                               $ 138,481
COSTS AND EXPENSES.......................   74,943      55,300            $   191              130,434
                                           -------     -------           --------            ---------
  Operating Income.......................    8,540        (302)              (191)               8,047
                                           -------     -------           --------            ---------
OTHER DEDUCTIONS:
  Interest income (expense)..............      882      (2,882)                                 (2,000)
  Other -- net...........................      (90)        169                                      79
                                           -------     -------                               ---------
                                               792      (2,713)                                 (1,921)
                                           -------     -------                               ---------
  Income (loss) before income taxes and
     extraordinary item..................    9,332      (3,015)              (191)               6,126
INCOME TAX PROVISION.....................    2,987        (822)               (61)               2,104
                                           -------     -------           --------            ---------
  Income (loss) before extraordinary
     item................................    6,345      (2,193)              (130)               4,022
  Extraordinary item -- utilization of
     net operating loss carryforward
     (Note 6)............................      234          --                                     234
                                           -------     -------           --------            ---------
NET INCOME (LOSS)........................  $ 6,579     $(2,193)           $  (130)           $   4,256
                                           =======     =======     =================          ========
  Income (loss) per common share before
     extraordinary item..................  $  0.77     $ (0.21)                              $    0.32
  Extraordinary item -- utilization of
     net operating loss carryforward
     (Note 6)............................     0.03          --                                    0.02
                                           -------     -------                               ---------
NET INCOME (LOSS) PER COMMON SHARE.......  $  0.80     $ (0.21)                              $    0.34
                                           =======     =======                                ========
AVERAGE COMMON SHARES
  OUTSTANDING............................    8,245      10,312                                  12,524
                                           =======     =======                                ========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                CIRCON CORPORATION AND CABOT MEDICAL CORPORATION

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

NOTE 1 -- PRO FORMA ADJUSTMENTS

     (A) The shareholders' equity accounts of Circon and Cabot as of March 31, 1995, and January 28,
1995, respectively, have been adjusted to reflect the issuance of approximately 4 million shares of Circon Common Stock in accordance with the Exchange Ratio of
0.415 shares of Circon Common Stock for each share of Cabot Common Stock. The actual number of shares of Circon Common Stock to be issued pursuant to the Merger will be based upon the number of shares of Cabot Common Stock outstanding immediately prior to the Effective Time. The common stock of Circon reflects the par value of $.01 per share with additional amounts contributed included in amounts paid in excess of par value.

     (B) The pro forma statements reflect retroactive adjustments to conform Circon's accounting for demonstration equipment and salesmen's inventory ("demonstration equipment") to Cabot's accounting policy. Cabot depreciates demonstration equipment. Circon, which had not depreciated demonstration equipment, will adopt a policy similar to Cabot's. Demonstration equipment is depreciated on a straight line basis, after considering estimated residual value, over a period of one to three years. The pro forma balance sheet also reflects an adjustment to increase property, plant and equipment by $1,373 and accumulated depreciation by $504 to classify all demonstration equipment as property, plant and equipment.

     The pro forma data are presented for information purposes only and do not give effect to any synergies that may occur due to the integration of Cabot with Circon's existing operations. Additionally, the adjustments to the Unaudited Combined Pro Forma Condensed Consolidated Financial Statements do not include expenses related to the Merger which will be recorded at the time of the Merger. These costs are currently estimated to range between $6,000 and $9,000. Accordingly, the pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

NOTE 2 -- PRO FORMA PER SHARE DATA

     Pro forma per share data are based on the average number of Circon shares that would have been outstanding had the Merger occurred at the beginning of the earliest period presented based upon an Exchange Ratio of 0.415 shares of Circon Common Stock for each share of Cabot Common Stock. Common stock equivalents have been included in the calculation of earnings per share, except when anti-dilutive.

NOTE 3 -- CIRCON RESTRUCTURING CHARGE

     In the fourth quarter of 1993, Circon recorded a $2,600 pretax restructuring charge consisting of $2,400 product restructuring inventory adjustments and $200 of nonrecurring operating expense adjustments associated with executive and reorganization changes and personnel reductions to improve competitiveness in the marketplace.

NOTE 4 -- CABOT RESTRUCTURING AND OTHER SPECIAL CHARGES

     During 1993, as a result of anticipated changes in the health care industry caused by proposed health care reform legislation, Cabot recorded a $3,940 pretax restructuring charge to 1993 operations consisting primarily of: (1) $2,034 write-off of inventory of products no longer being marketed by the Company; (2) $250 provision for equipment relating to discontinued products; (3) $1,536 of estimated costs relating to the Company's human resource and facility rationalization program, including severance, relocation, disposal costs and other related charges; and (4) $120 for other restructuring related costs.

     In addition, Cabot recorded a charge of approximately $4,165 to write-down certain inventory which was experiencing reduced customer demand to their estimated net realizable value. Such charge was included as a component of cost of sales in Cabot's 1993 statement of operations. Cabot also recorded a charge of approximately $683 to write-off certain nonproductive equipment which was included as a component of selling and administrative expense in Cabot's 1993 statement of operations.

     During 1992, restructuring charges of $2,941 were recorded for the costs incurred in the consolidation and integration into Cabot the assets acquired and liabilities assumed from Medical Engineering Company ("MEC") (Note 7). Such charges consisted mainly of severance payments, facility closure costs and clinical project termination costs.

NOTE 5 -- CUMULATIVE EFFECT OF ACCOUNTING CHANGE

     The 1993 pro forma income statement reflects the cumulative effect of Circon's adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," of $204.

NOTE 6 -- EXTRAORDINARY ITEM

     In 1992, Circon recognized a tax benefit of $234 (classified as an extraordinary item) from utilization of net operating loss carryforwards of a foreign subsidiary.

NOTE 7 -- CABOT ACQUISITION

     Effective July 29, 1992, the Company acquired certain assets and assumed certain liabilities of Medical Engineering Corporation ("MEC"), a wholly-owned subsidiary of Bristol-Myers Squibb Company ("BMS"). This transaction was accounted for as a purchase and accordingly, the results of operations of MEC were included in Cabot's statements of operations beginning July 29, 1992.

     The following unaudited pro forma results of operations for 1992 gives effect to the acquisition of MEC as though it had occurred on November 1, 1991, and include adjustments to reflect amortization and depreciation expense on the assets acquired, to increase interest expense to reflect the issuance of the convertible subordinated notes to finance the acquisition and amortization of related debt issuance costs, and to reflect related tax effects of combining the results of operations for the periods presented. The following 1992 unaudited pro forma results of operations do not include charges for restructuring costs ($2,941) or the expensing of the purchase accounting adjustment of inventory to its estimated fair market value ($2,748) as such charges are considered nonrecurring.

                                                                                   1992
                                                                               (UNAUDITED)
                                                                              --------------
                                                                              (IN THOUSANDS,
                                                                                EXCEPT PER
                                                                                  SHARE
                                                                              AMOUNT)
    Net sales...............................................................     $ 73,700
    Net (loss)..............................................................       (2,318)
    Net (loss) per share....................................................         (.22)

NOTE 8 -- FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Unaudited Pro Forma Combined Condensed Financial Statements assume that the Merger will be treated for federal income tax purposes as a "tax-free reorganization" within the meaning of Section 368(a) of the Code.

                  BENEFICIAL OWNERSHIP OF CIRCON COMMON STOCK

     The following table sets forth certain information as of June 27, 1995, except as otherwise indicated, regarding the beneficial ownership of Common Stock of Circon by (i) each person who is known to Circon to be the beneficial owner of 5% or more of Circon's Common Stock, (ii) each director of Circon,
(iii) certain executive officers of Circon and (iv) all directors and executive officers as a group. To the Company's knowledge, the beneficial owners named in the table have sole voting and investment power with respect to the shares.

                                                                          SHARES
                                                                         BENEFICIALLY  PERCENT OF
                                 NAME                                      OWNED        CLASS(1)
- -----------------------------------------------------------------------  ---------     ----------
Richard A. Auhll.......................................................  1,527,579(2)     18.6%
6500 Hollister Avenue
Santa Barbara, CA 93117
State of Wisconsin Investment Board....................................    650,000(3)      7.9%
P.O. Box 7842
Madison, WI 53707
Rudolf R. Schulte......................................................    407,841(4)      5.0%
2927 De La Vina Street, Suite C
Santa Barbara, CA 93105
R. Bruce Thompson......................................................     36,203(5)        *
Harold R. Frank........................................................     34,419(6)        *
Winton L. Berci........................................................     24,057(7)        *
Paul W. Hartloff, Jr...................................................     22,837(8)        *
John F. Blokker........................................................     21,837(9)        *
Frank D. D'Amelio......................................................     19,257(10)       *
David P. Zielinski.....................................................     10,593(11)       *
All directors and executive officers as a group (10 persons)...........  2,092,456(12)    25.9%

- ---------------
  *  Less than 1%.

 (1) Percent of the outstanding shares of Common Stock, treating as outstanding all shares issuable upon exercise of options held by the particular beneficial owners that are included in the first column.

 (2) Includes 120,000 shares subject to warrants and options exercisable currently or within 60 days.

 (3) Information is given as of December 31, 1994, and is based on a Schedule 13G filed by this shareholder.

 (4) Includes 1,429 shares subject to options exercisable currently or within 60 days.

 (5) Includes 2,857 shares subject to options exercisable currently or within 60 days.

 (6) Includes 1,429 shares subject to options exercisable currently or within 60 days.

 (7) Includes 24,057 shares subject to options exercisable currently or within 60 days.

 (8) Includes 21,837 shares subject to options exercisable currently or within 60 days.

 (9) Includes 21,837 shares subject to options exercisable currently or within 60 days.

(10) Includes 19,257 shares subject to options exercisable currently or within 60 days.

(11) Includes 3,393 shares subject to options exercisable currently or within 60 days.

(12) Includes 218,953 shares subject to options exercisable currently or within 60 days.

                   BENEFICIAL OWNERSHIP OF CABOT COMMON STOCK

     The following table sets forth certain information as of June 27, 1995, except as otherwise indicated, regarding the beneficial ownership of Common Stock of Cabot by (i) each person who is known to Cabot to be the beneficial owner of 5% or more of Cabot's Common Stock, (ii) each director of Cabot, (iii) certain executive officers of Cabot and (iv) all directors and executive officers as a group.

                                                                         SHARES
                                                                        BENEFICIALLY   PERCENT OF
                              NAME(1)                                   OWNED(2)        CLASS(3)
- --------------------------------------------------------------------    ---------      ----------
Warren G. Wood(4)...................................................    1,406,645         13.3%
2150 Cabot Boulevard West
Langhorne, PA 19047
Harry Brener(5).....................................................    1,280,973         12.1%
2150 Cabot Boulevard
West Langhorne, PA 19047
Marvin B. Sharfstein(6).............................................      928,513          8.8%
2150 Cabot Boulevard West
Langhorne, PA 19047
Eugene V. Howard(7).................................................       84,000             *
Harvey W. Grossman(8)...............................................       20,364             *
Glenn H. Stahl(9)...................................................       39,951             *
Noel G. Wray(10)....................................................       53,540             *
Palisade Capital Management(11).....................................      707,416          6.4%
One Bridge Plaza, Suite 695
Fort Lee, NJ 07024
The Travelers Inc.(12)..............................................      667,375          6.0%
65 East 55th Street
New York, NY 10022
All officers and directors as a group (13 persons)..................    3,930,005(13)     35.0%

- ---------------
  *  Less than 1%

 (1) Messrs. Wood, Brener, Sharfstein, Howard and Grossman are all of the Company's present Directors.

 (2) The Company has been advised that each of the persons hereinbefore listed has the sole power to vote and dispose of the number of shares set forth opposite such person's name in the table or in the notes hereinafter set forth, except as described in Notes (4) through (12).

 (3) The class consists of (a) 10,392,226 shares of Common Stock issued and outstanding as of June 27, 1995, (b) 822,484 shares of Common Stock subject to outstanding options held by all officers and directors as a group under the Company's stock option plans, (c) 304,449 shares of Common Stock subject to outstanding options held by plan participants other than officers and directors under the Company's stock option plans, and (d) 5,687,606 shares of Common Stock issuable upon conversion of the Company's 7.5% Convertible Subordinated Notes due March 1, 1999, all of which are presently convertible (the "Notes"). Excludes 976,580 shares of Common Stock subject to outstanding options held by all officers and directors as a group under the Company's stock option plans that are not exercisable within 60 days and 564,029 shares of Common Stock subject to outstanding options held by plan participants other than officers and directors under the Company's stock options plans that are not exercisable within 60 days.

 (4) Includes 187,506 shares subject to outstanding options held by Mr. Wood under the Company's stock option plans. Excludes 213,512 shares subject to outstanding options under the Company's stock option plans that are not exercisable within 60 days.

 (5) Includes 187,573 shares subject to outstanding options held by Mr. Brener under the Company's stock option plans. Excludes 213,512 shares subject to outstanding options under the Company's stock option plans that are not exercisable within 60 days.

 (6) Includes 187,708 shares subject to outstanding options held by Mr. Sharfstein under the Company's stock option plans. Excludes 213,512 shares subject to outstanding options under the Company's stock option plans that are not exercisable within 60 days.

 (7) Includes 38,013 shares subject to outstanding options held by Mr. Howard under the Company's stock option plans. Excludes 10,182 shares held of record by Mr. Howard's wife. Mr. Howard expressly disclaims beneficial ownership of the shares held by his wife. Also, excludes 10,000 shares subject to outstanding options under the Company's stock option plans that are not exercisable within 60 days.

 (8) Consists of 20,364 shares subject to outstanding options held by Mr. Grossman under the Company's stock option plans. Excludes 10,000 shares subject to outstanding options under the Company's stock option plans that are not exercisable within 60 days.

 (9) Consists of 39,951 shares subject to outstanding options held by Mr. Stahl under the Company's stock option plans. Excludes 51,954 shares subject to outstanding options under the Company's stock option plans that are not exercisable within 60 days.

(10) Consists of 48,018 shares subject to outstanding options held by Mr. Wray under the Company's stock option plans. Excludes 85,803 shares subject to outstanding options under the Company's stock option plans that are not exercisable within 60 days.

(11) Consists of 707,416 shares beneficially owned by Palisade Capital Management ("PCM") (includes: 137,416 shares acquirable upon conversion of registered bonds) based upon PCM's Schedule 13G dated May 2, 1995. Based upon PCM's Schedule 13G dated May 2, 1995, PCM has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 707,416 shares.

(12) Consists of 667,375 shares issuable upon conversion of Notes beneficially owned by Smith Barney Inc., Smith Barney Holdings Inc. ("SB Holdings") and The Travelers Inc. ("TRV"), based upon the TRV's Schedule 13G dated February 8, 1995. Based upon the TRV's Schedule 13G dated February 8, 1995, the TRV has shared power to vote or to direct the vote and sole power to dispose or to direct the disposition of 667,375 shares. SB Holdings Inc. and TRV disclaim beneficial ownership of the shares referred to in the
     Schedule 13G dated February 8, 1995.

(13) Includes 822,484 shares of Common Stock subject to outstanding options held by all officers and directors as a group under the Company's stock option plans. Excludes 976,580 shares subject to outstanding options under the Company's stock option plans that are not exercisable within 60 days.

                      DESCRIPTION OF CIRCON CAPITAL STOCK

     The authorized capital stock of Circon consists of 50,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value.

COMMON STOCK

     As of the Circon Record Date, there were 7,975,968 shares of Circon Common Stock outstanding held of record by approximately 721 stockholders. Holders of Circon Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders do not have a right to take action by written consent nor may they cumulate votes in connection with the election of directors. In the event of a liquidation, dissolution or winding up of Circon, the holders of Circon Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the preferences of any outstanding shares of Preferred Stock. The Circon Common Stock has no preemptive or other subscription rights. All outstanding shares of Circon Common Stock are fully paid and non-assessable, and the shares of Circon Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

PREFERRED STOCK

     As of the date of this Proxy Statement, Circon has 5,000,000 shares of Preferred Stock authorized and no shares outstanding. The Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Circon Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Circon. Circon has no present plans to issue Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Circon Common Stock is First Interstate Bank of California, 707 Wilshire Boulevard, Los Angeles, California 90017 and its telephone number is (213) 614-2372.

                       DESCRIPTION OF CABOT CAPITAL STOCK

     The authorized capital stock of Cabot consists of 50,000,000 shares of Common Stock, no par value, and 500,000 shares of Preferred Stock, no par value. There are no shares of Preferred Stock outstanding. At the Cabot Record Date, there were 10,392,226 shares of Common Stock outstanding.

     The Board of Directors of Cabot may, without approval of the holders of shares of capital stock of Cabot, provide for the issuance from time to time of shares of Preferred Stock in series and may establish, as to each series, the designation and number of shares to be issued and the relative rights, preferences and limitations of the shares of each series, including provisions regarding voting powers, redemption, dividend rights, liquidation preferences and conversion rights.

VOTING RIGHTS

     Each holder of shares of Common Stock is entitled to one vote per share in all matters to be voted on by shareholders. There are no cumulative voting rights, which means that the holders of shares having more than 50% of the voting power of the Common Stock can elect all of the directors in an election of directors.

     All questions that must be put to a vote of Cabot's shareholders are to be determined by a majority of the votes cast at a meeting of shareholders, except as otherwise required by the law of the State of New Jersey or Cabot's Certificate of Incorporation.

     Subject to the rights of the holders of any series of Preferred Stock then outstanding, any action required to be taken by shareholders of Cabot may be taken only at a duly called annual or special meeting of shareholders or by unanimous written consent of the shareholders entitled to vote on the matter. The Certificate of Incorporation also requires the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class, for any of the following matters: (a) subject to the rights of the holders of any series of Preferred Stock then outstanding, the removal of any director or the entire Board of Directors from office (which may be done only for cause); (b) the approval of any "Business Combination" (as defined in the Certificate of Incorporation and hereinafter described) involving Cabot and any "Interested Shareholder" (as defined in the Certificate of Incorporation and hereinafter described), unless (1) the transaction is approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Shareholder and who were directors before the Interested Shareholder became an Interested Shareholder or (2) certain minimum price, form of consideration and procedural requirements specified in the Certificate of Incorporation are met; and (c) the alteration, amendment or repeal of the Articles of the certificate of incorporation and corresponding provisions of Cabot's By-Laws relating to the Board of Directors, action by shareholders or Business Combinations or the adoption of any provision inconsistent with those provisions.

     An "Interested Shareholder" is defined in the Certificate of Incorporation as anyone, other than Cabot or its subsidiaries, any employee benefit plan of Cabot or its subsidiaries or any entity holding Voting Stock for or pursuant to any such plan, who is the beneficial owner of more than 20% of the Voting Stock. The definition also includes any person who is an assignee of or has otherwise acquired, in a transaction not involving a public offering, any shares of voting Stock which were at any time within the prior five-year period beneficially owned by another Interested Shareholder.

     As defined in the Certificate of Incorporation, a "Business Combination" includes the following transactions: (a) a merger or consolidation of Cabot or any subsidiary with an Interested Shareholder or with any other corporation or entity that is, or after such merger or consolidation would be, an affiliate or associate of an Interested Shareholder; (b) the sale or other disposition by Cabot or a subsidiary of assets with a value equal to 10% or more of the aggregate market value of all the assets, determined on a consolidated basis, of Cabot or 10% or more of the aggregate market value of all outstanding stock of Cabot or representing 10% or more of the earning power or income, determined on a consolidated basis, of Cabot, if an Interested Shareholder or an affiliate or associate thereof is a party to the transaction; (c) the issuance of stock or other securities of Cabot or of a subsidiary, which securities are worth 5% or more of the aggregate market value of all the outstanding stock of Cabot, to an Interested Shareholder or an affiliate or associate thereof; (d) the adoption of any plan or proposal for the liquidation or dissolution of Cabot proposed by or on behalf of an Interested Shareholder or an affiliate or associate thereof; (e) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding stock (or securities convertible into stock) of any class of Cabot or a subsidiary owned by an Interested Shareholder or an affiliate or associate thereof; and (f) any receipt by an Interested Shareholder or an affiliate or associate thereof of certain benefits (other than proportionately as a shareholder of Cabot).

DIVIDEND AND LIQUIDATION RIGHTS

     The holders of shares of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of assets legally available for payment of dividends, subject to the rights of the holders of Preferred Stock, if any.

     Upon the liquidation or dissolution of Cabot, whether voluntary or not, the holders of shares of Common Stock will be entitled to share equally in the assets of Cabot, subject to the rights of creditors and the holders of Preferred Stock, if any.

OTHER MATTERS

     The holders of Common Stock have no preemptive rights to purchase shares of stock of Cabot and are not entitled to the benefits of any sinking fund provisions. Shares of the Common Stock are not subject to any redemption provision and are not convertible into any other security or other property of Cabot. All outstanding shares of Common Stock are fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                   COMPARISON OF RIGHTS OF HOLDERS OF CIRCON
                 COMMON STOCK AND HOLDERS OF CABOT COMMON STOCK

     Upon consummation of the Merger, the shareholders of Cabot, a New Jersey corporation, will become stockholders of Circon, a Delaware corporation. Although the Delaware General Corporation Law, ("DGCL" or "Delaware Law") and the Business Corporation Act of New Jersey, ("NJBCA" or "New Jersey Law") are similar in many respects, there are a number of differences between the two statutes which should be carefully considered by Cabot shareholders in evaluating the proposed merger. The following summary, which sets forth certain material differences between the two statutes, does not purport to be a complete statement of all differences between the DGCL and NJBCA, nor does it purport to be a complete statement of the provisions of the two statutes which it compares.

FIDUCIARY DUTIES OF DIRECTORS

     Both Delaware Law and New Jersey Law provide that the board of directors has the ultimate responsibility for managing the business affairs of a corporation. In discharging this function, directors owe fiduciary duties of care and loyalty to the corporation and to its shareholders.

     Delaware courts have held that the duty of care requires the directors to exercise an informed business judgment. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have, under certain circumstances, also imposed a heightened standard of conduct upon directors in matters involving a contest for control of the corporation.

     Similar to Delaware Law, New Jersey Law requires that directors perform their duties in good faith. The NJBCA, however, contains a provision specifically permitting (not requiring) directors, in discharging their duties, to consider the effects of any action taken by them upon any or all affected groups (including, e.g., shareholders, employees, suppliers, customers, creditors and the community in which the corporation operates) as well as all other pertinent factors. Furthermore, unlike Delaware Law, the NJBCA expressly makes clear that a director has no greater obligation to justify any act relating to an actual or potential takeover of the corporation than he or she has with respect to any other act as a director.

LIMITATION OF DIRECTOR LIABILITY

     Both Delaware Law and New Jersey Law permit a corporation's certificate of incorporation to limit a director's exposure to monetary liability for breach of fiduciary duty.

     Pursuant to Delaware Law, a director cannot be relieved of liability for
(i) breach of his/her duty of loyalty to the company, (ii) acts or omissions not in good faith or constituting intentional misconduct or knowing violation of the law, (iii) declaration of an improper dividend, stock purchase or redemption of shares, or (iv) any transaction from which the director derived an improper personal benefit.

     Similarly, pursuant to New Jersey Law, a director cannot be relieved of liability for (i) breach of his/her duty of loyalty to the company, (ii) acts or omissions not in good faith or constituting knowing violation of the law, or
(iii) acts or omissions which result in receipt of any improper personal benefit.

INDEMNIFICATION

     Both Delaware Law and New Jersey Law permit a corporation to indemnify any person involved in a third party action by reason of his/her being an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any derivative action), if such person acted in good faith and reasonably believed that his/her actions were in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his/her conduct was unlawful. Furthermore, both states' laws provide that a corporation may advance expenses incurred in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he/she is not entitled to indemnification.

     In general, no indemnification for expenses in derivative actions is permitted under either the DGCL or the NJBCA where the person has been adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under both states' laws.

     In both states, the statutory provisions for indemnification are non-exclusive with respect to any other rights, such as contractual rights (and, in the case of a Delaware corporation, under a bylaw, agreement or vote of stockholders or disinterested directors, and in the case of a New Jersey corporation, under the certificate of incorporation, bylaw, agreement or vote of shareholders), to which a person seeking indemnification may be entitled. Unlike Delaware law, however, New Jersey law expressly permits such contractual or other rights to provide for indemnification in connection with a third party action, including a derivative action, unless a court determines that the acts or omissions giving rise to the claim for indemnification (i) were in breach of the duty of loyalty to the company, (ii) were not in good faith or involved a knowing violation of law, or
(iii) resulted in receipt of an improper personal benefit.

SHAREHOLDER PROTECTIVE PROVISIONS

     Both Delaware Law and New Jersey Law contain provisions which provide protection to shareholders, and the corporation in which they own shares, against abusive acquisition and takeover techniques.

     Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder (beneficial owner of 15% or more of the corporation's voting stocks) for a period of three years from the date the stockholder became interested unless (i) prior to such date the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the interested stockholder acquired 85% of the voting stocks at the time the transaction commenced, or (iii) on or subsequent to such date the business combination is approved by the board and 66 2/3% of the noninterested stockholders. This provision of the DGCL does not apply to a corporation if the certificate of incorporation or bylaws contain a provision expressly electing not to be governed by this position or the corporation does not have voting stock either listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     Under the NJBCA, a corporation is prohibited from engaging in any business combination with an interested shareholder (beneficial owner of 10% or more of the corporation's voting shares) for a period of five years from the date the shareholder became interested unless (i) prior to such date the board of directors approved the business combination, (ii) subsequent to such date the business combination is approved by 66 2/3% of the noninterested shareholders, or (iii) the business combination meets certain conditions set forth in the NJBCA which concern the amount of consideration to be received by noninterested shareholders. Unless the certificate of incorporation provides otherwise, this provision of the NJBCA does not apply to a corporation if the corporation does not have voting shares either registered or traded on a national securities exchange or registered with the Securities and Exchange Commission.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under Delaware Law, amending the certificate of incorporation generally requires the approval of the holders of a majority of the shares of stock entitled to vote, unless the certificate of incorporation provides for a greater vote. Under Circon's certificate of incorporation, the affirmative vote of the holders of two-thirds of the shares entitled to vote is required to amend Circon's certificate of incorporation. New Jersey Law only requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on a proposed amendment, unless a specific provision of the NJBCA or the certificate of incorporation requires a greater percentage.

MERGERS AND MAJOR TRANSACTIONS

     Under Delaware Law, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation's assets, dissolutions, etc.) require the approval of the holders of a majority of the outstanding stock entitled to vote. New Jersey Law reduces the approval threshold to a majority of the votes cast. Delaware Law and New Jersey Law each permit a corporation to increase the minimum percentage vote required above the statutory minimums described above.

DIVIDENDS

     Delaware Law permits dividends to be paid out of (i) surplus (the excess of net assets of the corporation over capital) or (ii) net profits for the current and/or the then preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock. New Jersey Law permits the payment of dividends unless after payment (i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) the corporation's total assets would be less than its total liabilities.

SHARE REPURCHASE

     Under Delaware Law, a corporation may not purchase or redeem its own stock by reducing the capital represented by such shares unless the assets of the corporation remaining after such reduction shall be sufficient to pay any debts of the corporation for which payment has not been otherwise provided.

     Under New Jersey Law, a corporation may not purchase or redeem its own shares if, after giving effect thereto, either (i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) the corporation's total assets would be less than its total liabilities.

VOTING RIGHTS

     Under both Delaware and New Jersey Law, cumulative voting in the election of directors in only permitted if expressly authorized in a corporation's certificate of incorporation.

APPRAISAL OR DISSENTERS RIGHTS

     The rights of shareholders to demand payment in cash by a corporation of the fair value of their shares under certain circumstances are called appraisal rights under the DGCL and dissenters rights under the NJBCA. Delaware Law does not afford appraisal rights to holders of shares which are either listed on a national securities exchange, quoted on the Nasdaq Stock Market or held of record by more than 2,000 stockholders, unless the plan of merger or consolidation converts such shares into anything other than shares of the surviving corporation or shares of stock of another corporation which, at the effective date of the merger or consolidation, will either be listed on a national securities exchange, quoted on Nasdaq Stock Market or held of record by more than 2,000 stockholders.

     New Jersey does not afford dissenters rights to shareholders of a corporation which is a party to any plan of merger (i) with respect to shares of a class or series which is listed on a national securities exchange or is held on the record date by not less than 1,000 shareholders or (ii) where pursuant to the plan of merger such shareholder will receive (x) cash, (y) shares which upon consummation of the merger will either be listed on a national securities exchange or held of record by not less than 1,000 shareholders, or (z) cash and such securities.

AMENDMENTS TO BYLAWS

     Under Delaware Law, the certificate of incorporation may confer on the board of directors the power to amend the bylaws. Under New Jersey Law, the board of directors has the power to amend bylaws unless such power is reserved to the shareholders in the certificate of incorporation.

     Under Delaware Law, a corporation's bylaws may be amended by the stockholders entitled to vote, which power shall not be divested or limited where the board also has such power. Under New Jersey Law, shareholders may prescribe in the bylaws that any bylaw made by them shall not be altered or repealed by the board of directors, and bylaws made by the board may be altered or amended by the shareholders.

ACTION BY WRITTEN CONSENT

     Delaware Law permits a majority or higher required percentage of stockholders entitled to vote to consent in writing to any action that could be taken by stockholders at a meeting, unless the certificate of incorporation prohibits such written consent. Circon's certificate of incorporation prohibits stockholder actions by written consent. New Jersey Law permits any corporate action, other than the annual election of directors, to be taken by nonunanimous shareholder consent without a meeting where shareholders having the minimum number of votes that would be required to take such action at a meeting sign written consents, unless the certificate of incorporation provides otherwise.

SPECIAL MEETING OF SHAREHOLDERS

     Under Delaware Law, a special meeting of the stockholders may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or bylaws. Circon's certificate of incorporation and bylaws authorize a special meeting of stockholders to be called only by the board of directors. New Jersey Law permits a special meeting of shareholders to be called by the president or the board of directors, or by such other officers, directors or shareholders as may be provided in the bylaws.

ANNUAL MEETING OF SHAREHOLDERS

     Under Delaware Law, if the annual meeting for the election of directors is not held on the designated date, the directors are required to cause such a meeting to be held as soon thereafter as convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

     Under New Jersey Law, if the annual meeting for election of directors is not held on the designated date the directors are required to cause such a meeting to be held as soon thereafter as may be convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its annual meeting, the Superior Court may, upon application of any shareholder, summarily order the meeting or the election, or both, to be held.

CASE LAW AND COURT SYSTEMS

     There is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretation does not yet exist in New Jersey. Delaware also has established a system of Chancery Courts to adjudicate matters arising under the DGCL. New Jersey does not have an equivalent court system. As a result of these factors, there may be less certainty as to the outcome of matters governed by the NJBCA, and therefore it may be more difficult to obtain legal guidance as to such matters than would be the case under Delaware Law.

                                    EXPERTS

     The consolidated financial statements of Circon, included or incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and included herein and reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Cabot as of October 29, 1994 and October 31, 1993, and for each of the years ended October 29, 1994 and October 31, 1993 and 1992 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Circon Common Stock issuable pursuant to the Merger and certain other legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for Circon by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                         CABOT SELECTED FINANCIAL DATA

     The following table contains selected consolidated financial data and is qualified by the more detailed consolidated financial statements and the notes thereto included elsewhere in this Proxy Statement. The consolidated balance sheet data as of October 29, 1994 and October 31, 1993 and the consolidated statement of operations data for each of the years ended October 29, 1994 and October 31, 1993 and 1992 have been derived from Cabot's consolidated financial statements, included elsewhere herein. The consolidated balance sheet data as of October 31, 1992, 1991 and 1990 and the consolidated statement of operations data for each of the two years in the period ended October 31, 1991 and 1990 have been derived from Cabot's consolidated financial statements not included herein. In the opinion of management of Cabot, the unaudited consolidated statement of operations data for the six month period ended April 29, 1995 and April 30, 1994 and the unaudited consolidated balance sheet at April 29, 1995 and April 30, 1994 include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the information set forth therein. The results of operations for the six months ended April 29, 1995 are not necessarily indicative of the results to be expected for the full year.

                                                                            FISCAL
                                                     SIX MONTHS ENDED        YEAR
                                                    -------------------     ENDED
                                                     APRIL      APRIL      OCTOBER         FISCAL YEAR ENDED OCTOBER 31,
                                                      29,        30,         29,       --------------------------------------
                                                      1995       1994        1994       1993     1992(1)     1991      1990
                                                    --------   --------   ----------   -------   --------   -------   -------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
Net Sales.........................................  $32,233    $33,902     $ 68,097    $69,560   $ 54,998   $40,661   $27,641
Cost of Sales(2)..................................   13,508     12,462       25,829     32,359     27,665    19,353    13,386
                                                    -------    -------      -------    -------   --------   -------   -------
Gross Profit......................................   18,725     21,440       42,268     37,201     27,333    21,308    14,255
                                                    -------    -------      -------    -------   --------   -------   -------
Operating Expenses:
  Selling and Administrative(3)...................  12,911..    12,567       25,967     28,790     21,473    14,399    10,426
  Research and Development........................    1,688      2,167        4,783      4,791      2,469     1,942       967
  Amortization of Intangibles.....................  1,410..      1,393        2,776      2,734        752        75       104
  Restructuring(4)................................     (188 )    --          --          3,940      2,941     --        --
                                                    -------    -------      -------    -------   --------   -------   -------
                                                    15,821..    16,127       33,526     40,255     27,635    16,416    11,497
                                                    -------    -------      -------    -------   --------   -------   -------
Operating Income (Loss)...........................    2,904      5,313        8,742     (3,054)      (302)    4,892     2,758
                                                    -------    -------      -------    -------   --------   -------   -------
Interest Expense, Net(5)..........................    2,795      2,811        5,597      5,690      2,882       471       132
Other Income......................................     (135 )      (23 )        (54)      (196)      (169)     (119)      (39)
                                                    -------    -------      -------    -------   --------   -------   -------
                                                    2,660..      2,788        5,543      5,494      2,713       352        93
                                                    -------    -------      -------    -------   --------   -------   -------
Earnings (Loss) before income taxes...............      244      2,525        3,199     (8,548)    (3,015)    4,540     2,665
Income Taxes (Benefit)............................       89        350          106      1,042       (822)    1,815     1,067
                                                    -------    -------      -------    -------   --------   -------   -------
Net Earnings (Loss)...............................  $   155    $ 2,175     $  3,093    $(9,590)  $ (2,193)  $ 2,725   $ 1,598
                                                    =======    =======      =======    =======   ========   =======   =======
Net Earnings (Loss) per Common and Equivalent
  Share(6):
  Primary.........................................  $   .02    $   .20     $    .29    $  (.93)  $   (.21)  $   .25   $   .16
  Fully Diluted...................................  $.02....   $   .19     $    .29    $  (.93)  $   (.21)  $   .25   $   .16
                                                    =======    =======      =======    =======   ========   =======   =======
Weighted Average Number of Common and Equivalent
  Shares:
  Primary.........................................   10,333     11,323       11,062     10,265     10,312    10,700    10,083
  Fully Diluted...................................   10,333     11,327       11,064     10,265     10,312    10,712    10,303
                                                    =======    =======      =======    =======   ========   =======   =======
Balance Sheet Data (at end of each period):
Current Assets....................................  $28,309    $27,632     $ 27,003    $26,836   $ 33,352   $23,466   $13,940
Property, Plant and Equipment.....................   23,767     22,302       23,643     21,759     22,519     9,152     2,610
Intangible Assets.................................   35,006     37,882       36,509     39,125     41,620       746       788
Total Assets......................................   89,553     90,291       89,778     89,988    100,190    34,150    17,788
Short-term Borrowings(7)..........................      716        701          701        696        523       991     1,115
Long-term Borrowings..............................   72,186     72,910       72,782     73,488     73,686    12,901       913
Total Liabilities.................................   80,332     80,949       80,747     82,552     82,455    17,145     6,091
Shareholders' Equity..............................    9,221      9,342        9,031      7,436     17,735    17,005    11,697
                                                    =======    =======      =======    =======   ========   =======   =======

- ---------------
(1) Balance Sheet Data at October 31, 1992, reflects the issuance of the Notes on March 20, 1992, and the acquisition of assets and related liabilities of the Urological Business on July 29, 1992.

(2) Including special charges of $4,165,000 in 1993.

(3) Includes special charges of $683,000 in 1993.

(4) Restructuring charges of $3,940,000 and $2,941,000 were accrued in the fiscal years ended October 31, 1993 and 1992, respectively. In 1993, charges are for costs associated with the Company's plan to reduce future operating costs. In 1992, charges are for costs associated with the consolidation and integration of the Urological Business into the Company.

(5) Interest Expense, Net for the fiscal year ended October 31, 1992, includes interest incurred on the Notes, net of interest income from investment of the proceeds of the Notes, pending the acquisition of the Urological Business.

(6) The amount of net earnings (loss) per share is based on the weighted average number of shares of Common Stock and Common Stock equivalents outstanding. Net earnings (loss) per share computations and weighted average number of common and equivalent shares outstanding give retroactive recognition to the 2% stock dividend declared February 2, 1993, the 10% stock dividend declared June 1, 1993, the 10% stock dividend declared December 6, 1993 and the 10% stock dividend declared April 13, 1994 for all periods presented.

(7) Includes current maturities of long-term obligations.

(8) Total liabilities at October 29, 1994 and October 31, 1993 and 1992, include $1,074,000, $1,332,000 and $1,436,000 related to restructurings charged to operations in 1993 and 1992.

            CABOT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of Cabot included elsewhere in this Proxy Statement.

     Overview

     Cabot manufactures and markets medical devices and systems principally for use in general surgical and gynecological diagnostic procedures and surgery as well as ureteral stents and urological diagnostic equipment and related products for use in urological procedures.

     In fiscal 1993 and 1994, due to a fundamental restructuring of the healthcare delivery system in the United States, Cabot's capital equipment business was materially impacted. As a result, Cabot's management determined to
(1) stress development and sales of specialty reusable and disposable products and to reduce the number of product offerings, (2) reduce operating costs (commensurate with the reduction in gross margin as a result of pricing pressures) and (3) combine the theretofore separate urological and endoscopy sales forces so as to increase the overall efficiency and productivity of the sales force. The costs associated with the strategy have been significant and have impacted the Company's profitability.

     Comparison of the six months ended April 29, 1995 to the six months ended April 30, 1994.

     Net sales decreased $1,669,000 or 5% primarily due to a decrease of $2,239,000 or 7% in domestic sales offset in part by an international sales increase of $570,000 or 17%.

     The domestic sales decrease was primarily attributable to lower prices for disposable products resulting from price concessions demanded by large buying groups and from competitive product pricing in the marketplace. The lower prices for disposable products impacted Cabot significantly as product mix has shifted from capital equipment to disposables. In addition, the lower sales reflect the shift to lower unit priced disposables from higher unit priced capital equipment. Cabot is attempting to address this effect of the shift in product mix through the introduction of higher margin specialty disposable and reusable products. Late in the first quarter of 1995, Cabot integrated its endoscopy and urology sales forces, thus enabling each person in the sales force to sell both product lines. This resulted in an expected reduction in the productivity of the sales force in the second quarter. Cabot expects productivity to increase as the integrated sales force becomes more proficient in selling both product lines.

     Gross profit decreased as a percentage of sales from 63% to 58% primarily due to the impact of lower prices and the shift in product mix described above. In addition, Cabot is absorbing the costs of excess production capacity, which should be reduced when Cabot completes its facility rationalization program in the third quarter.

     Selling and administrative expenses increased by $344,000 from 37% to 40% of sales. Sales and marketing expenses increased by $1,109,000 primarily due to expenses related to the training and other related expenses associated with the integration of Cabot's endoscopy and urology sales force initiated during the first quarter of the current year. Administrative expenses decreased approximately $764,000 primarily due to a reduction of administrative operating costs resulting from Cabot's human resource rationalization program and a reduction in bad debt expense resulting from Cabot's belief that the overall reserve for bad debt is adequate for future needs.

     Research and development expenses decreased $480,000 due to the reduction in the departmental operating costs as redundant positions were eliminated when the research and development functions were consolidated into one facility (Langhorne, Pennsylvania). In addition, specialty disposables and reusable instrument product lines do not require as high a level of product development and support as capital equipment product lines.

     The restructuring credit of $188,000 reflects adjustments made for changes (savings) in relocation, severance, facility refurbishing and carrying costs associated with Cabot's previously announced facility and human resource rationalization programs. These savings were due primarily to higher than expected voluntary resignations, lower actual refurbishing costs and a reduced need for transitional equipment costs.

     Other income increased $112,000 reflecting the net proceeds from the sale of an intangible asset.

     The reduction in income tax expense of $261,000 resulted primarily from lower taxable earnings in fiscal 1995 than in fiscal 1994. The federal effective tax rate of 24% in 1995 as compared to 14% in fiscal 1994 reflects a higher level of utilization of federal net operating loss carryforwards than in fiscal 1994.

     Comparison of the fiscal year ended October 29, 1994 to the fiscal year ended October 31, 1993.

     In fiscal 1994, pursuant to the previously announced human resources and facility rationalization program, Cabot began to implement certain aspects of its restructuring plan by reducing operating costs, consolidating facilities and streamlining its product offerings (primarily to the durable capital equipment market).

     Net sales decreased $1,463,000 or 2% due to a decrease of $288,000 and $1,175,000 in domestic and international sales respectively. The domestic sales decrease is primarily the result of a de-emphasis of capital equipment and a greater emphasis on specialty disposables and reusable instrument products. The unit prices of Cabot's specialty disposables and reusable instrument products are generally lower than the unit prices of Cabot's capital equipment products. While unit sales of specialty disposables and reusable instrument products increased, unit sales of capital equipment decreased. The increase in revenue from increased unit sales of specialty disposables and reusable instrument products was not sufficient to offset the decrease in revenue from lower unit sales of capital equipment (which generally have higher unit prices than specialty disposables and reusable instrument products). The international sales decrease is primarily a result of the continued recessionary pressures in the European and Latin America markets, which reduced the demand for capital equipment thereby causing Cabot to reduce the unit prices of capital equipment in order to compete for sales.

     Gross profit increased as a percentage of sales to 62% from 53% (59% before the $4,165,000 in special charges for the write-down of inventory in fiscal
1993). This improvement is attributable to the increased sales of the more profitable specialty disposables and reusable instrument products and the reduced sales of the less profitable capital equipment.

     Selling and administrative expenses decreased by $2,823,000 from 41% to 38% of sales. Sales and marketing expenses decreased by $1,597,000 primarily as a result of a reduction of sales commission expense caused by a lower sales volume coupled with the change in product mix. Due to the increase in sales of specialty disposables and reusable instruments (which in fiscal 1994 had a lower commission rate than capital equipment) as a percentage of total sales, commission expense as a percentage of sales decreased correspondingly. In fiscal 1995 Cabot modified its commission schedule and may modify it further as the year progresses. Commission expense as a percentage of sales may exceed or be less than in fiscal 1994. Administrative expenses decreased by approximately $1,226,000 primarily due to: (i) a $466,000 decrease in the overall administrative departmental operating costs resulting from Cabot's human resource rationalization program; (ii) a $74,000 decrease in costs associated with public reporting expenses; and (iii) the non-recurrence of the $683,000 in special charges related to the 1993 write-off of certain equipment no longer required and other restructuring related costs.

     Research and development expenses remained at 7% of sales, unchanged from the prior period.

     The $936,000 reduction in income tax expense resulted primarily from the generation of a net operating loss for tax purposes in Fiscal Year 1994 caused by the reversal of deferred tax assets and the resulting decrease in the beginning-of-the-year balance of the valuation allowance for deferred tax assets allocated to income tax expense.

     Comparison of the fiscal year ended October 31, 1993 to the fiscal year ended October 31, 1992.

     In fiscal 1993, as a result of the changes in the health care industry described above, Cabot initiated a restructuring plan and took other measures which resulted in restructuring, and other special charges, of $3,940,000 and $4,848,000, respectively.

     The restructuring charges of $3,940,000 consist primarily of: (1) a $2,034,000 write-off of inventory of discontinued products; (2) $250,000 provision for the disposal of certain production equipment relating to discontinued products; (3) $1,536,000 of estimated costs associated with Cabot's human resource and facility rationalization program; and (4) $120,000 for other restructuring related costs.

     Additional charges of $4,848,000 consisted primarily of $4,165,000 of write-downs of obsolete or excessive inventory to its estimated net realizable value based on revised future sales level projections and $683,000 for the disposal of certain assets, such as furniture, fixtures and other equipment, no longer required.

     Net sales increased by $14,562,000 or 26% due to increases of $13,505,000 and $1,057,000 in domestic and international sales, respectively. The increase is primarily due to the inclusion of Cabot's Surgitek operation for a full year in fiscal 1993, as compared to only one quarter in fiscal 1992.

     Gross profit increased as a percentage of sales to 53% from 50% notwithstanding $4,165,000 in special charges to cost of sales for the write-down of inventory. These charges are not necessarily indicative of ongoing operations. This improvement is attributable to the change in product mix in favor of higher margin disposable products and the inclusion of a full year of higher margin Surgitek product sales, primarily of disposable products. While competitive pricing pressure in the minimally invasive surgical equipment market has had a negative impact on Cabot's margins, this impact has been partially offset by a shift of emphasis to higher margin disposable and equipment products and the discontinuation or phase out of certain non-competitive products.

     Selling and administrative expenses increased $7,317,000 from 39% to 41% of sales. Selling and administrative expenses associated with Surgitek, which is included for a full year in 1993 as compared to one quarter in 1992, accounted for approximately $5,903,000 of the increase. Of the $1,414,000 additional increase, $683,000 related to the write-off of certain equipment no longer required, approximately $414,000 related to increased provisions for doubtful accounts principally related to international accounts receivable and $398,000 related to increases in the promotional costs for Cabot's disposable products and selected new instrumentation.

     Research and development costs increased $2,322,000 or 94% primarily as a result of an additional $1,000,000 of expenses from Surgitek, which is included for a full year in 1993, as compared to only one quarter in 1992 and the increased levels of funding necessary to provide for continued new product development for the new product development for the minimally invasive market.

     Amortization of intangibles increased approximately $1,982,000 reflecting amortization of the Surgitek intangibles for a full year versus one quarter in the prior year.

     Restructuring charges of $3,940,000 have been provided for the estimated costs associated with Cabot's plan to reduce future operating costs through human resource and facility rationalization and by streamlining its product offerings, primarily in the nondisposable equipment market.

     Interest income decreased due to the utilization of funds in the acquisition of Surgitek in the third quarter of fiscal 1992. Interest expense increased approximately $1,847,000 in 1993 reflecting one full year's interest on the Cabot Convertible Notes as compared to approximately eight months in the prior fiscal year.

     The 1993 provision for income taxes resulted from an income tax benefit of approximately $493,000 being recognized upon the carryback of tax losses generated in 1993, offset by a deferred tax provision of $1,535,000 representing primarily the write-offs of deferred income tax assets generated in prior years due to uncertainty as to their ultimate realization.

     Comparison of the fiscal year ended October 31, 1992, to the fiscal year ended October 31, 1991.

     The acquisition of the Urological Business from MEC occurred on July 29, 1992; therefore the sales and expenses relating to such operations are reflected in the Consolidated Condensed Statements of Operations subsequent to that date.

     Net sales increased by $14,337,000 due to an increase of $12,769,000 in domestic sales and an increase of $1,568,000 in international sales. The increase in domestic sales is a direct result of Cabot's aggressive marketing of its minimally invasive surgical equipment and disposable products to the general surgery market through an expanded sales force and the addition of $5,686,000 in domestic sales to the urological surgery market. The increase in international sales is due primarily to the addition of $1,506,000 in sales of Urological Products to an affiliate of BMS and certain foreign markets.

     Gross profit decreased as a percentage of sales to 50% from 52% primarily due to the non-recurring charge of approximately $2,335,000 in increased cost of sales associated with the inventory of the Urological Business acquired from MEC, which were written up to fair market value at the time of acquisition (pursuant to purchase accounting rules). This charge was not necessarily indicative of ongoing operations. Competitive pricing pressure in the minimally invasive surgical equipment market had minimal impact on margins.

     Selling and administrative expenses increased by $7,074,000 from 35% to 39% of sales. Selling and administrative expenses associated with the Urological Business acquired from MEC accounted for $3,266,000 of the increase. Of the $3,808,000 additional increase, approximately $2,343,000 was due primarily to commission expense associated with the increase in domestic sales volume and the additional personnel, including the expanded sales force, with related benefits, hired in the Sales and Marketing departments to support the growth. Expenses for promotion, demonstration, including marketing seminars and workshops, and advertising of Cabot's products through various mediums accounted for approximately $254,000 of the increase. Administrative expenses increased by approximately $1,106,000 primarily due to a $768,000 increase in costs associated with the hiring of additional administrative personnel, related benefits and departmental operating costs, approximately $237,000 in write-offs of questionable accounts receivable and a $101,000 increase in costs associated with the preparation of proxy material, annual reports to the shareholders and other public reporting expenses.

     Research and development expenses increased by $527,000 due to the increased levels of funding needed for the continuing development of products for the laparoscopic and other minimally invasive general surgery markets and research and development expenses of $279,000, associated with the Urological Business acquired from MEC.

     Amortization expense increased $677,000 primarily due to the addition of goodwill and intangibles, including patents, trademarks, trade names, copyrights and service marks acquired pursuant to the acquisition of the Urological Business from MEC.

     Restructuring charges of $2,941,000, net, were provided for the costs of consolidation and integration into Cabot of the Urological Business acquired from MEC. Such charges consist mainly of severance payments, facility closure costs and clinical project termination costs determined by Cabot subsequent to the acquisition date. Pursuant to an agreement between Cabot and BMS, upon satisfaction of certain terms and conditions, which have been fully satisfied, BMS agreed to reimburse Cabot for certain severance and related obligations in connection with personnel reductions at Surgitek in an amount up to $661,000. Cabot has recorded such reimbursement receivable as a reduction to the restructuring charge in fiscal 1992.

     Interest expense increased by $3,376,000 primarily due to the interest of $3,143,000 incurred on the $67,000,000 of Cabot Convertible Notes. Interest income increased by $965,000 primarily from the short term investment of the proceeds of the Cabot Convertible Notes pending completion of the acquisition of the Urological Business from MEC.

     The provision for income taxes decreased by $2,637,000 (resulting in a benefit of $822,000 in 1992) due to a pre-tax loss for fiscal 1992 of $3,015,000 primarily resulting from the restructuring charges of $2,941,000, net, from the acquisition of the Urological Business from MEC.

Financial Condition and Liquidity

     Cabot's financial position remains strong as working capital increased by $1,125,000 over fiscal year 1994 to $20,520,000 at the end of the second quarter of fiscal 1995. This was primarily the result of the decrease in expenses related to ongoing operations as part of Cabot's cost containment programs. At the end of the second quarter, the current ratio was 3.6:1 and Cabot's cash and cash equivalents and short-term investment position was approximately $2,393,000. Cabot expects that the new sales mix consisting of more specialty disposables and reusable instrument products than durable capital equipment should continue to improve cash flow. Cabot believes that it has sufficient cash resources to support its operations in the foreseeable future.

     Cabot presently has $5,000,000 of unused, unsecured revolving credit with two banks, $2,000,000 of which is short term (maximum of one year). Interest on $3,000,000 of these lines is indexed to the Federal Funds rate and $2,000,000 is indexed to the respective bank's base rate. In addition, Cabot presently has an $11,000,000 unused, unsecured, long term (maximum seven years) credit line, with interest at either .25% over the bank's base rate or varying percentages over other indexed base rates, at the borrower's option. Cabot also has a $7,147,000 line of credit reserved for the letter of credit underlying Cabot's Industrial Development Bonds. Cabot presently has $16,638,000 available on all bank credit lines, after contingent liabilities for guarantees of currently issued letters of credit.

     There are no existing material commitments for capital expenditures nor are there any anticipated in the foreseeable future. If material unanticipated capital expenditures are required, Cabot believes it has adequate credit lines to meet such needs. Cabot believes it has sufficient cash resources from operations and available credit lines to meet foreseeable cash needs.

                INDEX TO CABOT CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report of KPMG Peat Marwick LLP.................................  F-2
Consolidated Balance Sheets as of October 29, 1994 and October 31, 1993...............  F-3
Consolidated Statements of Operations for the Years Ended October 29, 1994 and October
  31, 1993 and 1992...................................................................  F-4
Consolidated Statements of Shareholders' Equity for the Years Ended October 29, 1994
  and October 31, 1993 and 1992.......................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended October 29, 1994 and October
  31, 1993 and 1992...................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Cabot Medical Corporation:

     We have audited the accompanying consolidated balance sheets of Cabot Medical Corporation and subsidiaries as of October 29, 1994 and October 31, 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years ended October 29, 1994 and October 31, 1993 and 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all materials respects, the financial position of Cabot Medical Corporation and subsidiaries as of October 29, 1994 and October 31, 1993, and the results of their operations and their cash flows for each of the years ended October 29, 1994 and October 31, 1993 and 1992, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Princeton, New Jersey
December 2, 1994

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     OCTOBER 29, 1994 AND OCTOBER 31, 1993
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                            ASSETS (NOTE 7)                                1994         1993
- -----------------------------------------------------------------------  --------     --------
Current assets:
  Cash and cash equivalents............................................  $  2,129     $  3,452
  Short-term investments...............................................       891           --
  Accounts receivables, less allowance for doubtful accounts of $849 in
     1994 and $908 in 1993.............................................     9,410        8,642
  Inventory (note 4)...................................................    13,052       12,268
  Prepaid expenses and other current assets............................       821          679
  Refundable income taxes (note 9).....................................       390        1,340
  Deferred income taxes (note 9).......................................       310          455
                                                                         --------     --------
          Total current assets.........................................    27,003       26,836
Property, plant and equipment, net (notes 5 and 7).....................    23,643       21,759
Intangible assets, net (notes 2 and 6).................................    36,509       39,125
Deferred income taxes (note 9).........................................        47           --
Other assets, net......................................................     2,576        2,268
                                                                         --------     --------
                                                                         $ 89,778     $ 89,988
                                                                         ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term obligations (notes 7 and 10).........  $    701     $    696
  Accounts payable.....................................................     1,370        1,514
  Accrued expenses (note 8)............................................     5,537        6,399
                                                                         --------     --------
          Total current liabilities....................................     7,608        8,609
Long-term obligations, less current maturities (notes 7 and 10)........    72,782       73,488
Deferred income taxes (note 9).........................................       357          455
                                                                         --------     --------
          Total liabilities............................................    80,747       82,552
                                                                         --------     --------
Shareholders' equity (notes 11 and 15):
  Preferred stock -- authorized 500,000 shares of no par value; no
     shares issued and outstanding.....................................        --           --
  Common stock -- authorized 50,000,000 shares of no par value; issued
     10,185,682 shares in 1994 and 9,564,221 shares in 1993 at stated
     value of $.01 per share...........................................       102           96
  Additional paid-in capital...........................................    30,327       23,848
  Notes receivable from officers.......................................      (272)          --
  Accumulated deficit..................................................   (21,126)     (15,258)
  Less treasury stock, 253,900 shares in 1993 (none in 1994) of common
     stock, at cost....................................................        --       (1,250)
                                                                         --------     --------
          Total shareholders' equity...................................     9,031        7,436
Commitments and contingencies (notes 7, 10 and 14)
                                                                         --------     --------
                                                                         $ 89,778     $ 89,988
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           YEARS ENDED OCTOBER 29, 1994 AND OCTOBER 31, 1993 AND 1992
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 1994        1993        1992
                                                                -------     -------     -------
Net sales (note 13).........................................    $68,097     $69,560     $54,998
Cost of sales (including special charges of $4,165 in 1993)
  (note 3)..................................................     25,829      32,359      27,665
                                                                --------    --------    --------
                                                                    ---         ---         ---
          Gross profit......................................     42,268      37,201      27,333
                                                                --------    --------    --------
                                                                    ---         ---         ---
Operating expenses:
  Selling and administrative (including special charges of
     $683 in 1993) (note 3).................................     25,967      28,790      21,473
  Research and development..................................      4,783       4,791       2,469
  Amortization of intangibles (note 6)......................      2,776       2,734         752
  Restructuring (note 3)....................................      --          3,940       2,941
                                                                --------    --------    --------
                                                                    ---         ---         ---
                                                                 33,526      40,255      27,635
                                                                --------    --------    --------
                                                                    ---         ---         ---
          Operating income (loss)...........................      8,742      (3,054)       (302)
Other income (expense):
  Interest income...........................................        112           9         970
  Interest expense (notes 7 and 10).........................     (5,709)     (5,699)     (3,852)
  Other income..............................................         54         196         169
                                                                --------    --------    --------
                                                                    ---         ---         ---
                                                                 (5,543)     (5,494)     (2,713)
                                                                --------    --------    --------
                                                                    ---         ---         ---
          Earnings (loss) before income tax expense
            (benefit).......................................      3,199      (8,548)     (3,015)
  Income tax expense (benefit) (note 9).....................        106       1,042        (822)
                                                                --------    --------    --------
                                                                    ---         ---         ---
          Net earnings (loss)...............................    $ 3,093     $(9,590)    $(2,193)
                                                                =========== =========== ===========
  Net earnings (loss) per common and equivalent share:
     Primary................................................    $   .29     $  (.93)    $  (.21)
                                                                =========== =========== ===========
     Fully diluted..........................................    $   .29     $  (.93)    $  (.21)
                                                                =========== =========== ===========
Weighted average number of common and equivalent shares:
     Primary................................................    11,061,701  10,264,988  10,311,794
     Fully diluted..........................................    11,063,543  10,264,988  10,311,794

          See accompanying notes to consolidated financial statements.

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
           YEARS ENDED OCTOBER 29, 1994 AND OCTOBER 31, 1993 AND 1992
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                NOTES          RETAINED
                                               ADDITIONAL     RECEIVABLE       EARNINGS
                                    COMMON      PAID-IN          FROM        (ACCUMULATED     TREASURY
                                    STOCK       CAPITAL        OFFICERS        DEFICIT)        STOCK        TOTAL
                                    ------     ----------     ----------     ------------     --------     -------
Balance at October 31, 1991.......     77       $  7,938        $--            $  9,420       $  (430 )    $17,005
  Issuance of 39,400 shares under
    stock option plans (note
    11)...........................      1            172         --              --             --             173
  Tax benefits associated with
    exercise of stock options.....   --            1,267         --              --             --           1,267
  Issuance of warrants for
    acquisition (note 2)..........   --            1,483         --              --             --           1,483
  Net loss for the year ended
    October 31, 1992..............   --           --             --              (2,193)        --          (2,193)
                                     ----        -------         -----         --------       -------      -------
Balance at October 31, 1992.......     78         10,860         --               7,227          (430 )     17,735
  Issuance of 11,060 shares under
    stock option plans (note
    11)...........................   --               54         --              --             --              54
  Tax benefits associated with
    exercise of stock options.....   --               57         --              --             --              57
  Stock dividends of 1,767,818
    shares (note 15)..............     18         12,877         --             (12,895)        --           --
  Purchase of 75,000 shares of
    treasury stock................   --           --             --              --              (820 )       (820)
  Net loss for the year ended
    October 31, 1993..............   --           --             --              (9,590)        --          (9,590)
                                     ----        -------         -----         --------       -------      -------
Balance at October 31, 1993.......     96         23,848         --             (15,258)       (1,250 )      7,436
  Issuance of 197,649 shares under
    stock option plans (note
    11)...........................      2            615          (272)          --             --             345
  Stock dividends of 946,212
    shares (note 15)..............      9          8,952         --              (8,961)        --           --
  Purchase of 268,500 shares of
    treasury stock................   --           --             --              --            (1,843 )     (1,843)
  Retirement of 522,400 shares of
    treasury stock................     (5)        (3,088)        --              --             3,093        --
Net earnings for the year ended
  October 29, 1994................   --           --             --               3,093         --           3,093
                                     ----        -------         -----         --------       -------      -------
Balance at October 29, 1994.......   $102       $ 30,327        $ (272)        $(21,126)      $ --         $ 9,031
                                     ====        =======         =====         ========       =======      =======

          See accompanying notes to consolidated financial statements.

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEARS ENDED OCTOBER 29, 1994 AND OCTOBER 31, 1993 AND 1992
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 1994        1993        1992
                                                                -------     -------     -------
Cash flows from operating activities:
  Net earnings (loss).........................................  $ 3,093     $(9,590)    $(2,193)
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities:
     Depreciation and amortization............................    5,262       7,709       2,872
     Provision for losses on accounts receivable..............       32         669         290
     Deferred income tax expense (benefit)....................       --       1,535      (1,353)
     Loss on disposal of property, plant and equipment........      115       1,270          --
     Changes in current assets and liabilities, net of effects
       of acquisitions:
       (Increase) decrease in accounts receivable.............     (800)      2,406          17
       (Increase) decrease in inventory.......................     (784)      3,961       2,437
       (Increase) decrease in prepaid expenses and other
          current assets......................................     (142)        570        (888)
       (Increase) decrease in refundable income taxes.........      950        (604)       (736)
       Increase (decrease) in accounts payable and accrued
          expenses............................................   (1,006)       (259)      4,056
       Increase in income taxes payable.......................       --          57       1,140
                                                                -------     -------     -------
          Net cash provided by operating activities...........    6,720       7,724       5,642
                                                                -------     -------     -------
Cash flows from investing activities:
  Purchase of short-term investments..........................     (891)         --          --
  Payment for purchase of assets from MEC.....................       --          --     (58,876)
  Proceeds from disposal of property, plant and equipment.....       --          21          --
  Purchase of property, plant and equipment...................   (4,086)     (4,518)     (4,225)
  Increase in intangible assets...............................     (160)       (239)        (43)
  (Increase) decrease in other assets.........................     (707)         32         557
                                                                -------     -------     -------
          Net cash used in investing activities...............   (5,844)     (4,704)    (62,587)
                                                                -------     -------     -------
Cash flows from financing activities:
  Net decrease in short-term borrowings.......................       --          --        (865)
  Principal payments on capital lease obligations.............     (256)       (194)       (124)
  Proceeds from issuance of common stock......................      345          54         173
  Payments for treasury stock.................................   (1,843)       (820)         --
  Net paydowns on lines of credit.............................       --          --     (12,694)
  Proceeds from issuance of Industrial Development Authority
     Bonds....................................................       --          --       7,000
  Principal payments on Industrial Development Authority
     Bonds....................................................     (445)       (420)         --
  Proceeds from issuance of Convertible Subordinated Notes....       --          --      67,000
  Debt issuance costs.........................................       --          --      (2,924)
                                                                -------     -------     -------
          Net cash provided by (used in) financing
            activities........................................   (2,199)     (1,380)     57,566
                                                                -------     -------     -------
Net increase (decrease) in cash and cash equivalents..........   (1,323)      1,640         621
Cash and cash equivalents at beginning of year................    3,452       1,812       1,191
                                                                -------     -------     -------
Cash and cash equivalents at end of year......................  $ 2,129     $ 3,452     $ 1,812
                                                                =======     =======     =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest.................................................  $ 5,308     $ 5,301     $ 3,030
                                                                =======     =======     =======
     Income taxes (net of refunds received)...................  $  (852)    $  (249)    $   127
                                                                =======     =======     =======
                                                                                   ) (continued

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     Supplemental schedule of noncash investing and financing activities:

     Capital lease obligations of $589 in 1993 were incurred when the Company entered into leases for new equipment.

     The Company received income tax benefits on the exercise of certain of its stock options in the amount of $57 in 1993 and $1,267 in 1992 which benefits were recorded as additions to additional paid-in capital.

     In 1994, certain officers of the Company exercised options for 134,640 shares of common stock in exchange for issuing to the Company promissory notes aggregating $272.

     The Company declared a 10% stock dividend on April 13, 1994 resulting in additions of $9 and $8,952 to common stock and additional paid-in capital, respectively, and a $8,961 reduction in retained earnings in 1994 (note 15).

     The Company declared a 2% stock dividend on February 2, 1993, a 10% stock dividend on June 1, 1993 and a 10% stock dividend on December 6, 1993, resulting in additions of $18 and $12,877 to common stock and additional paid-in capital, respectively, and a $12,895 reduction in retained earnings in 1993 (note 15).

     In 1992, the Company issued warrants to purchase 305,464 shares (as adjusted for stock dividends) of its common stock as partial consideration for the acquisition of certain assets and liabilities of Medical Engineering Corporation (note 2).

          See accompanying notes to consolidated financial statements.

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 OCTOBER 29, 1994 AND OCTOBER 31, 1993 AND 1992

(1)  DESCRIPTION OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company designs, develops, manufactures and markets medical devices, equipment and related medical disposable products for the health care industry.

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

  Principles of consolidation:

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

  Fiscal year:

     In 1994, the Company changed its fiscal year-end from October 31 to the date that coincides with the last Saturday of October. This fiscal year was adopted to conform all fiscal quarters to a thirteen week period. Adoption of this new fiscal year had no material effect on the accompanying 1994 financial statements.

  Inventory:

     Inventory is valued at the lower of cost or net realizable value, cost being determined under the first-in, first-out method.

  Property, plant and equipment:

     Property, plant and equipment are recorded at cost. Depreciation and amortization are provided for depreciable assets over their estimated service lives, principally on a straight-line basis. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

     Property leased under capital leases is recorded in property, plant and equipment, with corresponding payment obligations carried in long-term obligations. Amortization is recorded on a straight-line basis, generally over the lease term.

  Intangible assets:

     Intangible assets are recorded at cost and are amortized on a straight-line basis over their estimated useful lives. The Company periodically assesses the recoverability of its intangible assets, including patents, trademarks, FDA registration and costs in excess of net assets acquired, by determining whether the carrying value of the intangible assets can be recovered through projected undiscounted future cash flows to be generated by the related business over the remaining useful lives of the intangible assets.

  Debt issuance costs:

     Costs associated with the issuance in 1992 of the Convertible Subordinated Notes and the Industrial Development Authority Bonds are capitalized and amortized as a component of interest expense over the respective lives of the debt instruments. Such costs were approximately $1,854,000 and $2,253,000 (net of accumulated amortization of approximately $1,070,000 and $671,000) as of October 29, 1994 and October 31, 1993, respectively, and are included under the caption "Other assets, net" in the accompanying consolidated balance sheets.

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

  Income Taxes:

     In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 109 (FAS 109) "Accounting for Income Taxes." FAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax assets will not be realized. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective November 1, 1993, the Company adopted FAS 109. Adoption of FAS 109 had no material effect on the 1994 results of operations.

     Pursuant to the deferred method under APB Opinion 11, which was applied in 1993 and prior years, deferred income taxes were recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

  Cash equivalents:

     Cash equivalents are short-term highly liquid investments readily convertible to known amounts of cash or have original maturities of three months or less. Cash equivalents include overnight repurchase agreements in the amount of $1,763,000 and $1,000,000 as of October 29, 1994 and October 31, 1993,
respectively, which are secured by U.S. government backed obligations.

  Short-term investments:

     Short-term investments consist of United States government agency obligations with an original maturity of greater than three months but less than one year. Such investments are recorded at amortized cost, which approximates market value.

  Net earnings (loss) per share:

     Net earnings (loss) per share are based on the weighted average number of common shares outstanding including common stock equivalents utilizing the modified treasury stock method in 1994. In 1993 and 1992, the calculation was based solely on weighted average number of common shares outstanding as all options and warrants were anti-dilutive.

     Shares issuable upon conversion of the Company's 7.50% Convertible Subordinated Notes due March 1, 1999 (note 7) are excluded from the per share computations as they are not common stock equivalents and are anti-dilutive.

     Weighted average number of common shares outstanding and net earnings
(loss) per share computations give retroactive recognition to the 2% stock dividend declared February 2, 1993, and the 10% stock dividends declared June 1, 1993, December 6, 1993, and April 13, 1994 for all periods presented.

  Research and development costs:

     Research and development costs are charged to operations as incurred.

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

  Revenue recognition:

     The Company recognizes revenue when goods are shipped to the customer and all significant obligations have been satisfied.

  New FASB accounting pronouncements:

     The FASB has issued a new standard on "Employers' Accounting for Postemployment Benefits." Under this standard, postemployment benefits should be recognized on the accrual basis during the period that employees render service to earn such benefits.

     The FASB has issued a new standard on "Accounting for Certain Investments in Debt and Equity Securities." Under this new standard, investments in certain equity and debt securities should be recorded at fair value with resulting unrealized gains or losses either included in earnings or in shareholders' equity, unless the enterprise has the positive intent and ability to hold the debt security until maturity, in which case the debt security may be recorded at amortized cost.

     These new standards must be adopted by the Company in fiscal 1995. The Company does not believe that the adoption of these new standards will have a material impact on the consolidated financial position or results of operations of the Company.

(2)  ACQUISITION

     Effective July 29, 1992, the Company acquired certain assets and assumed certain liabilities of Medical Engineering Corporation ("MEC"), a wholly-owned subsidiary of Bristol-Meyers Squibb Company ("BMS"). The assets purchased consisted primarily of accounts receivable, inventory, fixed assets, real property, patents and other intellectual property used by MEC to manufacture and sell stents, urodynamic devices, flexible urological fiber optic scopes and related products (the "Business"). The Business is being carried on by Surgitek, Inc. ("Surgitek"), a wholly-owned subsidiary of the Company. The accompanying consolidated financial statements of the Company therefore include the Business' operations since that date.

     The purchase price of the Business consisted of $57,567,000 in cash plus warrants to purchase 305,464 shares (as adjusted for stock dividends) of the Company's common stock at an exercise price of $11.78 per share (as adjusted for stock dividends) exercisable over seven years, which warrants had an estimated fair value of $1,483,000. The acquisition was financed by the issuance of $67,000,000 of 7.50% Convertible Subordinated Notes due March 1, 1999 (note 7). The acquisition agreement required the Company, through January 1994, to maintain compensation arrangements for Surgitek employees that were, in the aggregate, no less favorable than those previously provided by MEC and BMS, to provide Surgitek employees with the benefits that the Company currently provides to its own employees and to adopt and maintain a severance policy for Surgitek employees that is identical to that which was provided by MEC and BMS. In addition, the acquisition agreement included an international distribution agreement with BMS for a period of up to 18 months.

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

     This transaction was accounted for as a purchase and accordingly, the total purchase price of the assets acquired and liabilities assumed were allocated based upon their fair value at the date of acquisition as follows:

                                                                         (IN THOUSANDS)
        Accounts receivable............................................     $  3,202
        Inventory......................................................        5,548
        Other current assets...........................................           26
        Property, plant and equipment..................................       10,990
        Patents........................................................        6,600
        Trademarks.....................................................       20,400
        FDA registration...............................................        2,030
        Costs in excess of net assets acquired.........................       12,553
        Accounts payable...............................................         (304)
        Accrued expenses...............................................         (686)
                                                                             -------
                  Total purchase price, including out-of-pocket
                    expenses...........................................     $ 60,359
                                                                             =======

     The following unaudited pro forma results of operations for 1992 gives effect to the acquisition of the Business as though it had occurred on November 1, 1991 and include adjustments to reflect amortization and depreciation expense on the assets acquired, to increase interest expense to reflect the issuance of the Convertible Subordinated Notes and amortization of related debt issuance costs and to reflect related tax effects of combining the results of operations for the periods presented. The 1992 unaudited pro forma results of operations do not include charges for restructuring costs ($2,941,000) or the expensing of the purchase accounting adjustment to inventory to its estimated fair market value ($2,748,000) as such charges are considered nonrecurring.

                                                                              1992
                                                                         ---------------
                                                                           (UNAUDITED)
                                                                         (IN THOUSANDS,
                                                                           EXCEPT PER
                                                                         SHARE AMOUNTS)
        Net sales....................................................        $73,700
        Net earnings (loss)..........................................         (2,318)
        Net earnings (loss) per share................................           (.22)

     The unaudited pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisition been made on November 1, 1991, or of results which may occur in the future.

(3)  RESTRUCTURING AND OTHER SPECIAL CHARGES

  Restructuring:

     During the fourth quarter of 1993, as a result of anticipated changes in the health care industry caused by proposed health care reform legislation, the Company initiated a restructuring plan to reduce future operating costs through human resource and facility rationalization and by streamlining its product offerings, primarily in the non-disposable equipment product area.

     In connection with this plan, the Company recorded a $3,940,000 pre-tax charge to 1993 operations consisting primarily of: (1) $2,034,000 write-off of inventory of products no longer being marketed by the Company; (2) $250,000 provision for equipment relating to discontinued products and no longer required; (3) $1,536,000 of estimated costs relating to the Company's human resource and facility rationalization program,

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES including severance, relocation, disposal costs and other related charges; and
(4) $120,000 for other restructuring related costs.

     The aforementioned restructuring plan resulted in asset write-downs of approximately $2,322,000, an accrual in the amount of approximately $1,332,000 as of October 31, 1993 for probable future cash expenditures and the payment of approximately $286,000 of cash in 1993. The Company currently anticipates that its human resource and facility consolidation program should be completed in the second quarter of 1995 and should result in the payment in 1995 of substantially all of the remaining amounts accrued for as of October 29, 1994.

     During 1992, restructuring charges of $2,941,000, net, were recorded for the costs incurred in the consolidation and integration into the Company of the Business acquired from MEC (note 2). Such charges consisted mainly of severance payments, facility closure costs and clinical project termination costs determined by the Company subsequent to the acquisition date. Pursuant to an agreement between the Company and BMS, BMS reimbursed the Company for severance and related obligations in connection with personnel reductions at Surgitek in an amount aggregating $661,000. The Company recorded such reimbursement as a reduction to the restructuring charge in fiscal 1992.

  Other special charges:

     During the fourth quarter of 1993, the Company re-evaluated the carrying values of certain inventory of products still being marketed by the Company which were most affected by proposed health care reform legislation and for which customer demand patterns had changed substantially since 1992. As a result, the Company recorded a charge of approximately $4,165,000 in 1993 to write-down these assets to their estimated net realizable value. Such charge is recorded as a component of cost of sales in the accompanying 1993 consolidated statement of operations.

     In addition, during the fourth quarter of 1993, the Company recorded a charge of approximately $683,000 to write-off certain nonproductive equipment no longer required. Such charge is recorded as a component of selling and administrative expense in the accompanying 1993 consolidated statement of operations.

(4)  INVENTORY

     Inventory as of October 29, 1994 and October 31, 1993 consists of the following:

                                                            1994        1993
                                                           -------     -------
                                                           (IN THOUSANDS)
                Raw materials............................  $ 5,799     $ 5,643
                Work-in-process..........................    1,394       1,618
                Finished goods...........................    5,859       5,007
                                                           -------     -------
                                                           $13,052     $12,268
                                                           =======     =======

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

(5)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, net, and their respective estimated useful lives as of October 29, 1994 and October 31, 1993 consist of the following:

                                                         ESTIMATED
                                                       USEFUL LIVES
                                                        (IN YEARS)         1994        1993
                                                       -------------     --------    --------
                                                                            (IN THOUSANDS)
    Land.............................................       --           $  1,154    $  1,154
    Buildings........................................       31             14,382      12,815
    Machinery and equipment..........................       3-8             7,043       8,229
    Office equipment.................................        8              5,433       5,187
    Tooling..........................................        4              2,967       2,264
    Motor vehicles...................................        4                 78         103
    Assets under capital leases (note 10)............  Term of lease          422         753
                                                                         --------    --------
                                                                           31,479      30,505
    Less accumulated depreciation and amortization...                       7,836       8,746
                                                                         --------    --------
                                                                         $ 23,643    $ 21,759
                                                                          =======     =======

(6)  INTANGIBLE ASSETS

     Intangible assets, net and their estimated useful lives as of October 29, 1994 and October 31, 1993 consist of the following:

                                                          ESTIMATED
                                                         USEFUL LIVES
                                                          (IN YEARS)        1994        1993
                                                         ------------     --------    --------
                                                                          (IN THOUSANDS)
    Patents............................................    5-17           $  7,411    $  7,411
    Trademarks.........................................   10-23             20,536      20,536
    Licenses...........................................    3-17                544         384
    FDA registration...................................     21               2,030       2,030
    Costs in excess of net assets acquired.............   20-25             12,791      12,791
    Other..............................................     5                  279         279
                                                                          --------    --------
                                                                            43,591      43,431
    Less accumulated amortization......................                      7,082       4,306
                                                                          --------    --------
                                                                          $ 36,509    $ 39,125
                                                                           =======     =======

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

(7)  LONG-TERM OBLIGATIONS

     Long-term obligations as of October 29, 1994 and October 31, 1993 consist of the following:

                                                                1994        1993
                                                               -------     -------
                                                               (IN THOUSANDS)
            7.50% Convertible Subordinated Notes
              due March 1, 1999..............................  $67,000     $67,000
            Industrial Development Authority Bonds
              due December 1, 2006...........................    6,135       6,580
            Obligations under capital leases (note 10).......      348         604
                                                               -------     -------
                                                                73,483      74,184
            Less current maturities..........................      701         696
                                                               -------     -------
                                                               $72,782     $73,488
                                                               =======     =======

     Future principal maturities on long-term obligations at October 29, 1994 are as follows:

                                                                   AMOUNT
                                    YEAR                       (IN THOUSANDS)
                ---------------------------------------------  --------------
                1995.........................................     $    701
                1996.........................................          602
                1997.........................................          515
                1998.........................................          370
                1999.........................................       67,390
                Thereafter...................................        3,905
                                                                   -------
                                                                  $ 73,483
                                                                   =======

  Industrial Development Authority Bonds:

     The Company has a letter of credit facility in the amount of approximately $6,282,000 as of October 29, 1994 underlying $7,000,000 of tax exempt Industrial Development Authority Bonds issued in December 1991 with a 15 year maturity requiring monthly interest payments and annual principal payments. The letter of credit has a renewable 5 year term and carries an annual fee of 1% of the outstanding bond principal amount. The bonds are subject to weekly repricing at an interest rate based on the remarketing agents' professional judgment and prevailing market conditions at the time. The Bonds and the letter of credit facility are collateralized by the Company's two Langhorne, Pennsylvania operating facilities and a vacant lot adjacent to one of the facilities. These facilities had a net carrying value of $5,596,000 as of October 29, 1994.

  Convertible Subordinated Notes:

     To finance the acquisition of the Business (note 2), on March 20, 1992, the Company issued and sold $67,000,000 (aggregate principal amount) of its 7.50% Convertible Subordinated Notes due March 1, 1999 (the "Notes"), to institutional buyers in a private placement. The Notes bear interest at the rate of 7.50% per annum which is payable semi-annually on each March 1 and September 1, until maturity (March 1, 1999) or earlier redemption or conversion.

     The Notes are unsecured general obligations of the Company and are subordinated in right of payment to the prior payment in full of existing and future senior indebtedness of the Company. The Indenture does not contain any restriction or limitation on the incurrence of additional senior indebtedness by the Company.

     On and after March 1, 1995, the Company, at its option, may redeem all of the Notes at any time or some of the Notes from time to time at the redemption prices equal to the principal amount plus a premium

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

(ranging from 1.25% to 2.50% of the principal amount) until February 28, 1997, and the principal amount thereafter, plus accrued and unpaid interest to the redemption date in each case. If a change in control of the Company occurs, there are provisions under which the Company may be required, upon election by holders of at least 75% (in aggregate principal amount) of the Notes, to repurchase the Notes within 180 days of such event at a price equal to the principal amount of the Notes plus accrued interest, to the repurchase date. Each of the Notes is convertible at the option of the holder, in whole or in part in portions of $1,000 or any whole multiple of $1,000, into shares of common stock at a conversion price of $11.78 per share (as adjusted for stock dividends) at any time until the close of business on the fifth day prior to maturity, unless previously redeemed. The conversion price of the Notes is adjustable based on certain events affecting the Company's common stock.

  Lines of credit:

     The Company also has a $21,147,000 credit arrangement consisting of: (1) a $3,000,000 unsecured revolving line of credit with interest payable monthly at the lower of 140 basis points over the daily Federal Funds Rate or at the lender's base rate minus .25%; (2) a $11,000,000 unsecured nonrevolving line of credit, which may be termed out for periods up to 7 years with interest only payable monthly, in certain circumstances for up to 6 months, at either .25% over the lender's base rate, 2.75% over the LIBOR rate, 3.00% over the lender's certificate of deposit rate or may be negotiated at a fixed rate to be quoted by the bank at the time of term out, and; (3) a $7,147,000 line of credit reserved for the outstanding letter of credit issued to support the Industrial Development Authority Bonds. The credit arrangement is subject to certain restrictive covenants, among which are maintenance of stipulated financial ratios, limitations on capital expenditures and restrictions on declaring and paying cash dividends, and borrowings are subject to a negative pledge of all assets of the Company. These credit facilities expire in February, 1996. There were no advances under these lines of credit as of October 29, 1994 and October 31, 1993.

     The Company also has an unsecured $2,000,000 demand loan credit arrangement with another lender. Interest is payable monthly at this lender's base rate.

     As of October 29, 1994, the Company had approximately $14,865,000 (the aforementioned $21,147,000 credit arrangement less the $6,282,000 letter of credit outstanding) and $1,773,000 (the aforementioned $2,000,000 credit arrangement less a $227,000 letter of credit outstanding) of unused lines of credit with the two lenders that may be drawn as needed ($18,273,000 and $1,746,000, respectively, as of October 31, 1993).

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

(8)  ACCRUED EXPENSES

     Accrued expenses as of October 29, 1994 and October 31, 1993 consist of the following:

                                                                      1994       1993
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Inventory purchases........................................  $  256     $  435
        State and local taxes......................................     793        990
        Wages......................................................     414        367
        Vacations..................................................     356        370
        Commissions................................................     889        745
        Royalties..................................................     232        181
        Interest...................................................     887        885
        Professional fees..........................................      98        168
        Restructuring costs (note 3)...............................   1,074      1,332
        Miscellaneous..............................................     538        926
                                                                     ------     ------
                                                                     $5,537     $6,399
                                                                     ======     ======

(9)  INCOME TAXES

     As discussed in note 1, the Company adopted FAS 109 as of November 1, 1993. Adoption of FAS 109 had no material effect on the 1994 consolidated financial statements. Prior years' financial statements have not been restated to apply the provisions of FAS 109.

     The provision for income taxes for the years ended October 29, 1994 and October 31, 1993 and 1992 consist of the following:

                                                                1994      1993       1992
                                                                ----     ------     -------
                                                                      (IN THOUSANDS)
    Current:
      Federal.................................................  $106     $ (493)    $   531
      State...................................................    --         --          --
                                                                ----     ------     -------
                                                                 106       (493)        531
                                                                ----     ------     -------
    Deferred:
      Federal.................................................    --      1,535      (1,353)
      State...................................................    --         --          --
                                                                ----     ------     -------
                                                                  --      1,535      (1,353)
                                                                ----     ------     -------
                                                                $106     $1,042     $  (822)
                                                                ====     ======     =======

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

     The actual income tax expense (benefit) differs from the "expected" tax expense (benefit) (computed by applying the U. S. corporate tax rate of 34% to earnings (loss) before income tax expense (benefit)) for the years ended October 29, 1994 and October 31 1993 and 1992 as follows:

                                                              1994       1993        1992
                                                             ------     -------     -------
                                                                     (IN THOUSANDS)
    Computed "expected" tax expense (benefit)..............  $1,088     $(2,906)    $(1,025)
    Increase (decrease) resulting from:
      Change in the beginning-of-the-year
         balance of the valuation allowance
         for Federal deferred tax assets
         allocated to income tax expense...................    (902)         --          --
      Write-off of deferred income tax assets..............      --       3,246          --
      Net operating loss not providing
         current benefit...................................      --         653          --
      Nondeductible amortization...........................       4          23         168
      Other, net...........................................     (84)         26          35
                                                             ------     -------     -------
                                                             $  106     $ 1,042     $  (822)
                                                             ======     =======     =======

     The significant components of deferred income tax expense attributable to income from continuing operations for the year ended October 29, 1994 are as follows:

                                                                                    (IN
                                                                                   THOUSANDS)
    Deferred tax expense (exclusive of
      the effect of the other
      component listed below)....................................................  $ 951
    Decrease in beginning-of-the-year
      balance of the valuation
      allowance for deferred tax assets..........................................   (951)
                                                                                   ------
                                                                                   $  --
                                                                                   ======

     The tax effects of timing differences in the recognition of income and expenses for tax and financial statement purposes for the years ended October 31, 1993 and 1992 are as follows:

                                                                        1993        1992
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Depreciation and amortization....................................  $  (229)    $  (141)
    Inventory obsolescence...........................................     (548)       (504)
    Bad debts........................................................     (194)       (105)
    Accrued expenses.................................................   (1,395)       (579)
    Write-off of deferred income tax assets..........................    3,246          --
    Net operating loss not providing current benefit.................      653          --
    Other............................................................        2         (24)
                                                                       -------     -------
                                                                       $ 1,535     $(1,353)
                                                                       =======     =======

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at October 29, 1994 are presented below:

                                                                              (IN THOUSANDS)
    Deferred tax assets:
      Accounts receivable, principally due to allowance for doubtful
         accounts............................................................    $    359
      Allowance for returns..................................................         290
      Inventories, principally due to reserve for obsolescence...............       1,077
      Sales taxes, principally due to accrual for financial reporting
         purposes............................................................         194
      Accrued expenses.......................................................         709
      Net operating loss carryforwards.......................................         896
      Alternative minimum tax credit carryforwards...........................         341
      Other..................................................................         143
                                                                                  -------
              Total gross deferred tax assets................................       4,009
      Less valuation allowance...............................................      (3,178)
                                                                                  -------
              Net deferred tax assets........................................         831
                                                                                  -------
    Deferred tax liabilities:
      Plant and equipment, principally due to differences in depreciation and
         capital leases......................................................        (437)
      Intangible assets, principally due to differences in amortization......        (120)
      Other..................................................................        (274)
                                                                                  -------
              Total gross deferred tax liabilities...........................        (831)
                                                                                  -------
              Net deferred tax liability.....................................    $     --
                                                                                  =======

     The valuation allowance for deferred tax assets as of November 1, 1993 was $4,129,000. The net change in the total valuation allowance for the year ended October 29, 1994 was a decrease of $951,000.

     In 1993, the Company evaluated the realizability of its deferred income tax assets and determined that, as a result of the continuing uncertainty in the health care industry caused by proposed health care reform legislation, the ultimate realizability of such deferred income tax assets was not assured beyond a reasonable doubt. Accordingly, the Company wrote-off deferred income tax assets of approximately $3,246,000 in 1993.

     The Company has Federal net operating loss carryforwards available of approximately $1,221,000 to offset future Federal taxable income, if any, through 2009. In addition, the Company has alternative minimum tax credit carryforwards of approximately $341,000 which are available to reduce future Federal regular income taxes, if any, over an indefinite period.

(10)  COMMITMENTS AND CONTINGENCIES

     Lease commitments:

     Property and equipment under capital leases are capitalized using interest rates (ranging from 6.00% to 14.77%) in effect at the inception of the lease.

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

     A schedule of future minimum lease payments is as follows:

                                                                        CAPITAL     OPERATING
                                   YEAR                                 LEASES       LEASES
    ------------------------------------------------------------------  -------     ---------
                                                                           (IN THOUSANDS)
    1995..............................................................   $ 256         $48
    1996..............................................................     114          32
    1997..............................................................    --            13
                                                                          ----         ---
    Total minimum lease payments......................................     370         $93
                                                                                       ===
    Less taxes........................................................       3
                                                                          ----
    Net minimum lease payments........................................     367
    Less amount representing interest.................................      19
                                                                          ----
    Present value of net minimum lease payments.......................     348
    Current obligation under capital leases...........................     236
                                                                          ----
    Long-term obligation under capital leases.........................   $ 112
                                                                          ====

     Total assets under capital leases as of October 29, 1994 aggregated $422,000 and accumulated amortization aggregated $23,000 ($753,000 and $410,000, respectively, as of October 31, 1993).

     Total rent expense charged to operations was $82,000, $22,000 and $108,000 in the years ended October 29, 1994 and October 29, 1993 and 1992, respectively.

  Contingencies:

     The Company is a defendant in various legal actions as of October 29, 1994 arising out of the ordinary course of its business. These claims primarily relate to the Company's products and are subject to coverage under the Company's product liability insurance. The Company believes that its existing product liability insurance should be sufficient to cover any material liabilities which may result from the pending legal actions relating to the Company's products. Claims in other matters are not material based on information currently available to the Company.

     The Company is currently undergoing an audit by the Internal Revenue Service relating to the Company's 1992 Federal income tax return. The Company believes that, based upon information currently available, the ultimate resolution of this audit should not have a material effect on the future consolidated results of operations or financial position of the Company.

(11)  STOCK OPTION/PURCHASE PLAN

  Stock option plans:

     The Company's stock option plans (the Plans), the 1983 and 1985 incentive and the 1987 and 1992 nonqualified, were established to enable the Company to grant options to key management, other employees and independent directors to purchase common stock. The option price cannot be less than the fair market value at date of grant. Options can be granted for varying exercise periods, but in no case exceed ten years from date of grant. The 1983, 1985, 1987 and 1992 Plans were approved by the Directors and Shareholders for the granting of options to purchase up to 152,053, 608,214, 3,815,240 (reflecting an increase of 1,000,000 shares so approved in 1994) and 67,881 shares of common stock, respectively.

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

     The following is a summary of activity under the plans for the years ended October 29, 1994 and October 31, 1993 and 1992:

                                                              1994          1993          1992
                                                            ---------     ---------     ---------
Shares under option -- beginning of year..................  1,940,448     1,397,850       594,250
  Options granted:
     Incentive stock options at an exercise price of
       $8.50..............................................         --        63,000            --
     Nonqualified stock options at exercise prices ranging
       from $4.60 to $9.35................................    889,220       162,300       843,000
  Options cancelled:
     Incentive stock options at exercise prices ranging
       from $1.32 to $6.89................................    (29,929)           --            --
     Nonqualified stock options at exercise prices ranging
       from $4.60 to $8.50................................   (551,085)      (40,800)           --
  Options exercised:
     Incentive stock options at exercise prices ranging
       from $.93 to $1.63.................................     (2,530)       (2,000)       (9,950)
     Nonqualified stock options at exercise prices ranging
       from $1.42 to $8.50................................   (195,119)       (9,060)      (29,450)
  Net effect of stock dividends (note 15).................    247,000       369,158            --
                                                            ---------     ---------     ---------
Shares under option -- end of year........................  2,298,005     1,940,448     1,397,850
                                                            =========     =========     =========
Options available for future grants:
  Incentive stock options.................................     47,381        13,453        73,900
  Nonqualified stock options..............................    789,641       107,992       209,000
                                                            ---------     ---------     ---------
                                                              837,022       121,445       282,900
                                                            =========     =========     =========

     At October 29, 1994, 1,126,326 options were currently exercisable at prices ranging from $1.20 to $6.89 per share.

     On November 1, 1994, the Company granted options to its independent directors to purchase, at $5.25 per share, 20,000 shares in the aggregate under the 1992 Plan.

  Stock purchase plan:

     In July 1989, the Company initiated an employee stock purchase plan (the "Plan") which is offered to substantially all employees, including officers. Employees may purchase the Company's common stock through payroll deductions not to exceed 6% of their salary per month and shares are purchased in the open market at the then market price. The Company contributes an amount equal to 43% of the employee's contribution towards the purchase of these shares. The shares purchased with the Company's contributions reside in a separate account for each employee, vesting quarterly over a three-year period. Company contributions under this Plan aggregated $48,000, $59,000 and $24,000 for fiscal 1994, 1993 and 1992, respectively.

(12)  TRANSACTIONS WITH RELATED PARTIES

     On November 11, 1992, the Company advanced $100,000 to an officer of the Company in the form of a demand promissory note. Such note incurs interest at prime plus .25% per annum and is secured by 42,000 shares of the Company's common stock.

     On November 9, 1993, the Company loaned approximately $479,000 to certain officers of the Company in connection with their exercise of Company stock options in exchange for promissory notes maturing in

                   CABOT MEDICAL CORPORATION AND SUBSIDIARIES

November 1998. Such notes bear interest at prime plus .25% per annum and are secured by 134,640 shares of the Company's common stock. The amount of the loans that relate to the exercise price for the options of $272,000, has been recorded as a reduction to shareholders equity as of October 29, 1994.

     On October 12, 1994, the Company advanced $250,000 to a Director of the Company in the form of a promissory note maturing December 31, 1995. Such note incurs interest at prime plus .25% and is secured by 41,000 shares of the Company's common stock.

(13)  SEGMENT AND GEOGRAPHICAL AREA INFORMATION

     The Company's operations are located in the United States and constitute a single industry segment. Sales by geographic area for the years ended October 29, 1994 and October 31, 1993 and 1992 are as follows:

                                                         1994        1993        1992
                                                        -------     -------     -------
                                                                (IN THOUSANDS)
        Domestic......................................  $61,161     $61,449     $47,944
        Export........................................    6,936       8,111       7,054
                                                        -------     -------     -------
                                                        $68,097     $69,560     $54,998
                                                        =======     =======     =======

(14)  FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET AND CREDIT RISK

     The Corporation enters into foreign exchange contracts as a hedge against foreign currency denominated accounts payable for the purchase of certain inventory components. Realized market gains and losses are recorded as material price variances on those payables. As of October 29, 1994, the Company had no outstanding foreign exchange contracts. The Company had letters of credit, in favor of vendors, outstanding as of October 29, 1994 for $227,000 (note 7).

     In December 1992, the Company was issued a letter of credit, in favor of the holders of its tax exempt Industrial Development Authority Bonds, for $6,282,000 (note 7).

     The Company typically extends unsecured trade credit to its customers for product sales on a thirty to ninety day basis. However, under certain circumstances, product sales made to foreign customers are made on a letter of credit or sight draft basis. The Company's customers consist primarily of hospitals, physicians and other health care providers.

(15)  STOCK DIVIDENDS

     The Company declared a 10% stock dividend on April 13, 1994, which aggregated 946,212 shares of common stock. The fair market value of the shares issued in the stock dividend has been charged to accumulated deficit and transferred to additional paid-in capital and common stock through October 29, 1994.

     The Company declared a 2% stock dividend on February 2, 1993, a 10% stock dividend on June 1, 1993 and a 10% stock dividend on December 6, 1993, which aggregated 1,767,818 shares of common stock. The fair market value of the shares issued or issuable in the stock dividends has been charged to accumulated deficit and transferred to additional paid-in capital and common stock through October 31, 1993.

(16)  SUBSEQUENT EVENT

     On November 23, 1994, the Company loaned approximately $508,000 to certain officers of the Company in connection with their exercise of Company stock options in exchange for demand promissory notes. Such notes bear interest at prime plus .25% per annum and are secured by 162,000 shares of the Company's common stock.

                                    ANNEX A

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                               CIRCON CORPORATION
                                CIRCON SUB CORP.
                                      AND
                           CABOT MEDICAL CORPORATION

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I -- THE MERGER.................................................................    1
     1.1      The Merger................................................................    1
     1.2      Effective Time............................................................    1
     1.3      Corporate Effect of the Merger............................................    1
     1.4      Effect of the Merger on Capital Stock.....................................    1
     1.5      Dissenting Shares.........................................................    2
     1.6      Surrender of Cabot Common Stock Certificates and Delivery of Circon Common
                Stock Certificates......................................................    3
     1.7      No Further Ownership Rights in Cabot Common Stock.........................    3
     1.8      Lost, Stolen or Destroyed Certificates....................................    4
     1.9      Tax and Accounting Consequences...........................................    4
     1.10     Registration of Merger Shares.............................................    4
     1.11     Taking of Necessary Action; Further Action................................    4
ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF CABOT...................................    4
     2.1      Organization of Cabot.....................................................    4
     2.2      Cabot Capital Structure...................................................    5
     2.3      Obligations With Respect to Subsidiary Capital Stock......................    5
     2.4      Authority.................................................................    5
     2.5      SEC Filings; Cabot Financial Statements...................................    6
     2.6      Absence of Certain Changes or Events......................................    7
     2.7      Tax.......................................................................    7
     2.8      Absence of Restrictions on Business Activities............................    8
     2.9      Absence of Liens and Encumbrances.........................................    8
     2.10     Intellectual Property.....................................................    8
     2.11     Agreements, Contracts and Commitments.....................................    9
     2.12     No Default................................................................   10
     2.13     Governmental Authorization................................................   10
     2.14     Litigation................................................................   10
     2.15     Environmental Matters.....................................................   10
     2.16     Brokers' and Finders' Fees................................................   11
     2.17     Labor Matters.............................................................   11
     2.18     Employee Benefit Plans....................................................   11
     2.19     Pooling of Interests......................................................   13
     2.20     Change of Control Payments................................................   13
     2.21     Registration Statements; Proxy Statement/Prospectus.......................   13
     2.22     Board Approval............................................................   13
     2.23     Voting Agreement..........................................................   13
     2.24     Employment and Consulting Agreement.......................................   13
     2.25     Non-Public Information Provided to Circon.................................   13
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF CIRCON AND
                   MERGER SUB...........................................................   14
     3.1      Organization of Circon....................................................   14
     3.2      Capital Structure.........................................................   14
     3.3      Authority.................................................................   14
     3.4      SEC Filings; Circon Financial Statements..................................   15
     3.5      Absence of Certain Changes or Events......................................   15

                                                                                          PAGE
                                                                                          ----
     3.6      Taxes.....................................................................   16
     3.7      Restrictions on Business Activities.......................................   16
     3.8      Absence of Liens and Encumbrances; Condition of Equipment.................   16
     3.9      Intellectual Property.....................................................   16
     3.10     Litigation................................................................   17
     3.11     Environmental Matters.....................................................   17
     3.12     Agreements, Contracts and Commitments.....................................   17
     3.13     Labor Matters.............................................................   18
     3.14     Compliance With Laws......................................................   18
     3.15     Pooling of Interests......................................................   18
     3.16     Broker's and Finders' Fees................................................   18
     3.17     Registration Statement; Proxy Statement/Prospectus........................   18
     3.18     Employee Benefit Plans....................................................   18
     3.19     Board Approval............................................................   19
     3.20     Fairness Opinion..........................................................   19
     3.21     Non-Public Information Provided to Cabot..................................   19
ARTICLE IV -- CONDUCT PRIOR TO THE EFFECTIVE TIME.......................................   19
     4.1      Conduct of Business of Cabot..............................................   19
     4.2      Conduct of Business of Circon.............................................   21
     4.3      SEC Filings...............................................................   21
ARTICLE V -- ADDITIONAL AGREEMENTS......................................................   22
     5.1      Proxy Statement/Prospectus; Registration Statement........................   22
     5.2      Meetings of Stockholders..................................................   22
     5.3      Access to Information; Confidentiality....................................   22
     5.4      No Solicitation...........................................................   23
     5.5      Expenses..................................................................   24
     5.6      Break-Up Fee..............................................................   24
     5.7      Public Disclosure.........................................................   24
     5.8      Pooling Accounting........................................................   25
     5.9      Auditors' Letters.........................................................   25
     5.10     Affiliate Agreements......................................................   25
     5.11     FIRPTA....................................................................   25
     5.12     Legal Requirements........................................................   25
     5.13     Blue Sky Laws.............................................................   25
     5.14     Best Efforts and Further Assurances.......................................   26
     5.15     Stock Options.............................................................   26
     5.16     Registration of Circon Shares Issuable Upon Exercise of Cabot Stock
                Options.................................................................   26
     5.17     Tax-Free Reorganization...................................................   26
     5.18     NMS Listing...............................................................   26
     5.19     Board Representation......................................................   26
     5.20     Compliance with Indenture.................................................   26
     5.21     Indemnification of Directors and Officers.................................   27
     5.22     Commitment Letters........................................................   28
ARTICLE VI -- CONDITIONS TO THE MERGER..................................................   28
     6.1      Conditions to Obligations of Each Party to Effect the Merger..............   28
     6.2      Additional Conditions to Obligations of Cabot.............................   28
     6.3      Additional Conditions to the Obligations of Circon and Merger Sub.........   29

                                                                                          PAGE
                                                                                          ----
ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER........................................   30
     7.1      Termination...............................................................   30
     7.2      Effect of Termination.....................................................   31
     7.3      Notice of Termination.....................................................   31
     7.4      Amendment.................................................................   31
     7.5      Extension; Waiver.........................................................   31
ARTICLE VIII -- GENERAL PROVISIONS......................................................   32
     8.1      Non-Survival of Representations and Warranties............................   32
     8.2      Notices...................................................................   32
     8.3      Interpretation............................................................   32
     8.4      Counterparts..............................................................   32
     8.5      Entire Agreement..........................................................   33
     8.6      Severability..............................................................   33
     8.7      Other Remedies............................................................   33
     8.8      Governing Law.............................................................   33
     8.9      Rules of Construction.....................................................   33
     8.10     Assignment................................................................   33

                               INDEX OF EXHIBITS

EXHIBIT                                        DESCRIPTION
- --------   -----------------------------------------------------------------------------------
   A       Voting Agreement
   B       Cabot Affiliate Agreement
   C       Circon Affiliate Agreement
   D       Legal Opinion, Counsel to Circon
   E       Legal Opinion, Counsel to Cabot

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of July 10, 1995 among Circon Corporation, a Delaware corporation ("Circon"), Circon Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of Circon ("Merger Sub"), and Cabot Medical Corporation, a New Jersey corporation ("Cabot").

     In consideration of the covenants, promises and representations set forth herein, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Cabot in accordance with the New Jersey Business Corporation Act (the "State Law").

     1.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of New Jersey, in accordance with the relevant provisions of State Law (the time of such filing being the "Effective Time"). The closing of the Merger (the "Closing") shall take place at the law offices of Stradley, Ronon, Stevens & Young in Philadelphia, Pennsylvania (unless the parties agree to a different location) at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date").

     1.3 Corporate Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of State Law. Without limiting the generality of the foregoing, at the Effective
Time:

        (a) The separate corporate existence of Merger Sub shall cease and Cabot shall continue as the surviving corporation ("Surviving Corporation").

        (b) The Certificate of Incorporation of Cabot shall be amended (except Article One, setting forth the name of the corporation) to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time.

        (c) The Bylaws of Cabot shall be amended to be identical to the Bylaws of Merger Sub.

        (d) The directors of Merger Sub shall be the directors of Cabot until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub shall be the officers of Cabot, until their respective successors are duly elected or appointed and qualified.

     1.4 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Cabot or the holders of the securities of either:

        (a) Conversion of Cabot Common Stock. Each share of Cabot Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Cabot Common Stock to be canceled pursuant to Section 1.4(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.5(a)) will be converted into 0.415 share of Circon Common Stock (the "Exchange Ratio"). Upon conversion of the shares of Cabot Common Stock into shares of Circon Common Stock as set forth in the preceding sentence, former holders of Cabot Common Stock shall become holders of record of Circon Common Stock. Stock certificates which immediately prior to the Effective Time represented outstanding shares of Cabot Common Stock shall be exchanged for stock certificates representing shares of Circon Common Stock in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, in the manner provided in Section 1.8).

        (b) Cancellation of Certain Stock. Each share of Cabot Common Stock owned by Circon, Merger Sub, Cabot or any direct or indirect wholly owned subsidiary of Circon or Cabot immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) Stock Options; Employee Stock Purchase Plan; Warrant. At the Effective Time, all options to purchase Cabot Common Stock then outstanding under the Cabot Stock Option Plans (as defined in Section 2.2) shall be assumed by Circon in accordance with Section 5.15 hereof. At the Effective Time, in accordance with the terms of Cabot's Employee Stock Investment Plan (the "Employee Stock Purchase Plan") all rights to purchase shares of Cabot Common Stock under the Employee Stock Purchase Plan shall be converted into rights to purchase a number of shares of Circon Common Stock as provided in the Employee Stock Purchase Plan. At the Effective Time, the outstanding warrant held by Medical Engineering Corporation to purchase 305,464 shares of Cabot Common Stock (the "Warrant") will be assumed by Circon and become a warrant to purchase shares of Circon Common Stock in accordance with the terms of the Warrant.

        (d) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Cabot Common Stock.

        (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Circon Common Stock or Cabot Stock), reorganization, recapitalization or other like change with respect to Circon Common Stock or Cabot Common Stock occurring after the date hereof and prior to the Effective Time. Cabot shall not effect any such transaction in violation of Section 4.1 hereof.

        (f) Fractional Shares. No fraction of a share of Circon Common Stock will be issued by virtue of the Merger. In lieu thereof, each holder of shares of Cabot Common Stock who would otherwise be entitled to a fraction of a share of Circon Common Stock (after aggregating all fractional shares of Circon Common Stock to be received by such holder) shall receive from Circon an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price, as reported on the Nasdaq National Market, of a share of Circon Common Stock for the ten most recent days that Circon Common Stock has traded ending on the trading day immediately prior to the Effective Time.

        (g) Convertible Notes. Following the Effective Time, the holders of outstanding 7.5% Convertible Subordinated Notes of Cabot due March 1, 1999 (the "Cabot Notes") will, pursuant to the terms of the Indenture dated as of March 20, 1992 (the "Indenture"), be entitled to convert each Note into the number of shares of Circon Common Stock determined by multiplying the Exchange Ratio by the number of shares of Cabot Common Stock into which the Note is convertible immediately prior to the Effective Time.

     1.5  Dissenting Shares.

        (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Cabot Common Stock who has demanded appraisal rights for such shares in accordance with State Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into Circon Common Stock pursuant to Section 1.4(a), but the holder thereof shall only be entitled to such rights as are granted by State Law.

        (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Cabot Common Stock who demands appraisal of such shares under State Law shall effectively lose or withdraw the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into Circon Common Stock, without interest thereon.

        (c) Cabot shall give Circon (i) prompt notice of any written demands for appraisal of any shares of Cabot Common Stock, withdrawals of such demands or failures to perfect appraisal rights resulting in a loss of such rights, and any other instruments served pursuant to State Law and received by Cabot which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under State Law. Cabot shall not, except with the prior written consent of Circon, voluntarily make any payment with respect to any demands for appraisal of Cabot Common Stock or offer to settle or settle any such demands.

     1.6 Surrender of Cabot Common Stock Certificates and Delivery of Circon Common Stock Certificates.

        (a) Exchange Agent. Prior to the Closing Date, Circon shall appoint the bank which acts as transfer agent for Circon Common Stock or another similar institution to act as the exchange agent (the "Exchange Agent") in the Merger.

        (b) Circon to Provide Common Stock. Promptly after the Effective Time, Circon shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Circon may adopt, the shares of Circon Common Stock issuable pursuant to Section 1.4 in exchange for outstanding shares of Cabot Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.4(f).

        (c) Exchange Procedures. Within ten days after the Effective Time, Circon shall cause to be mailed to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Cabot Common Stock (the "Certificates") whose shares were converted into shares of Circon Common Stock pursuant to Section 1.4, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Circon may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Circon Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Circon Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to
Section 1.4, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed, from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Circon Common Stock into which such shares of Cabot Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4.

        (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Circon Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate (with respect to the shares of Circon Common Stock represented thereby) until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the shares of Circon Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Circon Common Stock.

        (e) Transfers of Ownership. If any certificate for shares of Circon Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Circon or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Circon Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Circon or any agent designated by it that such tax has been paid or is not payable.

        (f) No Liability.  Notwithstanding anything to the contrary in this
Section 1.6, neither the Exchange Agent, Cabot nor any party hereto shall be liable to a holder of shares of Circon Common Stock or Cabot Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.7 No Further Ownership Rights in Cabot Common Stock. All shares of Circon Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Cabot Common Stock, and there shall be no further registration of transfers on the records of Cabot of shares of Cabot Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Cabot for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.8 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Cabot Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Circon Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.4; provided, however, that Circon may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Circon or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.9 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and
(ii) qualify for accounting treatment as a pooling of interests. The obligations of each party to effect the Merger are subject to satisfaction of these conditions as set forth in Section 6.1 of this Agreement.

     1.10 Registration of Merger Shares. As promptly as practicable after the execution of this Agreement, Circon and Cabot shall prepare and Circon shall file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933 as amended (the "Securities Act") the issuance of the shares of Circon Common Stock pursuant to the Merger and this Agreement, as provided in Section 5.1.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Cabot and Merger Sub, the officers and directors of Cabot and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF CABOT

     Cabot represents and warrants to Circon and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Cabot to Circon (the "Cabot Schedules") and dated as of the date hereof, as set forth below. As used in this Article II and in Article III, the term "Material Adverse Effect" with respect to a party means a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations of such party and its subsidiaries, taken as a whole.

     2.1 Organization of Cabot. Cabot and each of its material subsidiaries (which material subsidiaries are set forth in Cabot Schedules) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Cabot. Cabot has delivered to Circon a true and complete list of all of Cabot's subsidiaries, together with the jurisdiction of incorporation of each subsidiary. Cabot owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries. Except as set forth in Cabot SEC Reports (as defined below in Section 2.5), Cabot does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. Cabot has delivered or made available to counsel for Circon a true and correct copy of the Certificate of Incorporation and Bylaws of Cabot and similar governing instruments of its material subsidiaries, each as amended to date.

     2.2 Cabot Capital Structure. The authorized capital stock of Cabot consists of 50,000,000 shares of Cabot Common Stock, of which 10,359,165 shares were issued and outstanding as of March 31, 1995, and 500,000 shares of Preferred Stock, no par value, of which no shares are issued and outstanding. All outstanding shares of Cabot Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Cabot or any agreement or document to which Cabot is a party or by which it is bound. As of April 21, 1995, Cabot had reserved 3,021,512 shares of Common Stock for issuance to employees and consultants pursuant to the stock option plans of Cabot identified in the Cabot Schedules, copies of which have been provided to Circon (collectively, the "Cabot Stock Option Plans"), of which 2,710,304 shares were subject to outstanding options. Cabot Schedules list for each outstanding option at April 21, 1995, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have been vested at April 20, 1995 and, if the exercisability of such option may be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. Cabot Schedules also include a list of all the participants in the Employee Stock Purchase Plan and the number of shares of Cabot Common Stock which will be issuable, subject to vesting provisions, to the participants therein for the offering period ending April 21, 1995. The only warrant to purchase Cabot Common Stock outstanding on the date of this Agreement is the Warrant described in Section 1.4(c) of the Agreement, a copy of which Warrant has been provided to Circon by Cabot. As of April 21, 1995, $67,000,000 principal amount of the Cabot Notes was outstanding, and each $1,000 principal amount of Note is convertible into 84.89 shares of Cabot Common Stock. Cabot has provided to Circon a copy of the Indenture as amended to the date of this Agreement. Since January 31, 1995, there have been no changes in the capital structure of Cabot other than issuances of Cabot Common Stock (i) upon the exercise of options granted under Cabot Stock Option Plans, and (ii) pursuant to Cabot's Employee Stock Purchase Plan. Except as set forth in this Section 2.2, Cabot has no capital stock of any class issued or authorized, or any security exchangeable into or exercisable for Cabot capital stock. Except for the Cabot stock options described in the Cabot Schedules, rights outstanding under the Employee Stock Purchase Plan and the Warrant, and rights granted under the Indenture, there are no options, calls, rights, commitments of agreements of any character, written or oral, to which Cabot is a party or by which it is found obligating Cabot to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Cabot Common Stock or other Cabot securities, or obligating Cabot to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Cabot Common Stock subject to issuance as described in this Section 2.2, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

     2.3 Obligations With Respect to Subsidiary Capital Stock. Except for securities Cabot owns, there are no securities of any class of any subsidiary of Cabot, or any security exchangeable into or exercisable for such securities, issued, reserved for issuance or outstanding. There are no options, warrants, securities, calls, rights, commitments or agreements of any character to which Cabot or any of its subsidiaries is a party or by which it is bound obligating Cabot or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, securities of any of Cabot's subsidiaries or obligating Cabot or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement with respect to such securities.

     2.4 Authority. Cabot has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the next sentence, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cabot, subject only to the approval of the Merger by the vote of the holders of a majority of the outstanding shares of Cabot Common Stock on the record date for the Cabot Stockholders Meeting (as defined in Section 2.21). This Agreement has been duly executed and delivered by Cabot and constitutes the valid and binding obligation of Cabot, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. Except as set forth on the Cabot Schedules, the execution and delivery of this Agreement by Cabot does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, or Bylaws of Cabot or similar governing instruments of any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement disclosed in Cabot Schedules or of the type referred to in clause (i) or (ii) of Section 2.12, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cabot or its properties or assets.

        No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Cabot in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the New Jersey Secretary of State, (iii) the filing of the Proxy Statement (as defined in Section 2.21) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of a Form 8-K with the SEC, (v) the listing of the shares of Circon Common Stock issuable in the Merger for trading on the Nasdaq National Market, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Cabot or Circon.

     2.5  SEC Filings; Cabot Financial Statements.

        (a) Cabot has filed all forms, reports and documents required to be filed with the SEC, and has made available to Circon in the form filed with the SEC (i) its Annual Report on Form 10-K for the fiscal year ended October 29, 1994, (ii) its Quarterly Report on Form 10-Q for the period ended January 28, 1995, (iii) all proxy statements relating to Cabot's meetings of stockholders (whether annual or special) held since April 22, 1994, (iv) all other reports or registration statements filed by Cabot with the SEC, and (v) all amendments and supplements to all such reports and registration statements filed by Cabot with the SEC. All such reports and documents and any similar reports and documents filed with the SEC after the date of this Agreement and prior to the Effective Time (collectively referred to herein as the "Cabot SEC Reports") (i) were and will be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Cabot SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Cabot's subsidiaries is required to file any reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Cabot SEC Reports (the "Company Financials"), including any Cabot SEC Reports filed after the date hereof until the Closing, (x) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented the consolidated financial position of Cabot and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount and except that there are no footnotes accompanying the unaudited interim financial statements. The unaudited balance sheet of Cabot contained in Cabot's Quarterly Report on Form 10-Q for the Quarter ended January 28, 1995 is hereinafter referred to as the "Cabot Balance Sheet."

        (c) There are no amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Cabot with the SEC pursuant to the Securities Act or the Exchange Act.

        (d) Cabot has furnished to Circon certain non-public financial projections, which the executive officers of Cabot believe to be attainable, but as to which no additional representation or warranty is made or to be implied.

     2.6 Absence of Certain Changes or Events. Since the date of Cabot Balance Sheet, Cabot has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(i) any material adverse change in the business, assets (including intangible assets), financial condition or results of operations of Cabot and its subsidiaries taken as a whole, or any development that reasonably would be expected to cause such a material adverse change (provided, however, that any negative impact on Cabot's results of operations or financial condition resulting from the postponement or cancellation of any projected orders for Cabot products from any governmental entity or agency in India, or any organization purchasing on behalf of such entity or agency (all such postponed or cancelled orders are hereafter called the "Lost Indian Orders") shall not be deemed to be such a material adverse change); (ii) any material damage, destruction or loss (whether or not covered by insurance) on Cabot having a Material Adverse Effect on Cabot; (iii) any material change by Cabot in its accounting methods, principles or practices; (iv) any material revaluation by Cabot of its assets, including, without limitation, writing off or writing down in an amount material to Cabot the value of any asset; or (v) any other action or event that would have required the consent of Circon pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

     2.7  Taxes.

        (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) Tax Returns and Audits.

           (i) Cabot and each of its subsidiaries has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Cabot and each of its subsidiaries, except such Returns which are not material to Cabot, and has paid all Taxes shown to be due on such Returns or is contesting them in good faith.

           (ii) Except as is not material to Cabot, Cabot and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

           (iii) Except as is not material to Cabot, neither Cabot nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Cabot or any of its subsidiaries, nor has Cabot or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) Except as is not material to Cabot or as set forth in the Cabot Schedules, no audit or other examination of any Return of Cabot or any of its subsidiaries is presently in progress, nor has Cabot or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) Except as set forth in the Cabot Schedules, neither Cabot nor any of its subsidiaries has any liability for unpaid federal, state, local or foreign Taxes which have not been accrued for or reserved on Cabot Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Cabot.

           (vi) None of Cabot's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

           (vii) Except as set forth in the Cabot Schedules, there is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Cabot or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

           (viii) Neither Cabot nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Cabot.

           (ix) Cabot is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     2.8 Absence of Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Cabot which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of Cabot, any acquisition of material property by Cabot or the conduct of business by Cabot as currently conducted or as proposed to be conducted by Cabot.

     2.9 Absence of Liens and Encumbrances. Cabot and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in Cabot Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.10 Intellectual Property. Cabot, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are material to the business of Cabot as currently conducted or as proposed to be conducted by Cabot ("Cabot Intellectual Property Rights"). Cabot Schedules set forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in Cabot Intellectual Property Rights, and specify, where applicable, the jurisdictions in which each such Cabot Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Cabot Schedules also set forth a complete list of all material licenses, sublicenses and other agreements as to which Cabot is a party and pursuant to which Cabot or any other person is authorized to use any Cabot Intellectual Property Right or other trade secret material to Cabot, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Cabot is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair Cabot's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by Cabot, and the consummation of the transactions contemplated hereby, will neither cause Cabot to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in the Cabot Schedules, Cabot is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), Cabot Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Cabot Intellectual Property Rights are being used. No claims have been asserted or, to the knowledge of Cabot, are threatened by any person nor are there any valid grounds, to the knowledge of Cabot, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of Cabot or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by Cabot infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by Cabot or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Cabot's business as currently conducted or as proposed to be conducted by Cabot, or (iii) challenging the ownership by Cabot, validity or effectiveness of any of Cabot Intellectual Property Rights. All material registered trademarks, service marks and copyrights held by Cabot are valid and subsisting. To the knowledge of Cabot, there is no material unauthorized use, infringement or misappropriation of any of Cabot Intellectual Property Rights by any third party, including any employee or former employee of Cabot. No Cabot Intellectual Property Right or product of Cabot or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Cabot or any of its subsidiaries. Neither Cabot nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements identified as such in Cabot Schedules) under which Cabot or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. Cabot has a policy requiring each employee to execute a proprietary information and confidentiality agreement substantially in Cabot's standard forms.

     2.11 Agreements, Contracts and Commitments. Except as set forth in Cabot Schedules, neither Cabot nor any of its subsidiaries has, nor is it a party to nor is it bound by, any of the following:

        (a) any product distribution agreement,

        (b) any joint marketing agreement or product development agreement,

        (c) any agreement relating to the performance of clinical trials, product evaluations or testing or regulatory compliance by other parties with respect to products of Cabot or its subsidiaries,

        (d) any agreement with or order by any Government Entity relating to the testing, manufacture, registration, labeling, marketing or sale of products manufactured, marketed or sold by Cabot or its subsidiaries,

        (e) any agreement, contract or commitment containing any covenant limiting the freedom of Cabot to engage in any line of business or compete with any person,

        (f) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

        (g) any employment or consulting agreement, contract or commitment with any officer or director level employee, not terminable by Cabot on thirty days notice without liability,

        (h) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

        (i) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than such agreements or guarantees between Cabot and any of its subsidiaries,

        (j) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000,

        (k) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise,

        (l) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit,

        (m) any collective bargaining agreement,

        (n) any real property or personal property lease requiring aggregate future payments by Cabot or its subsidiaries in excess of $100,000,

        (o) any joint venture or partnership agreement or arrangement, or

        (p) any other agreement, contract or commitment which involves payment by Cabot of $100,000 or more and is not cancelable without penalty within thirty
(30) days.

     2.12 No Default. Neither Cabot nor any of its subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any (i) agreement, contract or commitment that was or is required to be filed as an exhibit to Cabot SEC Reports or (ii) any agreement under which Cabot or any of its subsidiaries licenses from a third party any Company Intellectual Property Rights included in Cabot's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Cabot thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which Cabot is aware by any party obligated to Cabot pursuant thereto.

     2.13 Governmental Authorization. Cabot holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of Cabot's business as currently conducted (the "Company Permits"). Cabot is in material compliance with the terms of Cabot Permits. Except as disclosed in Cabot SEC Reports filed prior to the date of this Agreement, the business of Cabot is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate are not, and insofar as reasonably can be foreseen, in the future will not be, material to Cabot. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Cabot is pending or, to the knowledge of Cabot, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not be material. There are no products now being manufactured, assembled or sold by Cabot which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other governmental body, whether Federal, state, local or foreign for the purpose for which they are being manufactured, assembled or sold, for which such approval has not been obtained. All products now being commercially distributed by Cabot in any jurisdiction meet the applicable legal requirements of such jurisdiction and all requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis known to Cabot for the FDA or any other governmental body to deny or rescind any approval for any of their commercially distributed products for the purpose for which the are being manufactured, assembled or sold or for any products that Cabot proposes to commercially distribute in the future. Except as disclosed in the Cabot Schedules, there is no action or proceeding by the FDA or any other governmental body, including, but not limited to, recall procedures, pending or, to the knowledge of Cabot, threatened against Cabot, and no such proceeding was brought at any time in the past, relating to the safety or efficacy of any of its products, and, to the knowledge of Cabot, there is no basis for any such action or proceeding. No Institutional Review Board or Institutional Review Committee has terminated or recommended termination of a clinical study of any product of Cabot.

     2.14 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation pending, or as to which Cabot or any of its subsidiaries has received any notice of assertion nor, to the actual knowledge of Cabot's executive officers, is there a reasonable basis to expect such assertion against Cabot or any of its subsidiaries which, if determined adversely to Cabot or any of its subsidiaries reasonably would be expected to have a Material Adverse Effect on Cabot, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.15  Environmental Matters.

        (a) Hazardous Material. Except as reasonably would not be expected to result in a material liability to Cabot, no underground storage tanks and no amount of any substance that has been designated by

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

        any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of Cabot or any of its subsidiaries, or, to Cabot's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Cabot or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as reasonably would not be expected to result in a material liability of Cabot, neither Cabot nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Cabot or any of its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. Cabot currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of Cabot's Hazardous Material Activities and other businesses of Cabot as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Cabot's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Cabot or any of its subsidiaries. To the actual knowledge of Cabot's executive officers, there is no fact or circumstance which could involve Cabot or any of its subsidiaries in any material environmental litigation or impose upon Cabot any material environmental liability.

     2.16 Brokers' and Finders' Fees. Except for fees payable to Smith Barney Inc. pursuant to the engagement letter dated December 13, 1994, a copy of which has been provided to Circon, Cabot has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.17 Labor Matters. Except as set forth in the Cabot Schedules, there are no pending material claims against Cabot or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Cabot and each of its United States subsidiaries, has complied in all material respects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder. Except as is not material to Cabot's business and operations, neither Cabot nor any of its subsidiaries has given to or received from any current employee of Cabot or any of its subsidiaries notice of termination of employment.

     2.18  Employee Benefit Plans.

        (a) Cabot Schedules set forth all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Cabot or any trade or business (whether or not incorporated) which is a member or which is under common control with Cabot (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of Cabot (together, the "Employee Plans").

        (b) Cabot Schedules set forth a complete and correct list of each plan, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental employment benefits, vacation benefits, fringe benefits or other forms of compensation or benefits which (i) is not an Employee Plan,
(ii) is maintained, established or contributed to by Cabot or any related person, and (iii) covers any employee or former employee of Cabot or any related person, including without limitation any employee or former employee of a Related Person that does business outside of the United States. Such plans and arrangements as are described above are hereinafter referred to collectively as the "Benefit Arrangements."

        (c) (i) None of the Employee Plans or Benefit Arrangements promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA; (ii) all Employee Plans and Benefit Arrangements are in compliance in all material respects with the requirements prescribed by any and all applicable statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and Cabot has performed all material obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Plans or Benefit Arrangements; (iii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either has received a favorable determination letter with respect to each such Employee Plan from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination; and (iv) no Employee Plan or Benefit Arrangement is or within the prior six (6) years has been subject to, and Cabot has not incurred and does not expect to incur any liability under, Title IV of ERISA or Section 412 of the Code and (v) nothing in any Employee Plan or Benefit Arrangements precludes or interferes with Circon's ability to cause Cabot to terminate (or consolidate, at Circon's option) any Employee Plan or Benefit Arrangement after the Closing; provided that (i) the Employee Plans and Benefit Arrangements may be terminated prospectively only, subject to rights accrued by Cabot's employees at the time of such termination and (ii) not more than sixty days notice may be required to terminate certain Employee Plans and Benefit Arrangements.

        (d) None of the following now exists or has existed within the six-year period ending on the date hereof with respect to any Employee Plan: (i) any act or omission by Cabot constituting a violation of Section 402, 403, 404 or 405 of ERISA; (ii) any act or omission by Cabot which constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by Section 4975(d) of the Code; (iii) any act or omission by Cabot constituting a violation of Section 503, 510 or 511 of ERISA; or (iv) any act or omission by Cabot which could give rise to liability under Section 502 of ERISA or under Sections 4972 or 4975 through 4980 of the Code.

        (e) Each Employee Plan and Benefit Arrangement has been maintained in substantial compliance with its terms, and all contributions, premiums or other payments due from Cabot or any of its subsidiaries to (or under) any such Employee Plan or Benefit Arrangement have been fully paid or adequately provided for on the audited Company Financials for the most recently-ended fiscal year. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis. There has been no amendment, written interpretation or announcement (whether or not written) by Cabot with respect to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the most recently-ended fiscal year.

        (f) Cabot has made available to Circon complete, accurate and current copies of all Employee Plans and Benefit Arrangements and all amendments, documents, correspondence and filings relating thereto, including but not limited to any statements, filings, reports or returns filed with any governmental agency with

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

        respect to the Employee Plans and Benefit Arrangements at any time within the three-year period ending on the date hereof.

     2.19 Pooling of Interests. Cabot's executive officers have no actual knowledge that Cabot or any of its directors, officers or stockholders has taken any action which would interfere with (i) Circon's ability to account for the Merger as a pooling of interests or (ii) Cabot's ability to continue to account for as a pooling of interests any past transaction by Cabot currently accounted for as a pooling of interests.

     2.20 Change of Control Payments. Cabot Schedules set forth the terms of all agreements, commitments, employment policies, plans or arrangements pursuant to which all amounts may become payable (whether currently or in the future) to current or former officers, directors or employees of Cabot or others as a result of or in connection with the Merger, including any termination of employment relating to or within one year following the Merger.

     2.21 Registration Statements; Proxy Statement/Prospectus. The information to be supplied by Cabot for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by Cabot for inclusion in the proxy statement/prospectus to be sent to the stockholders of Cabot and stockholders of Circon in connection with the meeting of Cabot's stockholders to consider the Merger (the "Cabot Stockholders' Meeting") and the meeting of Circon's stockholders to consider the Merger (the "Circon Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Cabot's stockholders and Circon's stockholders, at the time of Cabot Stockholders' Meeting or Circon Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Cabot Stockholders' Meeting or Circon Stockholders' Meeting which has become false or misleading. To Cabot's best knowledge at the time the Proxy Statement is mailed to the stockholders of Cabot and Circon, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Cabot or any of its affiliates, officers or directors should be discovered by Cabot which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Cabot shall promptly inform Circon. Notwithstanding any of the foregoing, Cabot makes no representation or warranty with respect to any information supplied by Circon or Merger Sub which is contained in any of the foregoing documents.

     2.22 Board Approval. The Board of Directors of Cabot has, on or prior to the date hereof, unanimously approved this Agreement and the Merger and has heretofore adopted the resolutions contained in the Cabot Schedules.

     2.23 Voting Agreement. The Voting Agreement between Circon and certain stockholders of Cabot who are also members of the Board of Directors of Cabot, a copy of which is attached to this Agreement as Exhibit A, is duly executed by each stockholder shown as a party thereto.

     2.24 Employment and Consulting Agreement. The Employment and Consulting Agreements, dated the date of this Agreement, between Cabot and, respectively, Warren Wood and Marvin Sharfstein were duly executed by each of the Cabot Executives and constitute their respective valid and binding obligations enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

     2.25 Non-Public Information Provided to Circon. The non-public written product and historical financial information provided to Circon by Cabot since April 5, 1995 did not, to the actual knowledge of Cabot's executive officers, contain any material misrepresentation of a material fact or omit any information necessary to make the information provided not materially misleading. The written projections of Cabot's

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

future financial performance provided by Cabot to Circon are believed by Cabot's executive officers to be attainable; however, no other representation is made concerning such projections.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF CIRCON AND MERGER SUB

     Circon and Merger Sub represent and warrant to Cabot, subject to the exceptions specifically disclosed in the disclosure letter supplied by Circon to Cabot (the "Circon Schedules") and dated as of the date hereof as follows:

     3.1 Organization of Circon. Each of Circon and its material subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Circon. Except as set forth in the Circon SEC Reports (as defined in Section 3.4), Circon does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity. Circon has delivered or made available to counsel for the Company, a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents of Circon, each as amended to date.

     3.2  Capital Structure.

        (a) The authorized stock of Circon consists of 50,000,000 shares of Circon Common Stock, of which 7,970,703 shares were issued and outstanding as of April 4, 1995, and 1,000,000 shares of Preferred Stock, of which no shares are issued or outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of March 31, 1995, 909,282 shares of Circon Common Stock were reserved for issuance upon exercise of outstanding options (excluding the purchase options granted under the Circon ESPP), and 381,826 shares were reserved for future grant. There is outstanding a warrant to purchase 100,000 shares of Circon Common Stock held by Richard Auhll. Circon has a warrant plan for physician consultants under which 25,000 shares have been reserved and warrants to purchase 3,000 shares have been issued. All shares of Circon Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which Circon is a party or by which it is bound obligating Circon to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Circon or obligating Circon to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

        (b) The shares of Circon Common Stock to be issued pursuant to the Merger will, upon issuance, be (i) duly authorized, validly issued, fully paid and non-assessable, (ii) registered pursuant to the Securities Act and, except for affiliates of Cabot as to whom the provisions of Rule 145 apply, freely tradeable, and (iii) authorized for trading on the Nasdaq National Market.

     3.3 Authority. Circon and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the next sentence, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Circon and Merger Sub subject only to the approval of the Merger by Circon's stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Circon and Merger Sub and constitutes the valid and binding obligations of Circon and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Circon or Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Circon or its properties or assets other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a material adverse effect on the ability of Circon to consummate the transactions contemplated hereby.

        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Circon and Merger Sub in connection with the execution and delivery of this Agreement by Circon and Merger Sub or the consummation by Circon and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Registration Statement with the SEC, (ii) the filing of the certificate of merger with the New Jersey Secretary of State, (iii) the filing of a Form 8-K and Form 10-C with the SEC within 15 days and 10 days, respectively, after the Closing Date, (iv) listing of Circon Common Stock on the Nasdaq National Market,
(v) any filings as may be required under applicable state securities laws and the laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Circon.

     3.4  SEC Filings; Circon Financial Statements.

        (a) Circon and each of its subsidiaries has filed all forms, reports and documents required to be filed with the SEC and has made available to Cabot, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 1994, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1994, (iii) all proxy statements relating to Circon's meetings of stockholders (whether annual or special) held since December 31, 1992, (iv) all other reports or registration statements filed by Circon with the SEC since December 31, 1992 and (v) all amendments and supplements to all such reports and registration statements filed by Circon with the SEC. All such required forms, reports and documents (including those enumerated in clauses (i) through (v) of the preceding sentence) are referred to herein as the "Circon SEC Reports." As of their respective dates, the Circon SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Circon SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to made the statements therein, in the light of the circumstances under which they were made, not misleading. None of Circon's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Circon SEC Reports, including any Circon SEC Reports filed after the date hereof until the Closing, (x) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented the consolidated financial position of Circon and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Circon contained in the Circon SEC Reports, as of December 31, 1994 is hereinafter referred to as the "Circon Balance Sheet."

        (c) Circon has heretofore furnished or made available to Cabot a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Circon with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5 Absence of Certain Changes or Events. Since the date of the Circon Balance Sheet, except with respect to the actions contemplated by this Agreement, Circon and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in Circon, or any development that reasonably would be expected to cause a Material Adverse Change in Circon; (ii) any damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect on Circon; (iii) any material change by Circon in its accounting methods, principles or practices; (iv) any material revaluation by Circon of assets including, without limitation, writing off or writing down in an amount material to Circon the value of any material asset; or (v) any other action or event that would have required the consent of Cabot pursuant to Section 4.2 had such action or event occurred after the date of this Agreement.

     3.6  Taxes.

               (i) Circon and each of its subsidiaries has timely filed all Returns relating to Taxes required to be filed by Circon and each of its subsidiaries, except such Returns which are not material to Circon and has paid all Taxes shown to be due on such Returns, or is contesting them in good faith.

               (ii) Except as is not material to Circon, Circon and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) Except as is not material to Circon, neither Circon nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Circon or any of its subsidiaries nor has Circon or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) Except as is not material to Circon, no audit or other examination of any Return of Circon or any of its subsidiaries is presently in progress, nor has Circon or any of its subsidiaries been notified of any request for such an audit or other examination.

               (v) Circon does not have any liability for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved against on the Circon Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Circon.

     3.7 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Circon which has or reasonably would be expected to have the effect of prohibiting or materially impairing any material current business practice of Circon, any acquisition of material property by Circon or the conduct of business by Circon as currently conducted or as proposed to be conducted by Circon.

     3.8 Absence of Liens and Encumbrances; Condition of Equipment. Circon has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Circon Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.9 Intellectual Property. Circon, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are material to the business of Circon as currently conducted or as proposed to be conducted by Circon (the "Circon Intellectual Property Rights"). Circon is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any agreement to which a Circon is a party and pursuant to which Circon or any other person is authorized to use any Circon Intellectual Property Rights except such violations as do not materially impair Circon's rights under any such agreement. Circon is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), Circon Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Circon Intellectual Property Rights are being used. No claims have been asserted or, to the knowledge of Circon, are threatened by any person that reasonably would be expected to have a Material Adverse Effect on Circon, nor is there any valid grounds for any bona fide claims that reasonably would be expected to have a Material Adverse Effect on Circon, (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Circon infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by Circon of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Circon's business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of Circon Intellectual Property Rights. All material United States registered trademarks, service marks and copyrights held by Circon are valid and subsisting. To the knowledge of Circon, there is no material unauthorized use, infringement or misappropriation of any Circon Intellectual Property Rights by any third party, including any employee or former employee of Circon. Circon has not entered into any agreement (other than exclusive distribution agreements) under which Circon is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. There is no outstanding order, judgment, decree or stipulation on Circon restricting in any manner the licensing of Circon's products by Circon. Circon has a policy of requiring each technical employee to execute a proprietary information and confidentiality agreement substantially in the Circon's standard form.

     3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Circon has received any notice of assertion nor, to the actual knowledge of Circon's executive officers, is there a reasonable basis to expect such notice of assertion against Circon which if determined adversely to Circon reasonably would be expected to have a Material Adverse Effect on Circon, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

     3.11  Environmental Matters.

        (a) Hazardous Material. Except as reasonably would not be expected to result in a material liability to Circon, no underground storage tanks and no Hazardous Material, but excluding office and janitorial supplies, is present, as a result of the deliberate actions of Circon, or, to Circon's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Cabot has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as reasonably would not be expected to result in a material liability of Circon, Circon has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Circon conducted Hazardous Material Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. Circon currently holds all Environmental Permits necessary for the conduct of Circon's Hazardous Material Activities and other businesses of Circon as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to Circon's knowledge, threatened concerning or relating to any Environmental Permit, Hazardous Materials or any Hazardous Materials Activity of Circon. To the actual knowledge of Circon' executive officers, there is no fact or circumstance which reasonably would be expected to involve Circon in any material environmental litigation or impose upon Circon any material environmental liability.

     3.12 Agreements, Contracts and Commitments. Circon has not breached, or received in writing any claim or threat that it has breached, any of the material terms or conditions of any material agreement, contract or commitment that is required to be filed as an exhibit to the Circon SEC Reports filed in 1994 in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Circon thereunder. Each of the agreements, contracts and commitments referred to in the first sentence of this Section 3.12 is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which Circon is aware by any party obligated to Circon pursuant thereto.

     3.13 Labor Matters. There are no pending material claims against Circon under any workers compensation plan or policy or for long term disability.

     3.14 Compliance With Laws. Circon has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to be material to Circon.

     3.15 Pooling of Interests. The executive officers of Circon have no actual knowledge that Circon or any of its subsidiaries has taken any action which would interfere with (i) Circon's ability to account for the Merger as a pooling of interests or (ii) Circon's ability to continue to account for as a pooling of interests any past transaction by Circon currently accounted for as a pooling of interests.

     3.16 Broker's and Finders' Fees. Except for fees payable to Bear, Stearns & Co. pursuant to the engagement letter dated as of April 5, 1995, a copy of which has been provided to Cabot, Circon has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

     3.17 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of Cabot made in Section 2.21, the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information to be supplied by Circon for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Cabot and of Circon, at the time of Cabot Stockholders' Meeting, at the time of the Circon Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Cabot Stockholders' Meeting or Circon Stockholders' Meeting which has become false or misleading. To Circon' best knowledge at the time the Proxy Statement is mailed to the stockholders of Circon and Cabot, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Circon, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Circon or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Circon or Merger Sub will promptly inform Cabot. Notwithstanding any of the foregoing, Circon and Merger Sub make no representation or warranty with respect to any information supplied by Cabot which is contained in any of the foregoing documents.

     3.18 Employee Benefit Plans. Circon's Schedules list all employee benefit plans that are subject to ERISA that are material to Circon's business. (i) None of Circon's employee benefit plans or arrangements promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA; (ii) all material employee benefit plans and arrangements of Circon are in compliance in all material respects with the requirements prescribed by any and all applicable statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, IRS or Secretary of the Treasury), and Circon has performed all material obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of its employee benefit plans or arrangements; (iii) each employee benefit plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either has received a favorable determination letter with respect to each such employee benefit plan from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination; and (iv) no employee benefit plan or arrangement is or within the prior five (5) years has been subject to, and Circon has not incurred and does not expect to incur any liability under, Title IV of ERISA or Section 412 of the Code and (v) nothing in any employee benefit plan or arrangements precludes or interferes with Circon's ability to terminate any employee benefit plan or arrangement after the Closing; provided that (x) Circon's employee benefit plans and arrangements may be terminated prospectively only, subject to rights accrued by Circon's employees at the time of such termination and (y) not more than ninety days notice may be required to terminate certain of Circon's employee benefit plans and arrangements.

     3.19 Board Approval. The Board of Directors of Circon has, as of the date here, approved this Agreement and the Merger and has heretofore adopted the resolutions contained in the Circon Schedules.

     3.20 Fairness Opinion. Circon has received an oral opinion from Bear Stearns & Co., Inc. to the effect that the Exchange Ratio is fair to the holders of Common Stock of Circon from a financial point of view.

     3.21 Non-Public Information Provided to Cabot. The non-public written product and historical financial information provided to Cabot by Circon since April 12, 1995 did not, to the actual knowledge of Circon' executive officers, contain any material misrepresentation of a material fact or omit any information necessary to make the information provided not materially misleading. The written projections of Circon' future financial performance provided by Circon to Cabot were prepared in good faith based on assumptions believed by Circon to be reasonable; however, no other representation is made concerning such projections.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of Cabot. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Cabot (which for the purposes of this Section 4.1 shall include Cabot and each of its subsidiaries) agrees, except to the extent that Circon shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due (subject to good faith disputes over such debts or taxes), to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact Cabot's present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Cabot, to the end that Cabot's goodwill and ongoing businesses will be unimpaired at the Effective Time. Cabot shall not, without the prior written consent of Circon, which shall not be unreasonably withheld or delayed:

        (a) Enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on Cabot;

        (b) Enter into, amend or terminate any agreement, plan or arrangement of the types described in Section 2.11 of this Agreement (except any agreement described in clause (c) or (d) thereof);

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to Cabot's Intellectual Property Rights or enter into grants to future patent rights, other than licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

        (d) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive

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

        officers in amounts consistent with Cabot's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Circon or pursuant to written agreements consistent with Cabot's past agreements under similar circumstances;

        (e) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than in the ordinary course of business, consistent with past practice;

        (f) Accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the employee stock plans of Cabot or authorize cash payments in exchange for any options granted under any of such plans;

        (g) Commence any litigation other than (i) for the routine collection of bills, or (ii) where Cabot in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Cabot's business, provided that Cabot consults with Circon prior to the filing of such a suit;

        (h) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Cabot;

        (i) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

        (j) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of shares of Cabot Common Stock (i) pursuant to the exercise of stock options outstanding under the Cabot Stock Option Plans on the date of this Agreement,
(ii) issuable to participants in Cabot's Employee Stock Purchase Plan consistent with the terms of that plan, (iii) issuable upon conversion of Cabot Notes outstanding on the date of this Agreement, and (iv) issuable upon exercise of the Warrant;

        (k) Cause, permit or propose any amendments to Cabot's Certificate of Incorporation or Bylaws;

        (l) Except as set forth on the Cabot Schedules, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Cabot, except for inventory and supplies acquired in the ordinary course of business consistent with past practice;

        (m) Sell, lease, license, encumber or otherwise dispose of any of Cabot's properties (except the facilities located at 2021 Cabot Boulevard in Langhorne, Pennsylvania) or assets which are material, individually or in the aggregate, to the business of Cabot, except in the ordinary course of business consistent with past practice;

        (n) Incur any indebtedness for borrowed money (other than pursuant to existing credit facilities in the ordinary course of business) or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Cabot;

        (o) Pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Cabot Financials (including the notes thereto) provided that the consent of Circon shall not be unreasonably withheld; engage in any transaction not in the ordinary course of business with any executive officer, regardless of whether the amount thereof exceeds $100,000;

        (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

        (q) Intentionally take any action which would be reasonably likely to interfere with Circon's ability to account for the Merger as a pooling of interests; or

        (r) Take, or agree (in writing or otherwise) to take, any of the actions described in clauses (a) through (r) of this Section 4.1, or any action which would cause or would be reasonably likely to cause any of the conditions set forth in Sections 6.1 or 6.3 not to be satisfied.

     4.2 Conduct of Business of Circon. Except as contemplated by this Agreement, Circon (which for purposes of this Section 4.2 shall include Circon and each of its subsidiaries) shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Cabot, which consent shall not be unreasonably withheld or delayed:

        (a) Enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on Circon;

        (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Circon,

        (c) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

        (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of (i) shares of Circon Common Stock pursuant to the exercise of Circon stock options issued or to be issued under Circon stock option plans or warrants outstanding as of the date hereof, or (ii) shares of Circon Common Stock issuable under the Circon Employee Stock Purchase Plan;

        (e) Cause, permit or propose any amendments to Circon's Certificate of Incorporation (except for the amendment approved in April 1994 by the Circon Board of Directors and to be submitted for Circon stockholder approval) or any material amendments to the Circon Bylaws;

        (f) Sell or otherwise dispose of any of Circon's properties or assets which are material, individually or in the aggregate, to the business of Circon, except in the ordinary course of business;

        (g) Intentionally take any action which would be reasonably likely to interfere with Circon's ability to account for the Merger as a pooling of interests; or

        (h) Take, or agree (in writing or otherwise) to take, any of the actions described in clauses (a) through (g) of this Section 4.2, or any action which would cause or would be reasonably likely to cause any of the conditions set forth in Sections 6.1 or 6.2 not to be satisfied.

     4.3 SEC Filings. At all times prior to the Closing, each of Circon and Cabot shall:

        (a) Make all filings with the SEC required to be made by each of them, in a timely manner and in accordance with the applicable rules and regulations of the SEC;

        (b) Promptly notify the other of any communications received from the SEC with respect to any such filings, or with respect to any similar filings made prior to the date of this Agreement, or with respect to the Registration Statement or Proxy Statement; and

        (c) Promptly provide to the other copies of all such SEC filings, and SEC written communications, as well as copies of all written communications with stockholders generally.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Circon and Cabot shall prepare and file with the SEC, the Proxy Statement and Circon shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Circon and Company shall use its best efforts to have the Registration Statement declared effective as soon thereafter as practicable; provided, however, that Circon shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Proxy Statement shall include the fairness opinions of Smith Barney Inc. and Bear Stearns & Co., Inc., referred to in Sections 6.2 and 6.3, respectively (it being understood that the failure of Smith Barney Inc. or Bear Stearns & Co., Inc. to deliver to Cabot or Circon, as the case may be, such an opinion for inclusion in the Proxy Statement shall not be considered, in and of itself, a breach of this Agreement). The Proxy Statement shall also include the recommendations of (i) the Board of Directors of Cabot in favor of the Merger, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of Cabot's Board under applicable law and (ii) the Board of Directors of Circon in favor of the Merger, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of Circon's Board under applicable law.

     5.2  Meetings of Stockholders.

        (a) Promptly after the date hereof, Cabot shall take all action necessary in accordance with State Law and its Certificate of Incorporation and Bylaws to cause Cabot Stockholders' Meeting to be held as promptly as practicable after the effectiveness of the Registration Statement for the purpose of voting upon this Agreement and the Merger. Cabot shall consult with Circon and use all reasonable efforts to hold Cabot Stockholders' Meeting on the same day as the Circon Stockholders' Meeting.

        (b) Promptly after the date hereof, Circon shall take all action necessary in accordance with Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to cause the Circon Stockholders' Meeting to be held as promptly as practicable after the effectiveness of the Registration Statement for the purpose of voting upon this Agreement and the Merger. Circon shall consult with Cabot and shall use all reasonable efforts to hold the Circon Stockholders' Meeting on the same day as Cabot Stockholders' Meeting.

     5.3  Access to Information; Confidentiality.

        (a) Each party shall afford the other party and its accountants, counsel and other representatives reasonable access, upon reasonable notice and during normal business hours, during the period prior to the Effective Time to all information concerning the business, including the status of product development efforts, properties and personnel of such party as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        (b) The parties acknowledge that Circon and Cabot have previously executed separate confidentiality agreements dated, respectively, March 2, 1995 and April 12, 1995 (together, the "Confidentiality Agreements"), which Confidentiality Agreements shall continue in full force and effect in accordance with their terms.

     5.4  No Solicitation.
        (a) From and after the date of this Agreement until the Effective Time, Cabot and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) initiate, solicit or express a receptiveness to submission of any inquiries, proposals or offers by any person, entity or group (other than Circon, Merger Sub and their affiliates, agents and representatives) relating to any Acquisition Proposal, or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Cabot or any of its subsidiaries to, or afford any access to the properties, books or records of Cabot or any of its subsidiaries to, or otherwise assist, facilitate or express a receptiveness to, or enter into any agreement or understanding with, any person, entity or group (other than Circon, Merger Sub and their affiliates, agents and representatives) in connection with any Acquisition Proposal. For the purposes of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of (i) Cabot (whether by way of merger or otherwise), (ii) all or a substantial portion of the assets of Cabot or (iii) a substantial portion of the equity securities of Cabot (except by conversion or exercise of currently outstanding securities). In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the Effective Time, Cabot and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Circon and/or Merger Sub). Cabot will immediately cease any existing discussions, negotiations or other activities with any parties with respect to any of the foregoing.

        (b) Notwithstanding the provisions of paragraph (a) above, prior to the approval of this Agreement and the Merger by the stockholders of Cabot at Cabot Stockholders' Meeting, Cabot may, to the extent the Board of Directors of Cabot determines in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish information to any person, entity or group after such person, entity or group shall have delivered to Cabot in writing an unsolicited bona fide Acquisition Proposal which the Board of Directors of Cabot in its good faith reasonable judgment determines, after consultation with all its principal advisors in connection with the Merger, would result in a transaction more favorable to the stockholders of Cabot than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Cabot (based upon the advice of all its principal advisors in connection with the Merger), is reasonably capable of being financed by such person, entity or group and which is probable to be consummated (a "Superior Proposal"). In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Acquisition Proposal, Cabot may refer any third party to this Section
5.4 or make a copy of this Section 5.4 available to a third party.

        (c) Cabot may furnish information with respect to a Superior Proposal only if Cabot (i) first notifies Circon of the information proposed to be disclosed, (ii) first complies with the provisions of paragraph (e), below and
(iii) provides such information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement entered into by Circon.

        (d) In the event Cabot receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of Cabot from approving such Superior Proposal or recommending such Superior Proposal to Cabot's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board may amend or withdraw its recommendation of the Merger. Subject to the right of termination set forth in
Section 7.1(f), except to the extent expressly set forth in this Section 5.4, nothing shall relieve Cabot from complying with all other terms of this Agreement.

        (e) Cabot will (i) notify Circon immediately if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) immediately communicate to Circon the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror.

        (f) Nothing contained in this Section 5.4 shall prevent Cabot or its Board of Directors from complying with the provisions of Rule 14e-2(a) and 14d-9 promulgated under the Exchange Act.

     5.5  Expenses.

        (a) Except as set forth in this Section 5.5, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Circon and Cabot shall share equally all fees and expenses, other than attorneys, accountants and financial advisor's fees, incurred in connection with the printing and filing of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        (b) If this Agreement is terminated by Circon pursuant to Section 7.1(b)(i), then Cabot shall pay Circon for all of its reasonable out-of-pocket expenses, including but not limited to attorney's fees, accounting fees, financial printer expenses, filing fees and fees and expenses of financial advisors incurred in connection with this Agreement and the Merger ("Out of Pocket Expenses"), not to exceed $1,000,000. If this Agreement is terminated by Cabot pursuant to Section 7.1(c)(i) or (iv), then Circon shall pay Cabot's Out-of-Pocket Expenses, not to exceed $1,000,000, incurred in connection with this Agreement and the Merger. If (i) Cabot's Board of Directors adversely amends, withholds or withdraws its recommendation of the Merger or (ii) Cabot's stockholders do not approve the Merger at Cabot Stockholders' Meeting, then, provided that Circon is not then in material breach of the terms of this Agreement, Cabot shall pay Circon's Out-of-Pocket Expenses, not to exceed $1,000,000 upon written request therefor; provided, however, that any amounts paid to Circon in the event of clause (i) or (ii) shall reduce, on a dollar-for-dollar basis, the amount, if any, payable by Cabot to Circon pursuant to Section 5.6 hereof. If (i) Circon's Board of Directors adversely amends, withholds or withdraws its recommendation of the Merger or (ii) Circon's stockholders do not approve the Merger at the Circon Stockholder's Meeting, then, provided that Cabot is not then in material breach of the terms of this Agreement, Circon shall pay Cabot's Out-of-Pocket Expenses, not to exceed $1,000,000 upon written request therefor. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of this Agreement.

     5.6  Break-Up Fee.  If for any reason

               (a) the Board of Directors accepts a Superior Proposal or recommends a Superior Proposal to Cabot's stockholders, or

               (b) (i) the Board of Directors of Cabot adversely amends, withholds or withdraws its recommendation that Cabot's stockholders approve the Merger, (ii) the stockholders of Cabot fail to approve the Merger prior to August 31, 1995, or (iii) there are Dissenting Shares representing 5% or more of the Cabot shares outstanding on the record date for the Cabot Stockholders Meeting, and, within three months following the occurrence in clause (i), (ii) or (iii), Cabot merges with another Person, issues stock representing a 40% or greater voting interest in Cabot to another Person, transfers more than 50% of its assets to another Person or enters into an option, agreement or letter of intent to do any of the foregoing or any other arrangement intended to transfer Cabot or control of Cabot to such other Person, or the stockholders of Cabot, in response to a tender offer or exchange offer by any Person tender shares representing a 40% or greater voting interest in Cabot or give options or rights to any Person to acquire such shares, then, provided that Circon shall not have materially breached any of the representations, warranties, covenants or agreements made on its part such that either of the conditions set forth in Sections 6.2(a) or 6.2(b) will not be satisfied, Cabot shall pay to Circon, within five (5) business days following Circon's written request therefor, the sum of $4 million by wire transfer of immediately available funds to an account designated by Circon. "Person" means any individual, corporation, partnership, trust or other entity, and includes any group of such Persons acting in concert.

     5.7 Public Disclosure. Circon and Cabot shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the Nasdaq National Market, and in any event in accordance with the terms of the Confidentiality Agreements.

     5.8 Pooling Accounting. Circon and Cabot shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Circon and Cabot shall use its best efforts to cause its Affiliates (as defined in Section 5.10) not to take any action that would adversely affect the ability of Circon to account for the business combination to be effected by the Merger as a pooling of interests.

     5.9 Auditors' Letters. Cabot shall use its best efforts to cause to be delivered to Circon a letter of KPMG Peat Marwick LLP, independent auditors to Cabot, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to Circon, in form and substance reasonably satisfactory to Circon and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Circon shall use its best efforts to be delivered to Cabot a letter of Arthur Andersen LLP, independent auditors to Circon, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to Cabot, in form and substance reasonably satisfactory to Cabot and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.10 Affiliate Agreements. Set forth respectively in Circon's Schedules and Cabot's Schedules is a list of those persons who may be deemed to be, in Circon's or Cabot's reasonable judgment, as the case may be, "affiliates" of Circon or Cabot, as the case may be, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Each such person who may be deemed to be an "affiliate" of Circon or Cabot within the meaning of Rule 145 is referred to as an "Affiliate." Each of Circon and Cabot shall provide the other such information and documents as the other shall reasonably request for purposes of reviewing such list. Cabot shall use its best efforts to deliver or cause to be delivered to Circon prior to the Closing Date from each of the Affiliates of Cabot, an executed Affiliate Agreement in the form attached hereto as Exhibit B (each, a "Cabot Affiliate Agreement"; collectively, the "Cabot Affiliate Agreements"). Circon shall use its best efforts to deliver or cause to be delivered to Cabot prior to the Closing Date from each of the Affiliates of Circon, an executed Affiliate Agreement in the form attached hereto as Exhibit C (each a "Circon Affiliate Agreement"; collectively, the "Circon Affiliate Agreements"). Circon and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Circon Common Stock to be received by such Affiliates of Cabot pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Circon Common Stock, consistent with the terms of Cabot Affiliates Agreements.

     5.11 FIRPTA. Cabot shall deliver to the Internal Revenue Service a notice that Cabot Capital Stock is not a "U.S. Real Property Interest" as defined in and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     5.12 Legal Requirements. Each of Circon, Merger Sub and Cabot will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement by any Government Entity and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement.

     5.13 Blue Sky Laws. Circon shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Circon Common Stock pursuant hereto. Cabot shall use its best efforts to assist Circon as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Circon Common Stock pursuant hereto.

     5.14 Best Efforts and Further Assurances. Each of the parties to this Agreement shall each use reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.15  Stock Options.

        (a) At the Effective Time, each outstanding option to purchase shares of Cabot Common Stock (each a "Cabot Stock Option") under Cabot Stock Option Plans, whether vested or unvested, will be assumed by Circon. Each Cabot Stock Option so assumed by Circon under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Cabot Stock Option Plan immediately prior to the Effective Time, except that (i) such Cabot Stock Option shall be exercisable (when vested) for that number of whole shares of Circon Common Stock equal to the product of the number of shares of Cabot Common Stock that were issuable upon exercise of such Cabot Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Circon Common Stock, and (ii) the per share exercise price for the shares of Circon Common Stock issuable upon exercise of such assumed Cabot Stock Option shall be equal to the quotient determined by dividing the exercise price per share of Cabot Common Stock at which such Cabot Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        (b) After the Effective Time, Circon or Cabot shall issue to each holder of an outstanding Cabot Stock Option a document evidencing the foregoing assumption of such Cabot Stock Option by Circon.

        (c) It is the intention of the parties that Cabot Stock Options assumed by Circon qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Cabot Stock Options qualified as incentive stock options immediately prior to the Effective Time.

     5.16 Registration of Circon Shares Issuable Upon Exercise of Cabot Stock Options. Circon agrees to file a registration statement on Form S-8 for the shares of Circon Common Stock issuable with respect to assumed Cabot Stock Options and with respect to the Employee Stock Purchase Plan no later than the Closing Date.

     5.17 Tax-Free Reorganization. Circon and Cabot shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

     5.18 NMS Listing. Circon agrees to apply for listing on the Nasdaq National Market the shares of Circon Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.19 Board Representation. Promptly following the Effective Time of the Merger, the Board of Directors of Circon shall take appropriate action to cause Warren Wood (or if he is unavailable to serve, a person who is currently a member of the Board of Directors of Cabot and who is acceptable to Circon) to be appointed as a Class II director of Circon and to be appointed as an Officer of Circon for a period of 30 days commencing contemporaneously with the appointment as a Circon director, so that under the terms of the Circon Certificate of Incorporation his term as a director will expire at the 1996 annual meeting of Circon stockholders.

     5.20 Compliance with Indenture. Circon and Cabot shall provide in a timely manner all notices to holders of the Cabot Notes required by the Indenture in connection with the Merger, and Circon shall enter into any supplemental indenture or undertaking required by the Indenture. Cabot shall not enter into any amendment, modification or supplement to the Indenture, or waive any rights thereunder, without the prior written consent of Circon.

     5.21  Indemnification of Directors and Officers.

        (a) The Certificate of Incorporation and By-Laws of Merger Sub shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of Cabot on the date of this Agreement, which provisions shall not be amended, repealed, or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Cabot in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

        (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of Cabot (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Circon and the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of Cabot and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under the State Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the State Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 14A:3-5(6) of the State Law). Circon shall guarantee the Surviving Corporation's obligations pursuant to this Section 5.21(b).

        (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain Cabot's regularly engaged independent legal counsel, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Circon and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim affected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.21, upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section
5.21 except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by
Section 14A:3-5(6) of the State Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event, such additional counsel as may be required may be retained by the Indemnified Parties.

        (d) For a period of six years after the Effective Time, Circon shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Cabot (provided that Circon may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising from facts or events which occurred before the Effective Time).

        (e) This Section 5.21 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on Circon and the Surviving Corporation and their respective successors and assigns.

     5.22 Commitment Letters. Circon shall use reasonable efforts (and Cabot and Circon shall cooperate with one another in this regard) to obtain and deliver to Cabot by May 15, 1995 legally binding commitment letters to provide loans to Circon, solely for the purpose of prepaying any Cabot Notes the holders of which exercise the right under the Indenture to require Cabot or Circon to prepay the Cabot Notes by reason of the occurrence of the Merger, in an aggregate amount equal to $50,000,000 (less the principal amount of any Cabot Notes which cannot be required to be prepaid notwithstanding the exercise of the prepayment right with respect to other Cabot Notes). Such commitment letters (the "Commitment Letters") shall be from lending institutions reasonably acceptable to Cabot and shall be valid and binding obligations of the lenders, subject to no conditions except those concerning which Circon certifies to Cabot that it is not aware of any circumstances that would result in a failure to meet such conditions. If Circon fails to obtain such Commitment Letters meeting the requirements of the foregoing sentence by May 15, 1995 (the "Commitment Letter Event"), Cabot shall have the right to terminate this Agreement at any time prior to May 20, 1995.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of each of Cabot and Circon.

        (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

        (d) Tax Opinions. Circon and Cabot shall each have received substantially identical written opinions from their counsel, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, and Stradley, Ronon, Stevens & Young, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) Opinion of Accountants. Each of the parties to this Agreement shall have received letters from Arthur Andersen LLP and KPMG Peat Marwick LLP regarding those firms' concurrence with Circon management's and Cabot management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

        (f) Nasdaq Listing. The shares of Circon Common Stock issuable to stockholders of Cabot pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

        (g) Employment and Consulting Agreements. Employment and Consulting Agreements between Cabot and, respectively, Warren Wood, Marvin Sharfstein and Harry Brener shall have been executed by each of the parties thereto containing such terms and conditions as are acceptable to each of them and to Circon.

     6.2 Additional Conditions to Obligations of Cabot. The obligations of Cabot to consummate this Agreement and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Cabot:

        (a) Representations and Warranties. The representations and warranties of Circon and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Circon; and Cabot shall have received a certificate to such effect signed on behalf of Circon by the President and Chief Financial Officer of Circon;

        (b) Agreements and Covenants. Circon and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Cabot shall have received a certificate to such effect signed by the President and Chief Financial Officer of Circon;

        (c) Legal Opinion. Cabot shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Circon, in substantially the form attached hereto as Exhibit D.

        (d) Material Adverse Change. Since the date of this Agreement, there shall not have occurred any material adverse change in the business, assets, results of operations or financial condition of Circon and its subsidiaries taken as a whole.

        (e) Affiliate Agreements. Each of the persons identified by Circon pursuant to Section 5.10 hereof as being an Affiliate of Circon shall have delivered to Cabot an executed Circon Affiliate Agreement which shall be in full force and effect.

        (f) Fairness Opinion. Cabot shall have received from Smith Barney Inc. a written opinion, dated within two days of the date of the Proxy Statement, to the effect that the Exchange Ratio is fair to the holders of Common Stock of Cabot from a financial point of view.

        (g) Financing to Retire Cabot Notes. Circon shall have received and delivered to Cabot the Commitment Letters, which shall meet the requirements of
Section 5.22, except that they may be obtained after May 15, 1995 and prior to the Closing.

     6.3  Additional Conditions to the Obligations of Circon and Merger
Sub. The obligations of Circon and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Circon:

        (a) Representations and Warranties. The representations and warranties of Cabot contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Cabot or Circon; and Circon and Merger Sub shall have received a certificate to such effect signed on behalf of Cabot by the President and Chief Financial Officer of Cabot;

        (b) Agreements and Covenants. Cabot shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Circon and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of Cabot;

        (c) Legal Opinion. Circon shall have received a legal opinion from Stradley, Ronon, Stevens & Young, legal counsel to Cabot, addressing the matters set forth in Exhibit E to Circon' reasonable satisfaction.

        (d) Material Adverse Change. Since the date of this Agreement, there shall not have occurred any material adverse change in the business, assets, results of operations or financial condition of Cabot and its subsidiaries taken as a whole; provided, however, that any negative impact on Cabot's financial condition or results of operations due to Lost Indian Orders (as defined in Section 2.6) shall not be deemed to be a material adverse change.

        (e) Affiliate Agreements. Each of the persons identified by Cabot pursuant to Section 5.10 hereof as being an Affiliate of Cabot shall have delivered to Circon an executed Company Affiliate Agreement which shall be in full force and effect.

        (f) Fairness Opinion. Circon shall have received from Bear, Stearns & Co. a written opinion, dated within two days of the date of the Proxy Statement, confirming the opinion referred to in Section 3.20.

        (g) Financing to Retire Cabot Notes. Circon shall have obtained the Commitment Letters, which (i) shall be subject to no conditions precedent except that the loan proceeds be used for such purpose and other normal and customary conditions for transactions of this type (and any other conditions that Circon may in its discretion agree to) and (ii) shall provide for such terms, including interest rate and maturity dates, as Circon may in its discretion agree to.

        (h) Employment and Consulting Agreements. The Employment and Consulting Agreements, dated the date of this Agreement, between Cabot and, respectively, Warren Wood and Marvin Sharfstein shall remain in full force and effect as of the Closing Date.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) by mutual written consent of Cabot and Circon;

        (b) by Circon if:

               (i) there has been a material breach of any representation, warranty, covenant or agreement, contained in this Agreement on the part of Cabot and such breach has not been cured within ten business days after written notice to Cabot (provided, that Circon is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, will not be satisfied, or

               (ii) the Board of Directors of Cabot adversely amends, withholds or withdraws its recommendation of the Merger (provided that Circon is not in material breach of the terms of this Agreement);

        (c) by Cabot if:

               (i) there has been a material breach of any representation, warranty, covenant or agreement, contained in this Agreement on the part of Circon or Merger Sub and such breach has not been cured within ten business days after written notice to Circon (provided, that Cabot is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied,

               (ii) the Board of Directors of Circon adversely amends, withholds or withdraws its recommendation of the Merger (provided Cabot is not in material breach of the terms of this Agreement),

               (iii) the Commitment Letter Event (as defined in Section 5.22) shall have occurred and Cabot gives Circon notice of termination pursuant to this clause (iii) prior to May 20, 1995, or

               (iv) Circon shall not have obtained the Commitment Letters prior to the Cabot Stockholders Meeting and Cabot shall have given Circon notice of termination pursuant to this clause (iv) no later than two business days after the date of the Cabot Stockholders Meeting;

        (d) by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Circon's ownership or operation of all or a material portion of the business of Cabot, or compel Circon to dispose of or hold separate all or a material portion of the business or assets of Cabot or Circon as a result of the Merger; (iii) Cabot's stockholders do not approve the Merger and this Agreement by September 30, 1995 (provided that Cabot may not terminate in these circumstances if it is in material breach of the terms of this Agreement); (iv) Cabot's stockholders approve the Merger and this Agreement, but there are Dissenting Shares representing 5% or more of the Cabot shares outstanding on the record date for the Cabot Stockholders' Meeting; or
(v) Circon's stockholders do not approve the Merger and this Agreement by September 30, 1995 (provided that Circon may not terminate in these circumstances if it is in material breach of the terms of this Agreement);

        (e) by any party hereto if the Merger shall not have been consummated by October 31, 1995 provided, that the right to terminate this Agreement under this
Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (f) by any party hereto if the Board of Directors of Cabot accepts or approves a Superior Proposal, or recommends a Superior Proposal to the stockholders of Cabot.

     Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     7.2  Effect of Termination.

        (a) In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Circon, Merger Sub, Cabot or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and, provided that the provisions of Sections 5.3, 5.5, and 5.6 and
Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        (b) Any termination of this Agreement by Cabot pursuant to Section 7.1(f) hereof shall be of no force or effect unless prior to such termination Cabot shall have paid to Circon the sum of $4 million as prescribed by Section 5.6.

     7.3 Notice of Termination. Subject to Section 7.2(b), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.

     7.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Cabot, Circon and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

         (a) if to Circon or Merger Sub, to:

            Circon Corporation
            6500 Hollister Avenue
            Santa Barbara, CA 93117
            Attention: President
            Telecopy No.: (805) 968-8174

            with a copy to:

            Wilson, Sonsini, Goodrich & Rosati, P.C.
            650 Page Mill Road
            Palo Alto, California 94304-1050
            Attention: Robert B. Jack
             Telecopy No.: (415) 493-6811

         (b) if to Cabot, to:

             Cabot Medical Corporation
             2150 Cabot Boulevard West
             Langhorne, PA 19047
             Attention: Chief Executive Officer
             Telecopy No.: (215) 750-0161

             with a copy to:

             Stradley, Ronon, Stevens & Young
             2600 One Commerce Square
             Philadelphia, PA 19103-7098
             Attention: James M. Papada, III
             Telecopy No.: (215) 564-8120

     8.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limiting the generality of the foregoing." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Cabot Schedules and the Circon Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically set forth in Section 5.18.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties.

     IN WITNESS WHEREOF, Circon, Merger Sub, Cabot have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

CABOT MEDICAL CORPORATION                        CIRCON CORPORATION
By: /s/  WARREN G. WOOD                          By: /s/  RICHARD A. AUHLL
- ---------------------------------------------    ---------------------------------------------
    Name: Warren G. Wood                         Name: Richard A. Auhll
                                                 ----------------------------------
  ------------------------------------------
    Title: Chairman, CEO                         Title: CEO
                                                 -----------------------------------
  -------------------------------------------
                                                 CIRCON SUB CORP.
                                                 By: /s/  RICHARD A. AUHLL
                                                 ---------------------------------------------
                                                 Name: Richard A. Auhll
                                                 ----------------------------------
                                                 Title: CEO
                                                 -----------------------------------

                                   EXHIBIT A

                                VOTING AGREEMENT

     This Voting Agreement (the "Agreement") is made and entered into as of April 25, 1995, between Circon Corporation, a Delaware corporation ("Circon"), and the undersigned Stockholder ("Stockholder") of Cabot Medical Corporation, a New Jersey corporation ("Cabot"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                    RECITALS

     A. Concurrently with delivery of this Agreement, Circon, Cabot and Circon Sub Corp, a New Jersey corporation and a wholly owned subsidiary of Circon ("Merger Sub"), are entering into an Agreement and Plan of Reorganization (the "Merger Agreement") which provides for the merger (the "Merger") of Merger Sub with and into Cabot, which will become a wholly-owned subsidiary of Circon. Pursuant to the Merger, shares of Common Stock of Cabot will be converted into the right to receive shares of Circon Common Stock on the basis described in the Merger Agreement.

     B. The Stockholder is the record holder and beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of such number of shares of the outstanding Common Stock of Cabot as is indicated on the final page of this Agreement (the "Shares").

     C. As an inducement to Circon to enter into the Merger Agreement, the Stockholder is willing to enter into and be bound by this Agreement, pursuant to which the Stockholder agrees not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Cabot acquired hereafter and prior to the Expiration Date (as defined in Section 1.1 below), except as otherwise permitted hereby, and to vote the Shares and any other such shares of capital stock of Cabot so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

     1.  Agreement to Retain Shares.

        1.1 Transfer and Encumbrance. Stockholder agrees not to transfer, sell, exchange, pledge (except to Cabot to secure indebtedness existing on the date of this Agreement) or otherwise dispose of or encumber any of the Shares or any New Shares (as defined in Section 1.2 below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof.

        1.2 Additional Purchases. Stockholder agrees that any shares of capital stock of Cabot that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether by option exercise or otherwise) after the execution of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. At every meeting of the Stockholders of Cabot called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the Stockholders of Cabot with respect to any of the following, Stockholder shall vote, and give consent with respect to, the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Merger and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, issuance of Cabot shares, reorganization or recapitalization, with any party other than with Circon and its affiliates and against any liquidation or winding up of Cabot (each of the foregoing is hereinafter referred to as an "Opposing Proposal"). Stockholder has not taken and agrees not to take any actions contrary to Stockholder's obligations under this Agreement. This Agreement is intended to bind Stockholder as a shareholder of Cabot only with respect to the specific matters set forth herein and shall not prohibit Stockholder from acting in accordance with his or her fiduciary duties, if applicable, as an officer or director of Cabot.

     3. Irrevocable Proxy. Stockholder hereby irrevocably appoints the Chairman of the Board of Circon and the Chief Financial Officer of Circon, and each of them, as the sole and exclusive attorneys and proxies of Stockholder, with full power of substitution and resubstitution, to vote, and give consent with respect to, the Shares and the New Shares to the same extent as Stockholder has agreed to vote and to give consent as provided in Section 2 of this Agreement. Such attorneys and proxies shall exercise the powers conferred by this Section 3 only if they determine, in their discretion, that Stockholder has failed, or is expected by them to fail, to fully satisfy Stockholder's obligations under Section 2, in which event Cabot is hereby irrevocably directed by Stockholder to permit the exercise of this proxy, notwithstanding any actual or attempted vote of or consent given with respect to the Shares and/or the New Shares by Stockholder. This proxy revokes any and all prior proxies given by Stockholder inconsistent with the terms hereof. This proxy shall expire at the Expiration Date and in any event no later than one year after the date of this Agreement.

     4.  Representations, Warranties and Covenants of the
Stockholder. Stockholder hereby represents, warrants and covenants to Circon as follows:

        4.1 Ownership of Shares. Stockholder (i) is the beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances (except pledges to Cabot to secure existing indebtedness); (ii) does not beneficially own any shares of capital stock of Cabot other than the Shares; (iii) is not a party to any agreement, contract, commitment, or understanding (other than this Agreement) which affects or relates to the voting or giving of written consents with respect to the Shares or Stockholder's continued beneficial ownership of the Shares; and (iv) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

        4.2 No Proxy Solicitations. Stockholder will not, and will not permit any entity under Stockholder's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a Stockholders' vote or action by consent of Cabot Stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Cabot with respect to an Opposing Proposal.

     5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Circon or Stockholder, as the case may be, to carry out the intent of this Agreement.

     6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

     7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date, and in no event after one year from the date of this Agreement.

     8.  Miscellaneous.

        8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned (except by operation of law) by the Stockholder without prior written consent of Circon.

        8.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the party against whom enforcement is sought.

        8.4 Specific Performance; Injunctive Relief; Forum. The parties hereto acknowledge that Circon will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Circon upon any such violation, Circon shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Circon at law or in equity. The prevailing party in any such proceeding shall be entitled to recover costs, including attorneys' fees, from the other party.

        8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered in person, by cable, telegram or telex, or when sent by mail (registered or certified mail, postage prepaid, return receipt requested) or by overnight carrier (prepaid) to the respective parties as follows:

     If to Circon:        Circon Corporation
                          6500 Hollister Avenue
                          Santa Barbara, CA 93117
                          Attn: Richard A. Auhll

     With a copy to:      Wilson, Sonsini, Goodrich & Rosati
                          650 Page Mill Road
                          Palo Alto, California 94304-1050
                          Attn: Robert Jack, Esq.
                          Telephone:  (415) 493-9300
                          Fax:
                          (415) 493-6811

     If to
     Stockholder:         At the address shown below the Stockholder's name on the
                          signature page hereto
     With a copy to:      Stradley, Ronon, Stevens & Young
                          2600 One Commerce Square
                          Philadelphia, PA 19103
                          Attn: James Papada, Esq.
                          Telephone:  (215) 564-8000
                          Fax:
                          (215) 564-8120

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

        8.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New Jersey, without reference to any rules of conflict of laws

        8.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

        8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        8.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                          CIRCON CORPORATION

                                                                             By:
                                          --------------------------------------

                                                                           Name:
                                          --------------------------------------

                                                                          Title:
                                          --------------------------------------

                                                                    STOCKHOLDER:
                                                                             By:
                                          --------------------------------------

                                          Stockholder's Address for Notice:
                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                                      Shares beneficially owned:

  ----------------------------------------------------------------------- shares of Common Stock

                                   EXHIBIT B

                           CABOT AFFILIATE AGREEMENT

     CABOT AFFILIATE AGREEMENT ("Agreement") dated April 25, 1995, between Circon Corporation, a Delaware corporation ("Circon") and the undersigned stockholder ("Stockholder") of Cabot Medical Corporation, a New Jersey corporation ("Cabot").

     WHEREAS, Circon and Cabot propose to enter into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which a subsidiary of Circon will merge into Cabot ("Merger"), and Cabot will become a subsidiary of Circon;

     WHEREAS, pursuant to the Merger, at the Effective Time (as defined in the Merger Agreement) outstanding shares of Cabot Common Stock, including shares owned by Stockholder, will be converted into the right to receive shares of Common Stock of Circon;

     WHEREAS, it will be a condition to effectiveness of the Merger that (i) the attorneys for each of Cabot and Circon will have delivered written opinions that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code"), and (ii) the independent accounting firms that audit the annual financial statements of Cabot and Circon will have delivered their written concurrences to the effect that the Merger will be accounted for as a pooling of interests;

     WHEREAS, the execution and delivery of this Agreement by Stockholder is a material inducement to Circon to enter into the Merger Agreement;

     WHEREAS, Stockholder has been advised that Stockholder may be deemed to be an "affiliate" of Cabot, as the term "affiliate" is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") and
(ii) in the Commission's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is in fact an affiliate of Cabot.

     NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

     1. Acknowledgements by Stockholder. Stockholder acknowledges and understands that the representations, warranties and covenants by Stockholder set forth herein will be relied upon by Circon, Cabot, and their respective stockholders, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Stockholder's representations, warranties or covenants are breached. Stockholder has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with his professional advisors, who are qualified to advise him with regard to such matters.

     2.  Compliance with Rule 145 and the Act.

        (a) Stockholder has been advised that (i) the issuance of shares of Circon Common Stock in connection with the Merger will be registered under the Securities Act of 1933 as amended (the "Act") on a Registration Statement on Form S-4, (ii) Stockholder may be deemed to be an affiliate of Cabot, (iii) no sale, transfer or other disposition by Stockholder of Circon Common Stock will be registered under the Act. Stockholder accordingly agrees not to sell, transfer or otherwise dispose of Circon Common Stock issued to Stockholder in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Act, or
(ii) Stockholder delivers to Circon a written opinion of counsel, reasonably acceptable to Circon in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        (b) Circon will give stop transfer instructions to its transfer agent with respect to the Circon Common Stock received by Stockholder pursuant to the Merger and there will be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued in a transaction to which Rule 145 applies and may only be transferred in conformity with Rule 145(d) or in accordance with a written opinion of counsel, reasonably acceptable to the issuer in form and substance, that such transfer is exempt from registration under the Securities Act of 1933."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) if Stockholder delivers to Circon (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Circon, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

     3. Covenants Related to Pooling of Interests. During the period beginning from the date hereof and ending on the second day after the day that Circon publicly announces financial results covering at least 30 days of combined operations of Circon and Cabot, Stockholder will not sell, exchange, transfer, pledge, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce his risk relative to the shares of Circon Common Stock received by Stockholder in connection with the Merger. Circon may, at its discretion, cause a restrictive legend to the foregoing effect to be placed on Circon Common Stock certificates issued to Stockholder in the Merger and place a stock transfer notice consistent with the foregoing with its transfer agent with respect to the certificates.

     4. Representations, Warranties and Covenants Related to Tax Effects of the Merger.

        (a) Stockholder is the beneficial owner of the number of shares of Cabot Common Stock set forth in Appendix A hereto (the "Cabot Securities") and, except as otherwise set forth in Appendix A, (i) has held the Cabot Securities at all times since January 1, 1995, and (ii) did not acquire any of the Cabot Securities in contemplation of the Merger;

        (b) Except as otherwise set forth in Appendix A hereto, Stockholder has not engaged in a Sale (as defined below) of any shares of Cabot Common Stock (including the Cabot Securities) (i) at any time since January 1, 1995 or (ii) in contemplation of the Merger;

        (c) Stockholder has no plan or intention (a "Plan") to engage in a sale, exchange, transfer, distribution (including a distribution by a partnership to its partners or by a corporation to its stockholders), redemption or reduction in any way of the undersigned's risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (such actions being collectively referred to herein as a "Sale") of more than 50% of the shares of Circon Common Stock to be received by Stockholder in the Merger. For purposes of the preceding sentence, shares of Cabot Common Stock (or the portion thereof) (i) with respect to which Stockholder will receive consideration in the Merger other than Circon Common Stock (including, without limitation, cash to be received in lieu of fractional shares of Circon Common Stock) and/or (ii) with respect to which a Sale (A) occurred after January 1, 1995 or otherwise in contemplation of the Merger or (B) will occur prior to the Merger, shall be considered shares of Cabot Common Stock exchanged for Circon Common Stock in the Merger and then disposed of pursuant to a Plan;

        (d) The undersigned will not exercise dissenters' rights in connection with the Merger;

        (e) The undersigned is not aware of, or participating in, any Plan on the part of the stockholders of Cabot to engage in a Sale or Sales of the Circon Common Stock to be received in the Merger such that the aggregate fair market value, as of the Effective Date of the Merger, of the shares subject to such Sales would exceed 50% of the aggregate fair market value of all shares of outstanding Cabot Common Stock immediately prior to the Merger. For purposes of the preceding sentence, shares of Cabot Common Stock (or the portion thereof)
(i) with respect to which a Cabot stockholder receives consideration in the Merger other than Circon

        Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of fractional shares of Circon Common Stock) or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered shares of outstanding Cabot Common Stock exchanged for Circon Common Stock in the Merger and then disposed of pursuant to a Plan.

        (f) Except to the extent written notification to the contrary is received by Circon from Stockholder prior to the Merger, the representations contained herein shall be true and correct at all times from the date hereof through the date on which the Merger occurs.

        (g) Stockholder understands that Cabot, Circon and their respective stockholders, as well as legal counsel to Cabot and Circon (in connection with rendering their opinions that the Merger will be a "reorganization" within the meaning of Section 368(a) of the Code) will be relying on (a) the truth and accuracy of the representations contained herein and (b) Stockholder's performance of the obligations set forth herein.

        (h) Except for the Cabot Securities and options to purchase Cabot Common Stock set forth in Appendix A hereto, Stockholder does not beneficially own any shares of Cabot Common Stock or any other equity securities of Cabot or any options, warrants or other rights to acquire any equity securities of Cabot.

     5.  Miscellaneous.

        (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

        (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California.

        (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

        (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

        (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

     Executed as of the date shown on the first page of this Agreement.

CIRCON CORPORATION                               STOCKHOLDER

By
   Executive Officer                             Signature

                                   APPENDIX A

Stockholder:
- --------------------------------------------------------------------------------

Total Number of shares of Cabot Common Stock owned on the date hereof:
- -------------------------------

Total Number of shares of Cabot Common Stock owned on January 1, 1995:

Total Number of shares of Cabot Common Stock disposed of in a Sale (i) after January 1, 1995 or (ii) otherwise in contemplation of the Merger (including dates and nature of dispositions):
- ----------------
- --------------------------------------------------------------------------------

Total Number of shares of Cabot Common Stock acquired (i) after January 1, 1995 or (ii) otherwise in contemplation of the Merger (including dates and nature of acquisitions):
- ----------------------------------
- --------------------------------------------------------------------------------

Total Number of options to purchase Cabot Common Stock owned on the date hereof (including the dates of grant, vesting, exercise prices and expiration dates):
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                   EXHIBIT C

                           CIRCON AFFILIATE AGREEMENT

     CIRCON AFFILIATE AGREEMENT ("Agreement") dated April 25, 1995, between Circon Corporation, a Delaware corporation ("Circon") and the undersigned stockholder ("Stockholder") of Circon.

     WHEREAS, Circon and Cabot Medical Corporation ("Cabot") propose to enter into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which a subsidiary of Circon will merge into Cabot ("Merger"), and Cabot will become a subsidiary of Circon;

     WHEREAS, it will be a condition to effectiveness of the Merger that the independent accounting firms that audit the annual financial statements of Cabot and Circon will have delivered their written concurrences to the effect that the Merger will be accounted for as a pooling of interests;

     WHEREAS, the execution and delivery of this Agreement by Stockholder is a material inducement to Circon to enter into the Merger Agreement;

     WHEREAS, Stockholder has been advised that Stockholder may be deemed to be an "affiliate" of Circon, as the term "affiliate" is used in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is in fact an affiliate of Circon.

     NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

     1. Acknowledgements by Stockholder. Stockholder acknowledges and understands that the representations, warranties and covenants by Stockholder set forth herein will be relied upon by Circon, Cabot, and their respective stockholders, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Stockholder's representations, warranties or covenants are breached. Stockholder has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with his professional advisors, who are qualified to advise him with regard to such matters.

     2. Covenants Related to Pooling of Interests. During the period beginning from the date hereof and ending on the second day after the day that Circon publicly announces financial results covering at least 30 days of combined operations of Circon and Cabot, Stockholder will not sell, exchange, transfer, pledge, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce his risk relative to any shares of Circon Common Stock. Circon may, at its discretion, place a stock transfer notice consistent with the foregoing with its transfer agent with respect to Stockholder's shares.

     3. Beneficial Ownership of Stock. Except for the Circon Common Stock and options to purchase Circon Common Stock set forth in Appendix A hereto, Stockholder does not beneficially own any shares of Circon Common Stock or any other equity securities of Circon or any options, warrants or other rights to acquire any equity securities of Circon.

     4. Miscellaneous.

        (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

        (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California.

        (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

        (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

        (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

     Executed as of the date shown on the first page of this Agreement.

CIRCON CORPORATION                                STOCKHOLDER

By
            Executive Officer                                     Signature

                                   APPENDIX A

Stockholder:

Total Number of shares of Circon Common Stock owned on the date hereof:
- ------------------------------------

Total Number of options to purchase Circon Common Stock owned on the date hereof (including the dates of grant, vesting, exercise prices and expiration dates):

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                   EXHIBIT D

                                           , 1995

Cabot Medical Corporation
2150 Cabot Boulevard West
Langhorne, PA 19047

Ladies and Gentlemen:

     Reference is made to the Agreement and Plan of Reorganization by and among Circon Corporation, a Delaware corporation ("Parent"), Circon Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of Parent ("Sub"), and Cabot Medical Corporation, a New Jersey corporation (the "Company"), dated as of July 10, 1995 (the "Merger Agreement"). The Merger Agreement provides for the acquisition of the Company by Parent (the "Merger") pursuant to a merger of Sub with the Company on the terms and conditions set forth in the Merger Agreement. This opinion is rendered to you pursuant to Section 6.2(c) of the Merger Agreement, and all capitalized terms used herein have the meanings defined for them in the Merger Agreement unless otherwise defined herein.

     We have acted as counsel for Parent in connection with the negotiation of the Merger Agreement and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents by any party other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof.

     The opinions hereinafter expressed are subject to the following qualifications:

     (a) We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other suitable remedies;

     (b) We express no opinion as to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally;

     (c) We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to laws of any jurisdiction other than the laws of the United States of America, the laws of the State of California and the Delaware General Corporation Law.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and New Jersey, respectively.

     2. The shares of capital stock of Parent to be issued in connection with the Merger are duly authorized, and when issued pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

     3. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated.

     4. The Registration Statement has been declared effective and no stop order with respect to the Registration Statement is in effect nor, to the best of counsel's knowledge, are there any proceedings by or before any governmental entity seeking such stop order.

Cabot Medical Corporation
            , 1995
Page 2

     This opinion is solely for your benefit and is not to be made available to or relied upon by any other person without our express prior written consent.

                                          Very truly yours,

                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation

                                   EXHIBIT E

                                            , 1995

Circon Corporation
6500 Hollister Avenue
Santa Barbara, CA 93117

Ladies and Gentlemen:

     We are acting as counsel to Cabot Medical Corporation, a New Jersey corporation (the "Company"), in connection with the Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of July 10, 1995, among Circon Corporation, a Delaware corporation ("Parent"), Circon Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company, providing for the merger (the "Merger") of Sub with and into the Company.

     We are furnishing you with this opinion pursuant to Section 6.3(c) of the Merger Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

     2. All of the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable.

     3. The Company has the requisite corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated.

     4. Assuming that all necessary corporate action in respect of the Merger has been duly and validly taken by Parent and Sub, upon the consummation of the transactions contemplated by the Merger Agreement and the filing by Sub and the Company with the Secretary of State of the State of New Jersey of Articles of Merger in accordance with the New Jersey Business Corporation Law, the Merger will have been validly effected in accordance with the New Jersey Business Corporation Law.

     We are furnishing this opinion to you solely for your benefit in connection with the Merger pursuant to the Merger Agreement. This opinion may not be relied upon by you for any other purpose or by any other person or entity for any purpose without our prior written consent.

                                          Very truly yours,

                                    ANNEX B

                      SECTIONS 14A:11-1 THROUGH 14A:11-11
                   OF THE NEW JERSEY BUSINESS CORPORATION ACT

SEC. 14A:11-1. RIGHT OF SHAREHOLDERS TO DISSENT.

     (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

          (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

             (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

                (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

                (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

             (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsections 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or

          (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

             (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

             (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

                (A) cash; or

                (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

                (C) cash and such securities; or

             (iii) from a sale pursuant to an order of a court having jurisdiction.

     (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

     (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

     (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

SEC. 14A:11-2. NOTICE OF DISSENT; DEMAND FOR PAYMENT; ENDORSEMENT OF
CERTIFICATES.

     (1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

     (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

     (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

     (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

     (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

     (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

     (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

SEC. 14A:11-3. "DISSENTING SHAREHOLDER" DEFINED; DATE FOR DETERMINATION OF FAIR VALUE.

     (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder."

     (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

     (3) "Fair value" as used in this Chapter shall be determined

          (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

          (b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

          (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

     In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

SEC. 14A:11-4. TERMINATION OF RIGHT OF SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS SHARES.

     (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

          (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

          (b) his demand for payment is withdrawn with the written consent of the corporation;

          (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

          (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

          (e) the proposed corporate action is abandoned or rescinded; or

          (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

     (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

SEC. 14A:11-5. RIGHTS OF DISSENTING SHAREHOLDER.

     (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

     (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

SEC. 14A:11-6. DETERMINATION OF FAIR VALUE BY AGREEMENT.

     (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

     (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

SEC. 14A:11-7. PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION TO DETERMINE FAIR VALUE.

     (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

     (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

SEC. 14A:11-8. ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF APPRAISER.

     In any action to determine the fair value of shares pursuant to this
Chapter:

          (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

          (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

          (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

          (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

SEC. 14A:11-9. JUDGMENT IN ACTION TO DETERMINE FAIR VALUE.

     (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

     (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3),

14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

SEC. 14A:11-10. COSTS AND EXPENSES OF ACTION.

     The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

SEC. 14A: 11-11. DISPOSITION OF SHARES ACQUIRED BY CORPORATION.

     (1) The shares of a dissenting shareholder in a transaction described in paragraph 14A:11-1(1)(b) and the shares of a dissenting shareholder of the surviving corporation in a merger shall become reacquired by the corporation which issued them upon the payment of the fair value of shares. Such shares shall be canceled if reacquired out of stated capital or if the plan of merger so requires; otherwise they shall become treasury shares.

     (2) In a merger or consolidation, if the surviving or new corporation pays out of surplus the fair value of the shares of dissenting shareholders of the merged or constituent corporation, the shares of the surviving or new corporation into which such shares would have been converted under the plan of merger or consolidation shall become treasury shares of such corporation, unless the plan shall provide otherwise.

     (3) In an acquisition of shares pursuant to section 14A:10-9, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be canceled.

                                    ANNEX C

July 20,1995

The Board of Directors
Cabot Medical Corporation
2021 Cabot Boulevard
Langhorne, Pennsylvania 19047

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Cabot Medical Corporation ("Cabot") of the consideration to be received by such stockholders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization, dated as of April 25, 1995, as amended (the "Merger Agreement"), by and among Circon Corporation ("Circon"), Circon Sub Corp., a wholly owned subsidiary of Circon ("Merger Sub"), and Cabot. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Cabot (the "Merger") and (ii) each outstanding share of the common stock, no par value, of Cabot (the "Cabot Common Stock") will be converted into the right to receive
0.415 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of Circon (the "Circon Common Stock").

     In arriving at our opinion, we reviewed the Merger Agreement and the Prospectus and Joint Proxy Statement to be distributed to stockholders of Circon an Cabot in connection with the Merger, and held discussions with certain senior officers, directors and other representatives and advisors of Cabot and certain senior officers and other representatives and advisors of Circon concerning the businesses, operations and prospects of Cabot and Circon. We examined certain publicly available business and financial information relating to Cabot and Circon as well as certain financial forecasts and other data for Cabot and Circon which were provided to us by the respective managements of Cabot and Circon, including information relating to certain strategic implications and operational benefits anticipated from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Cabot Common Stock and the Circon Common Stock; the respective companies' historical and projected earnings; and the capitalization and financial condition of Cabot and Circon. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of Cabot and Circon. We also evaluated the potential pro forma financial impact of the Merger on Circon. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate to arrive at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Cabot and Circon that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cabot and Circon as to the future financial performance of Cabot and Circon and the strategic implications and operational benefits anticipated from the Merger. We also assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Cabot and Circon. We are not expressing any opinion as to what the value of the Circon Common Stock actually will be when issued to Cabot stockholders pursuant to the Merger or the price at which the Circon Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cabot or Circon nor have we made any

The Board of Directors
Cabot Medical Corporation
July 20, 1995
Page 2

physical inspection of the properties or assets of Cabot or Circon. In connection with our engagement, we approached, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Cabot. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Smith Barney has been engaged to render financial advisory services to Cabot in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade the securities of Cabot and Circon for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided certain financial advisory and investment banking services to Cabot unrelated to the proposed Merger, for which services we have received compensation.

     Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of Cabot in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Cabot Common Stock.

Very truly yours,

SMITH BARNEY INC.

                                    ANNEX D

                                 July 20, 1995

Board of Directors
Circon Corporation
6500 Hollister Avenue
Santa Barbara, CA 93117

Dear Sirs:

     We understand that Circon Corporation ("Circon") and Cabot Medical Corporation ("Cabot") have entered into an Agreement and Plan of Reorganization dated April 25, 1995, as amended (the "Agreement") pursuant to which Cabot would merge with a wholly-owned subsidiary of Circon and each current share of common stock of Cabot would be converted into 0.415 shares of common stock of Circon in a stock-for-stock exchange (the "Transaction"). You have provided us with the Proxy Statement/Prospectus, which includes the Agreement in substantially the form to be sent to the shareholders of Circon and Cabot (the "Proxy Statement"). We further understand that the Transaction will be accounted for as a pooling of interests.

     You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of Circon.

     In the course of our analyses for rendering this opinion, we have:

     1.    reviewed the Proxy Statement;

     2. reviewed Cabot's Annual Reports to Shareholders and its Annual Reports on Form 10-K for the fiscal years ended on or about October 31, 1991 through 1994, and its Quarterly Reports on Form 10-Q for the periods ended January 28, and April 29, 1995;

     3. reviewed Circon's Annual Reports to Shareholders and its Annual Reports on Form 10-K for the years ended December 31, 1991 through 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995;

     4. reviewed certain operating and financial information, including projections, provided to us by the management of Cabot and Circon relating to their respective businesses and prospects;

     5. met with certain members of Cabot's and Circon's senior management to discuss their respective operations, historical financial statements and future prospects, and their views of the benefits and other implications of the Transaction;

     6. reviewed the historical stock prices and trading volumes of the common shares of Cabot and Circon;

     7. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Cabot and Circon;

Board of Directors
Circon Corporation
July 20, 1995
Page 2

     8. reviewed the terms of recent combinations of companies which we deemed generally comparable to Cabot and Circon; and

     9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Circon and Cabot. With respect to Circon's and Cabot's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Circon and Cabot as to the expected future performance of Circon and Cabot, respectively. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the managements of Circon and Cabot that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Circon and Cabot. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     Based on the foregoing, it is our view that the Transaction is fair, from a financial point of view, to the shareholders of Circon.

     We have acted as financial advisor to Circon in connection with the Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction.

                                            Very truly yours,

                                            BEAR, STEARNS & CO., INC.

                                            By:
                                                      Managing Director

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article IX of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article V of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

           2.1     Agreement and Plan of Reorganization among the Registrant, Cabot Medical
                   Corporation and Circon Sub Corp. (included as Annex A to the
                   Prospectus/Joint Proxy Statement)
           5.1     Opinion of Wilson, Sonsini, Goodrich & Rosati as to the legality of the shares of Common Stock being registered
           8.1     Opinion of Wilson, Sonsini, Goodrich as to certain tax matters
           8.2     Opinion of Stradley, Ronon, Stevens & Young as to certain tax matters
          23.1     Consent of Arthur Andersen LLP, Independent Auditors
          23.2     Consent of KPMG Peat Marwick LLP, Independent Auditors
          23.3     Consent of Wilson, Sonsini, Goodrich & Rosati (included in Exhibit 5.1)
          23.4     Consent of Stradley, Ronon, Stevens & Young
          24.1     Power of Attorney (see page II-3)
          99.1     Form of Proxy for Special Meeting of Stockholders of the Registrant
          99.2     Form of Proxy for Special Meeting of Stockholders of Cabot Medical
                   Corporation

     (b) Financial Statement Schedules

         Not applicable.

        ITEM 22.  UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on this 19th day of July, 1995.

                                          CIRCON CORPORATION

                                            /s/      RICHARD A. AUHLL

                                          --------------------------------------
                                          Richard A. Auhll, Chairman, Chief
                                          Executive
                                          Officer, President and Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Auhll and R. Bruce Thompson, and each of them acting individually, as attorney-in-fact for the undersigned, each with full power of substitution, for the undersigned in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                 TITLE                     DATE
- ---------------------------------------------    ----------------------------    --------------

          /s/        RICHARD A. AUHLL            Chairman, Chief Executive        July 19, 1995
             (Richard A. Auhll)                  Officer, President and
                                                 Director (Principal
                                                 Executive Officer)
         /s/        R. BRUCE THOMPSON            Executive Vice President and     July 19, 1995
             (R. Bruce Thompson)                 Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)
          /s/         JOHN F. BLOKKER            Director                         July 19, 1995
              (John F. Blokker)

          /s/         HAROLD R. FRANK            Director                         July 19, 1995
              (Harold R. Frank)

         /s/     PAUL W. HARTLOFF, JR.           Director                         July 19, 1995
           (Paul W. Hartloff, Jr.)

          /s/       RUDOLF R. SCHULTE            Director                         July 19, 1995
             (Rudolf R. Schulte)

                               INDEX TO EXHIBITS

EXHIBITS                                                                                    PAGE
- --------                                                                                    ----
   2.1     Agreement and Plan of Reorganization among the Registrant, Cabot Medical
           Corporation and Circon Sub Corp. (included as Annex A to the Prospectus/Joint
           Proxy Statement).............................................................
   5.1     Opinion of Wilson, Sonsini, Goodrich & Rosati as to the legality of the shares of Common Stock being registered......................................
   8.1     Opinion of Wilson, Sonsini, Goodrich & Rosati as to certain tax matters......
   8.2     Opinion of Stradley, Ronon, Stevens & Young as to certain tax matters........
  23.1     Consent of Arthur Andersen LLP, Independent Auditors.........................
  23.2     Consent of KPMG Peat Marwick LLP, Independent Auditors.......................
  23.3     Consent of Wilson, Sonsini, Goodrich & Rosati (included in Exhibit 5.1)......
  23.4     Consent of Stradley, Ronon, Stevens & Young..................................
  24.1     Power of Attorney (see page II-3)............................................
  99.1     Form of Proxy for Special Meeting of Stockholders of the Registrant..........
  99.2     Form of Proxy for Special Meeting of Stockholders of Cabot Medical
           Corporation..................................................................